       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 29, 2004
                                                     REGISTRATION NO. 333-115822
==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------
                              MAJESCO HOLDINGS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     7372                     606-1529524
     (STATE OR OTHER          (PRIMARY STANDARD              (IRS EMPLOYER
     JURISDICTION OF       INDUSTRIAL CLASSIFICATION       IDENTIFICATION NO.)
    INCORPORATION OR             CODE NUMBER)
      ORGANIZATION)


                           160 RARITAN CENTER PARKWAY
                            EDISON, NEW JERSEY 08837
                                 (732) 225-8910
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  JAN E. CHASON
                             CHIEF FINANCIAL OFFICER
                              MAJESCO HOLDINGS INC.
                           160 RARITAN CENTER PARKWAY
                            EDISON, NEW JERSEY 08837
                                 (732) 225-8910
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                 WITH COPIES TO:


                                FAITH L. CHARLES
                             MINTZ LEVIN COHN FERRIS
                             GLOVSKY AND POPEO, P.C.
                                 CHRYSLER CENTER
                                666 THIRD AVENUE
                               NEW YORK, NY 10017
                                 (212) 935-3000


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                 --------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
==============================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JULY 29, 2004



                                   PROSPECTUS


                              MAJESCO HOLDINGS INC.
                           160 RARITAN CENTER PARKWAY
                            EDISON, NEW JERSEY 08837
                                 (732) 225-8910


                        61,582,000 SHARES OF COMMON STOCK



Selling stockholders identified in this prospectus may sell up to 61,582,000 shares of common stock of Majesco Holdings Inc. This Prospectus covers the sale of such shares from time to time by the selling stockholders. We will not receive any proceeds from the sale of these shares.


Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "MJSH." On July 28, 2004, the last reported sale price of the common stock was $2.87.


                                --------------

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                --------------


                 The date of this prospectus is _______ __, 2004

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

Prospectus Summary ...........................................................1
Risk Factors .................................................................3
Special Note Regarding Forward-Looking Statements; ...........................7
Use of Proceeds ..............................................................7
Market for Registrant's Common Equity and Related Stockholder Matters ........8
Selected Financial Data ......................................................9
Management's Discussion and Analysis of Financial Condition and
   Results of Operations ....................................................11
Description of Business .....................................................19
Management ..................................................................31
Related Party Transactions ..................................................35
Principal Stockholders ......................................................36
Selling Stockholders ........................................................37
Plan of Distribution ........................................................41
Description of Capital Stock ................................................41
Legal Matters ...............................................................44
Experts .....................................................................44
Where You Can Find Additional Information ...................................45
Index to Financial Statements ..............................................F-1


                                 --------------

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This document may only be used where it is legal to sell these securities. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                               PROSPECTUS SUMMARY


     This summary highlights the most important features of this offering and the information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors".


                              MAJESCO HOLDINGS INC.



     Majesco Holdings Inc., through its subsidiary Majesco Sales Inc., or MSI, is a developer, publisher and distributor of interactive entertainment products for Microsoft's Xbox(R) video game system, Sony PlayStation(R)2 computer entertainment system, and Nintendo GameCube(TM) and Game Boy(R) Advance systems, as well as the personal computer. The Company's 2004 lineup includes BloodRayne 2, the sequel to its popular action/horror series and the launch of its Game Boy(R) Advance Video product line, which utilizes the Company's proprietary video compression technology to enable consumers to view commercial-grade video on a standard Nintendo Game Boy Advance system. Advent Rising, the first in a trilogy of action/adventure games, will ship to stores in the first half of 2005. Our website address is www.majescogames.com. The information and other content contained on our website is not incorporated by reference into this prospectus.


THE OFFERING


     Selling stockholders identified in this prospectus may sell up to 61,582,000 shares of our common stock, par value $0.001 per share. The selling stockholders may sell their shares according to the plan of distribution described on page 41 below. We will not receive any proceeds from the sale of these shares. We will bear the expenses related to the registration of the common stock.



     The 61,582,000 shares of common stock being sold by the selling stockholders include:

     o 2,000,000 shares of common stock issued upon conversion of an outstanding convertible note dated as of November 25, 2003;


     o 25,830,000 shares of common stock issuable upon the conversion of 7% convertible preferred stock that was issued in our private placement completed on February 26, 2004;

     o 25,830,000 shares of common stock issuable upon the exercise of warrants having an exercise price of $1.00 per share that were issued in our private placement completed on February 26, 2004;



     o 1,000,000 shares of common stock issuable upon (i) the conversion of 7% convertible preferred stock (500,000 shares) and (ii) warrants having an exercise price of $1.00 per share (500,000 shares), that were issued to Jesse Sutton in exchange for previously outstanding indebtedness;

     o 1,000,000 shares of common stock issuable upon (i) the conversion of 7% convertible preferred stock (500,000 shares) and (ii) warrants having an exercise price of $1.00 per share (500,000 shares), that were issued to Joseph Sutton in exchange for previously outstanding indebtedness; a


     o 2,520,000 shares of common stock issuable upon (i) the conversion of 7% convertible preferred stock (1,260,000 shares) and (ii) warrants having an exercise price of $1.00 per share (1,260,000 shares), as the securities underlying the placement agent warrant to purchase units that was issued to JMP Securities;

     o 1,000,000 shares of common stock issuable upon (i) the conversion of 7% convertible preferred stock (500,000 shares) and (ii) warrants having an exercise price of $1.00 per share (500,000 shares), as the securities underlying the placement agent warrant to purchase units that was issued to JMP Asset Management LLC as a portion of the placement agent fee issued in connection with a private placement completed on February 26, 2004;

     o 1,840,000 shares of common stock issuable upon (i) the conversion of 7% convertible preferred stock (920,000 shares) and (ii) warrants having an exercise price of $1.00 per share (920,000 shares), as the securities underlying the placement agent warrant to purchase units that was issued to Atlantis Equities, Inc. as a portion of the placement agent fee issued in connection with a private placement completed on February 26, 2004;

     o 302,000 shares of common stock issued to CEOcast, Inc. pursuant to a consulting agreement, dated as of November 8, 2003;

     o 160,000 shares of common stock issued to Hayden Communications, Inc. pursuant to a consulting agreement, dated as of November 26, 2003; and


     o 100,000 shares of common stock issued to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. pursuant to a settlement agreement, dated as of December 5, 2003.


     Our symbol on the Over-the-Counter Bulletin Board is "MJSH." As of July 28, 2004 there were 81,000,572 shares of our common stock issued and outstanding.

                                  RISK FACTORS


     Investing in our stock is highly speculative and risky. You should be able to bear a complete loss of your investment. You should carefully consider the risks described below as well as other information contained in this prospectus before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.


     This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

FACTORS AFFECTING OUR BUSINESS CONDITION

     The risks described below are those associated with our newly acquired subsidiary, MSI. In addition to the other information and factors included in this prospectus, the following factors should be considered in evaluating our business and future prospects:

WE HAVE EXPERIENCED RECENT NET LOSSES AND WE MAY INCUR FUTURE LOSSES.

     In fiscal years 2002 and 2003, we incurred net losses of $751,000 and $10,841,000, respectively. We believe these net losses were principally related to financing costs, litigation and impairment reserves. There can be no assurances that we will not continue to experience net losses.


NON-CASH CHARGES TO OPERATIONS RESULTING FROM THE PRIVATE PLACEMENT MAY CAUSE OUR STOCK TO BE LESS ATTRACTIVE TO INVESTORS AND/OR ADVERSELY AFFECT OUR BUSINESS PROSPECTS.

     In accordance with Emerging Issues Task Force Issue 00-19, or EITF 00-19, "Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled in, a Company's Own Stock", we have initially accounted for the fair value of the warrants issued in the private placement as a liability until a registration statement for the resale of the underlying shares of common stock to be issued upon the conversion of the preferred stock and the exercise of the warrants is declared effective. As of the closing date of the private placement, the fair value of the warrants was approximately $21 million calculated utilizing the Black-Scholes option pricing model. In addition, changes in the market value of our common stock from the closing date through the effective date of the registration statement will result in non-cash charges or credits to operations to reflect the change in fair value of the warrants during this period. At the effective date of the registration statement, the fair value of the warrants will be reclassified to equity and, accordingly, the net effect of the application of the EITF 00-19 would not be expected to have a material impact on our financial position and our business. However, in the interim, the effect of the EITF 00-19 will be to record an initial liability and then to record non-cash charges or credits to our operating results to reflect the change in the fair value. Accordingly, the accounting treatment may have a negative impact on the way we are perceived by investors and by potential customers and partners. Further, it may have an adverse effect on our stock price and business prospects.

THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, OR NASD, HAS CONDUCTED A REVIEW OF CERTAIN UNUSUAL TRADING ACTIVITY IN OUR COMMON STOCK WHICH COINCIDES WITH THE SIGNING OF THE LETTER OF INTENT WITH RESPECT TO THE MERGER, THE OUTCOME OF WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR REPUTATION, LISTING, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND LIQUIDITY.


     On December 17, 2003 we received a letter from the NASD's Market Regulation Department stating that the NASD was conducting a review of unusual trading activity in our common stock between the time of the signing of the letter of intent with respect to the Merger and the date that we announced that a letter of intent was signed. There also appears to be unusual trading activity around the time of the signing of the definitive agreement for the Merger and prior to the announcement of such signing.


     By letter dated April 22, 2004, the NASD indicated that it had concluded its review and thanked us for our cooperation in the review. The letter indicated that the NASD referred the matter to the SEC for whatever action, if any, the SEC deems appropriate. The letter concluded that "This referral should not be construed as indicating that any violations of the federal securities laws or the NASD Conduct Rules have occurred, or as a reflection upon the merits of the security involved or upon any person who effected transactions in such security." If we are sanctioned or otherwise held liable for this trading, any such sanctions could have a material adverse effect on our reputation, listing, financial condition, results of operations and liquidity. In addition, it is possible that such matters may give rise to civil or criminal actions.



OUR BUSINESS IS SEASONAL AND CYCLICAL WHICH MAY CAUSE OUR OPERATING RESULTS TO FLUCTUATE, AND IF WE DO NOT PERFORM WELL IN PEAK SELLING SEASONS, OUR EARNINGS COULD BE ADVERSELY IMPACTED.

     Our business is highly seasonal, and fluctuates greatly on a quarterly basis with the highest levels of consumer demand, and a significant percentage of our revenue, occurring in the October through December calendar quarter. Our net revenues for each fourth quarter of each of our last two fiscal years was approximately one-third of each such year's revenues. The timing of hardware platform introduction is often tied to the year-end holiday season and is not within our control. In addition, if we miss this key selling period, due to product or approval delays, delayed introduction of a new platform for which we have developed products, shipping delays, weather or any other reason, our sales will suffer disproportionately.

     Our industry is also cyclical. Videogame platforms have historically had a life cycle of four to six years. As one group of platforms is reaching the end of its cycle and new platforms are emerging, consumers often defer game software purchases until the new platforms are available, causing sales to decline. This decline may not be offset by increased sales of products for the new platform.

     Videogame products typically have market life spans of only three to 12 months. Our new products may not achieve and sustain market acceptance during the short life cycle sufficient to generate revenue to recover our investment in developing the products and to cover our other costs. Delays that prevent or otherwise hinder the release of our products, especially during peak selling seasons, will reduce lifetime sales of those products and our reputation in the marketplace which could adversely affect our business and financial results.

CUSTOMER ACCOMMODATIONS COULD MATERIALLY ADVERSELY AFFECT OUR EARNINGS WHICH MAY CAUSE A DECREASE IN OUR STOCK PRICE.


     When demand for specific games falls below expectations, we sometimes negotiate accommodations to retailers or distributors in order to maintain our relationships with our customers and access to the distribution channels. These accommodations include our not requiring that all booked orders be filled. We also negotiate price discounts and credits against future orders with our customers. The conditions our customers must meet to be granted price protection or other allowances are, among other things, compliance with applicable payment terms, delivery to us of weekly inventory and sell-through reports, and participation in the launches of our premium title releases. When we offer price protection, we offer it with respect to a particular product to all of our retail customers, however, only those customers who meet the conditions detailed above can avail themselves of such price protection. We also offer a 90-day limited warranty to our end users that our products will be free from manufacturing defects.


     At the time of product shipment, we establish reserves, including reserves under our policies for price protection and other allowances. These reserves are established according to our estimates of the potential for markdown allowances based upon historical rates, expected sales, retailer inventories of products and other factors. Although we believe that the reserves that we have established for customer accommodations are adequate, there is the possibility that actual customer accommodations could exceed our reserves. The effect of this would be a further reduction in our earnings. We cannot predict with certainty the amount or nature of accommodations that will be provided to our customers in the future.


INCREASED COMPETITION FOR LIMITED SHELF SPACE AND PROMOTIONAL SUPPORT FROM RETAILERS COULD AFFECT THE SUCCESS OF OUR BUSINESS AND REQUIRE US TO INCUR GREATER EXPENSES TO MARKET OUR PRODUCTS.


     Retailers typically have limited shelf space and promotional resources to support any one product among an increasing number of newly introduced entertainment software products. Competition for retail shelf space is expected to increase, which may require us to increase our marketing expenditures. Competitors with more extensive lines, popular products and financial resources frequently have greater bargaining power with retailers. Accordingly, we may not be able to achieve or maintain the levels of support and shelf space that such competitors receive. As a result, sales of our products may be less than expected which would have a materially negative effect on our financial condition, results of operations and future prospects.


OUR ACTIVITIES WILL REQUIRE ADDITIONAL FINANCING, WHICH MAY NOT BE OBTAINABLE ON ACCEPTABLE TERMS, IF AT ALL.


     As our business expands, we expect to increase our expenditures on sales, marketing, licensing and product development efforts. Although there can be no assurance, our management believes that there are sufficient capital resources from operations, including our factoring and purchase order financing arrangements, and from funds received in our recently completed private placement, to finance our operational requirements through October 31, 2004. If we incur operating losses, or if unforeseen events occur that would require additional funding, we may need to raise additional capital or incur debt to fund our operations. We would expect to seek such capital through sales of additional equity or debt securities and/or loans from banks, but there can be no assurance that such funds will be available to us on acceptable terms, if at all, and any such sales of additional securities will be dilutive to investors in this Offering. Failure to obtain such financing or obtaining it on terms not favorable to us could have a material adverse effect on future operating prospects and continued growth.



OUR PLATFORM LICENSORS ARE ALSO COMPETITORS AND FREQUENTLY CONTROL THE MANUFACTURING AND ACCESS TO OUR VIDEOGAME PRODUCTS. IF THEY DO NOT APPROVE OUR PRODUCTS, WE WILL BE UNABLE TO MAKE SALES OF OUR PRODUCTS.


     Our intellectual property licenses generally require that we submit new products developed under licenses for approval prior to release. In addition, some of our hardware licensors, such as Sony for the PlayStation 2(TM), Microsoft for the Xbox(TM) and Nintendo for the GameCube(TM) and Game Boy Advance(TM)), are also competitors. While we believe our relationships with our hardware licensors are positive, the potential for delay or refusal to approve or support our products exists. Such occurrences would hurt our business and have a material adverse impact on our financial performance and future growth prospects.



IF WE ARE UNABLE TO MAINTAIN OR ACQUIRE LICENSES TO INTELLECTUAL PROPERTY, WE WILL PUBLISH FEWER TITLES AND OUR REVENUE MAY DECLINE WHICH MAY CAUSE A DECREASE IN OUR STOCK PRICE.

     Although we continue to develop our own intellectual property, most of our products are based on or incorporate intellectual property and other character or story rights acquired or licensed from third parties. The license and distribution agreements providing for these rights are generally limited in scope (e.g., platform and geographic territory) and generally last for two to three years. We cannot be certain that we will be able to obtain new licenses, renew licenses when they expire or include new products in existing licenses. If we are unable to obtain new licenses or maintain existing licenses which have significant commercial value, or maintain such licenses at reasonable costs, we will be unable to increase our revenue in the future other than through sales or licensing of our independently created material. While we have generally been able to renew expiring licenses on acceptable terms, we cannot be certain that we will be able to do so in the future, and any failure in this regard, may have a negative impact on our operating results.


IF WE DO NOT DEVELOP PRODUCTS FOR WIDELY ACCEPTED NEW VIDEOGAME PLATFORMS, OUR BUSINESS WILL SUFFER.


     We derive most of our revenue from the sale of products for play on proprietary videogame platforms of third parties, such as Sony's PlayStation 2(TM), Microsoft's Xbox(TM) and Nintendo's GameCube(TM) and Game Boy(TM). Therefore, the success of our products is driven in large part by the success of new videogame hardware systems and our ability to accurately predict which platforms will be most successful in the marketplace. Technology changes rapidly in our industry, and if we fail to anticipate new technologies, the quality, timeliness and competitiveness of our products will suffer. We must make product development decisions and commit significant resources well in advance of the anticipated introduction of a new platform. A new platform for which we are developing products may be delayed, may not succeed or may have a shorter life cycle than anticipated. If the platforms for which we are developing products are not released when anticipated or do not attain wide market acceptance, our revenue growth will suffer.



EVEN IF A NEW PLATFORM IS SUCCESSFUL, WE MUST CONTINUE TO DELIVER AND MARKET PRODUCTS THAT ARE WIDELY ACCEPTED IN THE MARKETPLACE.

     Even if we are able to accurately predict which videogame platforms will be most successful, we must deliver and market videogames that are accepted in our extremely competitive marketplace. Development and marketing efforts require substantial investment of time, money, personnel and other resources that we cannot be assured to ever recoup from our final products. In the event we are not successful in developing, licensing, marketing or distributing videogames that gain wide acceptance in the marketplace, our financial condition, results of operations and future prospects could be materially negatively affected.

COMPETITION IN THE INTERACTIVE ENTERTAINMENT SOFTWARE INDUSTRY MAY LEAD TO REDUCED SALES OF OUR PRODUCTS, REDUCED PROFITS AND REDUCED MARKET SHARE.

     Microsoft, Sony and Nintendo, currently the largest companies operating in the entertainment hardware and software industry, have the financial resources to withstand significant price competition and to implement extensive advertising campaigns. Many of our other competitors also have far greater financial, technical, personnel and other resources than we do, and many are able to carry larger inventories and adopt more aggressive pricing policies. Prolonged price competition or reduced operating margins could cause a significant decrease in our profits. In addition, as competition for popular properties increases, our cost of acquiring licenses for such properties may increase, resulting in reduced profit margins. Prolonged price competition, increased licensing costs or reduced profit margins would have a materially negative effect on our financial condition, results of operations and future prospects.


APPROXIMATELY 55% OF OUR SALES FOR THE YEAR ENDED OCTOBER 31, 2003 WERE GENERATED FROM THREE (3) CUSTOMERS AND, ACCORDINGLY, THE LOSS OF ANY ONE SUCH CUSTOMER COULD ADVERSELY AFFECT OUR SALES.


As of October 31, 2003, three customers, Toys "R" Us Inc., Best Buy Co., Inc. and Jack of All Games Inc., a subsidiary of Take-Two Interactive Software Inc., accounted for approximately 55% of our sales. While this percentage is due in part to a consolidation of the retail industry generally, and although we are seeking to broaden our customer base, no assurance can be made that our efforts will be successful or that these three customers will not continue to account for a large concentration of our sales. The loss of one or more of these three customers, or any other customer that accounts for a significant portion of our sales, could materially adversely affect our business, operating results, and financial condition.


OUR INTELLECTUAL PROPERTY IS VULNERABLE TO MISAPPROPRIATION AND THE EFFECTS OF COMPETITIVE, NON-INFRINGING TECHNOLOGY.

     We own or have rights to use proprietary technology that we believe affords us a current competitive advantage. This technology is not, however, fully protected from infringement by competitors or from the introduction of non-infringing technologies. Our rights and the additional steps we have taken to protect our intellectual property may not be adequate to deter misappropriation, and our proprietary position remains subject to the risk that our competitors or others will independently develop non-infringing technologies substantially equivalent or superior to our technologies.


INTELLECTUAL PROPERTY CLAIMS MAY INCREASE OUR PRODUCT COSTS OR REQUIRE US TO CEASE SELLING AFFECTED PRODUCTS WHICH COULD ADVERSELY AFFECT OUR EARNINGS AND SALES.


     Development of original content sometimes results in claims of intellectual property infringement. Although we make reasonable efforts to ensure our products do not violate the intellectual property rights of others, it is possible that third parties still may allege such infringement. Such claims, or litigation resulting therefrom, could require us to stop selling the affected product(s), redesign such product(s) to avoid infringement and/or obtain a license for future sales of such product(s). Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and future business prospects.


WE ARE CONTROLLED BY A SMALL NUMBER OF STOCKHOLDERS, SOME OF WHOM ARE KEY MEMBERS OF OUR EXECUTIVE MANAGEMENT AND SUCH CONTROL COULD PREVENT THE TAKING OF CERTAIN ACTIONS THAT MAY BE BENEFICIAL TO OTHER STOCKHOLDERS.

     A significant portion of our voting securities are owned or controlled by various members of the Sutton family. Although each member of the Sutton family may vote their respective shares independently, due to their substantial ownership of our voting securities, together they control the outcome of substantially all matters submitted to a vote of our stockholders, including but not limited to the selection of certain members to our Board of Directors and the adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination we may potentially be involved in. Additionally, Morris Sutton is the Chairman of our Board of Directors, Jesse Sutton, Morris' son, is our President and Chief Executive Officer and a member of our Board and Joseph Sutton, Morris' son, is our executive vice president of research and development and a member of our Board, thereby also giving them substantial control over matters considered by the officers and directors of the Company without approval of stockholders. Members of the Sutton family collectively hold 48.3% of our outstanding voting securities, all of which is subject to a lock-up agreement whereby these persons may not sell or otherwise dispose of their securities until one year following the effective date of this registration statement.

ANTI-TAKEOVER PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND DELAWARE LAW COULD PREVENT A POTENTIAL ACQUIRER FROM BUYING YOUR STOCK AT A PRICE YOU DEEM BENEFICIAL.

     Anti-takeover provisions of Delaware law may make a change in control of our company more difficult, even if a change in control would be beneficial to our stockholders. These provisions may allow our board of directors to prevent or make changes in the management and control of our company. Without any further vote or action on the part of the stockholders, the board of directors will have the authority to determine the price, rights, preferences, privileges and restrictions of our preferred stock. This preferred stock may have preference over and impair the rights of the holders of our common stock. Although the ability to issue preferred stock may provide us with flexibility in connection with possible investment acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock. Similarly, our authorized but unissued common stock is available for future issuance without stockholder approval.


OUR COMMON STOCK IS SUBJECT TO PENNY STOCK REGULATION, WHICH MAY LIMIT THE LIQUIDITY OF OUR COMMON STOCK AND THE ABILITY OF OUR STOCKHOLDERS TO SELL SHARES.


     Our common stock is subject to regulations of the SEC relating to the market for penny stocks. These regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated with the penny stock market be delivered to purchasers of penny stocks and imposes various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Moreover, broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. Accordingly, there can be no assurance that an active trading market in our shares will be developed or sustained.


OUR COMMON STOCK IS THINLY TRADED, AND THE PUBLIC MARKET MAY PROVIDE LITTLE OR NO LIQUIDITY FOR HOLDERS OF OUR COMMON STOCK.


     There is currently a limited volume of trading in our common stock. Consequently, holders of our common stock may find it difficult to find buyers for their shares at prices quoted in the market, or at all.


              SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Those factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.


     We will bear the expenses of the registration of the shares of common stock offered herein and estimate that these expenses will be approximately $300,000.

      MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock is traded on the Over-The-Counter Bulletin Board under the symbol "MJSH". The market for the common stock has often been sporadic, volatile and limited.

     The following table shows the high and low sale prices for our common stock as reported by the National Association of Securities Dealers Over-The-Counter Bulletin Board during the past two fiscal years and current fiscal year and have been adjusted, as appropriate, for the 1:10 split on March 12, 2002. The prices reflect inter-dealer quotations, without retail markup, markdown or commissions and may not represent actual transactions.


              NOVEMBER 1, 2001 TO OCTOBER 31, 2002              HIGH      LOW
                                                                -----    -----
First Quarter                                                   $1.50    $ .30
Second Quarter                                                  $1.10    $ .26
Third Quarter                                                   $ .45    $ .15
Fourth Quarter                                                  $ .20    $ .12
              NOVEMBER 1, 2002 TO OCTOBER 31, 2003
First Quarter                                                   $ .60    $ .15
Second Quarter                                                  $ .40    $ .25
Third Quarter                                                   $ .50    $ .25
Fourth Quarter                                                  $1.30    $ .30
                 NOVEMBER 1, 2003 TO JULY 28, 2004
First Quarter                                                   $2.08    $1.01
Second Quarter                                                  $4.48    $1.39
Third Quarter (May 1 through July 28, 2004)                     $4.90    $2.50


HOLDERS OF RECORD


     On July 28, 2004, we had approximately 360 registered holders of record of our common stock.


DIVIDENDS

     We have never paid dividends on our common stock. Each share of our 7% convertible preferred stock will be entitled to receive a 7% cumulative dividend payable solely in shares of our common stock, on an annual basis. In addition, the holders of the 7% convertible preferred stock shall be entitled to share in any dividends paid on our common stock on an "as converted" basis. We do not anticipate paying any dividends in the foreseeable future.

"PENNY STOCK" RULES

     The bid price of our common stock has been below $5.00 per share, and therefore, Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD broker-dealers who make a market in a "penny stock." A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

                             SELECTED FINANCIAL DATA


     The following table summarizes certain selected consolidated financial data, which should be read in conjunction with our consolidated financial statements and the notes thereto and with management's discussion and analysis of financial condition and results of operations included elsewhere in this prospectus. The selected consolidated financial data presented below as of and for each of the fiscal years in the five year period ended October 31, 2003 are derived from our audited consolidated financial statements. Our consolidated financial statements for each of the fiscal years in the three-year period ended October 31, 2003, and the auditors' report thereon, are included elsewhere in this prospectus. The consolidated financial information for the six months ended April 30, 2004 and 2003 is derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements. On December 5, 2003, Majesco Holdings Inc. consummated a merger with MSI. As a result of the merger, MSI became a wholly-owned subsidiary and the sole operating business of the Company. All financial information presented reflects the results of MSI as if MSI had acquired Majesco Holdings Inc. on December 5, 2003.


($ in thousands)

STATEMENTS OF OPERATIONS DATA

                                                                                                              SIX MONTHS ENDED
                                                              YEAR ENDED OCTOBER 31,                               APRIL 30,
                                    ------------------------------------------------------------------    ------------------------
                                       2003          2002           2001         2000          1999          2004          2003
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
Net revenues                          $ 46,608      $ 49,688      $ 60,566      $ 46,034      $ 58,153      $ 41,668      $ 27,144
Cost of sales                           30,803        31,992        40,923        33,372        47,925        28,736        17,203
Operating expenses (1)                  24,569        16,153        15,619        11,004        11,988         9,452         9,284
Interest and financing costs             2,077         2,093         2,702         1,483         3,117         1,302         1,077
Other (income) / expense (2)              --             201         1,215          (510)                     49,629
Provision for income taxes                                                                                       489
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
Net income / (loss)                   $(10,841)     $   (751)     $    107      $    685      $ (4,877)     $(47,940)     $   (420)
                                    ==========    ==========    ==========    ==========    ==========    ==========    ==========

Net income (loss) attributable
  to common stockhelders per share:
  - Basic                             $  (0.71)     $  (0.05)     $   0.01      $   0.04      $  (0.32)     $  (1.37)     $  (0.03)
                                    ==========    ==========    ==========    ==========    ==========    ==========    ==========
  - Diluted                           $  (0.71)     $  (0.05)     $   0.01      $   0.04      $  (0.32)     $  (1.37)     $  (0.03)
                                    ==========    ==========    ==========    ==========    ==========    ==========    ==========


Weighted average voting rights
  outstanding:
  - Basic                           15,325,000    15,325,000    15,325,000    15,325,000    15,325,000    35,784,903    15,325,000
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
  - Diluted                         15,325,000    15,325,000    15,325,000    15,325,000    15,325,000    35,784,903    15,325,000
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------



BALANCE SHEET DATA

                                                                    OCTOBER 31,                             APRIL 30,
                                          --------------------------------------------------------------    --------
                                            2003         2002         2001          2000          1999        2004
                                          --------------------------------------------------------------------------
Working capital / (deficiency)            $(10,927)    $ (2,717)    $    820      $    710      $    162       8,212
Total assets                                17,611       14,216       13,825        15,290        16,126      27,041
Long-term debt                               5,734        3,692        6,434         4,107         3,795          10
Warrant liability                             --           --           --            --            --        69,935
Shareholders' equity / (deficiency)        (15,730)      (4,871)      (3,746)       (1,259)          198     (60,902)



(1) Operating expenses includes provisions for loss on impairment of software development costs of $3.7 million and litigation and settlement costs of $4.9 million (2003) and a charge for bad debts of $577,000 related to the Kay-Bee Toys bankruptcy (six months ended April 30, 2004).

(2) Other (income) expense includes a loss on an abandoned equity offering of $201,000 (2002), a provision for loss on an affiliate indebtedness of $1.2 million (2001) and a gain on the disposal of property of $510,000 (2000), and MSI expenses related to the Merger of $342,000, an unrealized loss on foreign exchange of $82,000 and $49.2 million non-cash charge related to the change in fair value of warrants (six months ended April 30, 2004).

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

     You should read the following discussion and analysis of our financial condition and results of operations together with "Selected Financial Data" and our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     On December 5, 2003, the Company consummated a merger with Majesco Sales Inc., or MSI, whereby CTTV Merger Corp., our wholly-owned subsidiary, merged with and into MSI. As a result of the Merger, MSI became the Company's wholly-owned subsidiary and sole operating business. On April 13, 2004, we changed our name from "ConnectivCorp" to "Majesco Holdings Inc." to better reflect our current operating business.


     We are a developer, publisher and marketer of interactive entertainment software and related accessories.

     Our video game software covers a wide variety of genres such as action/adventure, simulation, first person action and strategy. Our products are targeted to a wide demographic, from children to active teens and the older, mass-market consumer. We have released titles for all major videogame platforms and handhelds, including Sony's PlayStation and PlayStation(R) 2, Nintendo's N64, SNES, Game Boy(TM), Game Boy(TM) Color, Game Boy(TM) Advance and GameCube(TM), Microsoft's Xbox(TM), Sega's Dreamcast, Genesis and Game Gear, and the personal computer or PC. Additionally, we are a manufacturer of a number of accessories licensed by Nintendo.

     One of our strengths is our distribution and sales channels. Our products are sold directly to major U.S. retail chains such as Wal-Mart, Target, Toys "R" Us, Best Buy, Electronics Boutique and Gamestop. We also have relationships with game rental outlets such as Blockbuster and Hollywood Video.

     We maintain an international presence through our subsidiary in the UK. We believe that many of our competitors generate significant portions of their revenues from sales abroad and part of our growth strategy is to tap into the expanding international markets. Currently, however, our products sold abroad are done so through licensing arrangements with other publishers.

     Our profitability is directly affected by the mix of revenues from our publishing and distribution operations. Profit margins are substantially higher from publishing but there is a higher degree of risk. Development/acquisition costs and marketing expenses are the primary cost drivers and directly impact the profitability of any given title. If the title is a highly successful "hit", once these costs are recouped, economies of scale occurs as the incremental sales produce greater profitability. Distribution is generally characterized as lower profit as a result of lower risk.

     Consistent with our business strategy, we will continue to develop and bring to market proprietary, multi-platform videogames and related products, as well as exploit our franchise titles, an example of which is BloodRayne. Launched in October 2002, the title has generated major consumer interest worldwide. In addition, we have sold the movie rights associated with the BloodRayne title to Brightlight Pictures (Alone in the Dark, House of the Dead), entered into a strategy guide deal with Prima Publishing, and licensed a comic book series. We are also in discussions to develop an animated series featuring the BloodRayne character, as well as collectible action figures and character and logo-bearing merchandise based on the character. BloodRayne 2, a videogame sequel, is currently in development and expected to be released in October 2004. Another new proprietary videogame, scheduled for release in the first half of 2005, is Advent Rising, an epic science-fiction action game with dialogue written by Hugo and Nebula award winning novelist, Orson Scott Card. The title has already been selected as one of the Top Games of 2004 by Official Xbox(TM) Magazine and garnered over 30 pages of print editorial (exposing it to well over three million videogame enthusiasts) and numerous online plaudits.

     Value priced products continue to remain a significant source of our revenue. Historically, products priced below the manufacturer's suggested retail price or MSRP of $20 made up the "value market" and Majesco has been a leading publisher and distributor operating in this category. Targeted at the casual gaming audience or impulse buyers, Majesco aims to acquire, license, or develop mass-appeal titles that will perform well at lower prices. We believe that products with MSRP's of $14.99 and even $9.99 Game Boy Advance games will be attractive to customers. Furthermore, Majesco was the first publisher of $9.99 MSRP PlayStation 2 titles, and has two new $19.99 titles slated for Xbox in fall 2004.

         Technological innovation, competition for retail shelf space and recruitment of creative talent are considerations in the way we run our business. To this end we have developed a proprietary compression technology that will enable gamers to view color video and stereo audio on a standard Nintendo Game Boy(TM) Advance System. Nintendo has granted the Company a license to use our technology for the Game Boy Advance in the North American and European markets, which have an installed base as of December 31, 2003 of 20 million and 10 million Game Boy Advance owners, respectively. The proprietary technology enables consumers to view up to 45 minutes of video on a Game Boy(TM) Advance using a standard Game Boy Advance cartridge. We expect to have the capability to release cartridges that can contain up to 90 minutes of video, including feature length content, by the middle of 2005. No other hardware peripheral will be required and all the user will need to do is insert a regular Game Boy Advance cartridge into the Game Boy(TM) Advance in order to turn it into a personal video player. Licensing agreements have been signed with Nickelodeon (SpongeBob SquarePants, Fairly OddParents, others), 4Kids Entertainment (Yu-Gi-Oh!, Sonic X, others), Cartoon Network (Code Name: Kids Next Door, PowerPuff Girls, others), DIC Entertainment (Strawberry Shortcake) and we are negotiating for other content. We have implemented a large-scale public relations effort that has resulted in positive editorial coverage in such mass-market publications as Newsweek, TV Guide and the NY Times. In addition, Nintendo has developed a large market campaign to support this new use for the Game Boy Advance that will include TV, print, online and in-store tactics. The product was launched at retail in May 2004. Additionally, we are the North American manufacturer and distributor of the officially licensed Game Boy Advance SP Neckband Style Headphones that was launched in conjunction with our line-up of Game Boy Advance Video products. From a strategic perspective, the launch of this new product line is anticipated to somewhat reduce the impact of the seasonality of our sales cycle, as the spring/summer months have traditionally been our slower months with respect to sales volume.


CRITICAL ACCOUNTING POLICIES

     Our discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ materially from these estimates under different assumptions or conditions.

     We have identified the policies below as critical of our business operations and the understanding of our financial results. The impact and any associated risks related to these policies on our business operations is discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies see Note 1 to consolidated financial statements included elsewhere in this prospectus.


      RESERVES FOR PRICE PROTECTION AND OTHER ALLOWANCES. We principally derive revenue from sales of packaged interactive software games designed for play on videogame platforms (such as the PlayStation 2, Xbox and Nintendo GameCube) and hand-held game devices (principally Nintendo Game Boy Advance). We generally sell our products on a no-return basis, although in certain instances, we may provide price protection or other allowances on certain unsold products in accordance with industry practices. Price protection, when granted and applicable, allows customers a credit against amounts they owe to us with respect to merchandise unsold by them. Revenue is recognized net of estimates of these allowances. Sales incentives and other consideration that represent costs incurred by us for assets or services received, such as the appearance of our products in a customer's national circular advertisement, are reflected as selling and marketing expenses. We estimate potential future product price protection and other discounts related to current period product revenue. We analyze historical experience, current sell through of retailer inventory of our products, current trends in the videogame market, the overall economy, changes in customer demand and acceptance of our products and other related factors when evaluating the adequacy of price protection and other allowances. However, actual allowances granted could materially exceed our estimates as unsold products in the distribution channels are exposed to rapid changes in consumer preferences, market conditions or technological obsolescence due to new platforms, product updates or competing products. For example, the risk of requests for allowances may increase as the PlayStation 2, Xbox and Nintendo GameCube consoles pass the midpoint of their lifecycle and an increasing number of and aggregate amount of competitive products heighten pricing and competitive pressures. While management believes it can make reliable estimates regarding these matters, these estimates are inherently subjective. Accordingly, if our estimates changed, our reserves would change, which would impact the net revenues and/or selling expenses we report. For the years ended October 31, 2003, 2002, and 2001 and for the six month periods ended April 30, 2004 and 2003, we provided allowances for future price protection and other allowances of $5.2 million, $13.1 million, $6.2 million, $1.4 million, and $3.0 million, respectively. The fluctuations in the provisions reflected our estimates of future price protection based on the factors discussed above. We do not have significant exposure to credit risk as the factor generally buys our receivables without recourse. However, during the six-month period ended April 30, 2004, we recognized bad debt expense of $577,000 as a result of the Kay-Bee Toys' filing for bankruptcy protection in January 2004 because sales to this customer could not be factored.

     SOFTWARE DEVELOPMENT COSTS AND INTELLECTUAL PROPERTY LICENSES. Software development costs include milestone payments made to independent software developers under development arrangements. Software development costs are capitalized once technological feasibility of a product is established and such costs are determined to be recoverable against future revenues. For products where proven game engine technology exists, this may occur early in the development cycle. Technological feasibility is evaluated on a product-by-product basis. Amounts related to software development that are not capitalized are charged immediately to development costs. Intellectual property license costs represent license fees paid to intellectual property rights holders for use of their trademarks or copyrights in the development of our products.

     Commencing upon the related product's release, capitalized software development and property licenses costs are amortized to cost of sales based upon the higher of (i) the contractual rate based on actual net product sales or
(ii) the ratio of current revenue to total projected revenue. The recoverability of capitalized software development costs and intellectual property licenses is evaluated based on the expected performance of the specific products for which the costs relate. The following criteria are used to evaluate expected product performance: historical performance of comparable products using comparable technology; orders for the product prior to its release; and estimated performance of a sequel product based on the performance of the product on which the sequel is based. As of October 31, 2003, we charged operations $3.2 million to write-off all capitalized costs related to the development of a videogame that we had determined would not be commercially viable and for which development was stopped. We also provided $500,000 to recognize impairments in the carrying value originally capitalized in connection with recording the minimum guaranteed payments for two licensed videogames for which orders received were significantly below expectations.

RECENT ACCOUNTING PRONOUNCEMENTS. We do not believe that any recently issued, but not yet effective accounting standards will have a material effect on the our consolidated financial position, results of operations or cash flows.

RESULTS OF OPERATIONS

  SIX MONTHS ENDED APRIL 30, 2004 VERSUS SIX MONTHS ENDED APRIL 30, 2003

     Net revenues for the six months ended April 30, 2004 were $41.7 million which represents an increase of 54% over net revenues of $27.1 million in the same period in 2003. This increase is due to the higher unit volumes of Game Boy Advance handheld titles, which accounted for 83% of total units sold, compared to 44% in the six-month period in 2003. Also contributing to the increase in net revenues was the initial release of five Game Boy Advance Video titles, which utilizes our new proprietary compression technology and represented 5% of total units sold in the six-month period ended April 30, 2004. The remaining 12% of net revenues was generated by titles for the next generation console devices, primarily "Blow Out" for Microsoft's X-Box.

     Gross profit increased to $12.9 million in the six months ended April 30, 2004 from $9.9 million in the comparable six-month 2003 period, an increase of 30%. Gross profit as a percentage of net revenues decreased to 31% in the six-month 2004 period from 37% in the comparable 2003 period. The shift in gross profit as a percentage of net revenues is largely due to the higher mix of "value priced" and "catalogue" Game Boy Advance handheld titles and lower profit margins relating to initial sales of Game Boy Advance Video titles. Manufacturing costs per unit for handheld titles are generally higher than all other platforms. Although there can be no assurances, we expect that gross margins will increase in later quarters with the release of other Video titles having lower content acquisition costs and new frontline console games which are sold at considerably higher price points.

     Product research and development costs for the six-month period ended April 30, 2004 were $1.3 million, an increase of 3% compared to $1.2 million in the six-month period in 2003. The increase over the prior six-month period is due to higher employee costs related to quality assurance in association with the launch of Game Boy Advance Video.

     Selling and marketing expenses consist mainly of fulfillment and shipping expenses, advertising and other promotional expenses and related employee costs. For the six-month period ended April 30, 2004, selling and marketing expenses decreased to $5.0 million from $5.9 million in the comparable 2003 period. The 16% decrease is due to approximately $1.2million in lower promotion expense (principally co-op advertising) related to frontline products, for which sales declined in the current period. The savings in promotion costs was partially offset by increased freight and fulfillment on the higher sales volumes related to the Game Boy Advance products. Freight and fulfillment expense for the six months ended April 30, 2004 was $816,000 compared to $487,000 for the comparable 2003 period. Selling and marketing expenses as a percentage of net revenues decreased to 12% in the six-month period ended April 30, 2004 compared to 22% in the same 2003 period.

     General and administrative expenses primarily represent employee related costs, including corporate executive and support staff, general office expenses, professional fees and various other overhead charges. These expenses for the six-month period ended April 30, 2004 were $2.9 million compared to $1.9 million in the comparable 2003 period. The 56 % increase is due to a $577,000 charge for bad debts as a result of the Kay-Bee Toys bankruptcy and the balance of the increase is attributable to additional employee related costs, professional fees, insurance and other costs incurred as a result of being a public company.

     Depreciation expense for the six-month period ended April 30, 2004 increased to $187,000 from $178,000 in the same 2003 period due primarily to office equipment purchases.

     Operating income of $3.5 million for the six months ended April 30, 2004 improved $2.8 million, or 430% from $657,000 in the comparable six-month period in 2003. As a percentage of net revenues, operating income increased to 8.4% in the current year from 2.4% in the comparable period last year, offsetting the erosion at the gross profit level. The increase in operating income is due to favorable market acceptance to the Game Boy Advance products and the introduction of Game Boy Advance Video, incorporating our new proprietary compression technology. A shift in emphasis to drive the potential of this platform also resulted in a reduction in marketing expenditures, which are typically higher with console based platforms.

     Interest expense and financing costs increased approximately 21% to $1.3 million in the six-month period ended April 30, 2004 from $1.1 million in the same 2003 period as a result of increased volumes subject to purchase order financing, offset by a reduction in financing rates.

     An unrealized loss of approximately $82,000 relating to a foreign exchange contract (see Note 6 to unaudited consolidated financial statements) was recorded in the six-month period ended April 30, 2004. There was no corresponding gain or loss in the same period last year.

     Merger costs of approximately $342,000 were incurred by Majesco in the first quarter of 2004 and consist primarily of professional fees and are non-recurring.

     In accordance with EITF 00-19, we recorded a non-cash charge of approximately $49.2 million related to the warrants issued in the private placement in the three-month period ended April 30, 2004. This non-cash charge to earnings represents the difference in the fair value of the warrants at the time of issuance of the warrants and at April 30, 2004 and was calculated using the Black-Scholes option pricing model. At such time as the registration of the underlying common stock becomes effective, the fair value of the warrant liability will be reclassified to equity (see Note 7 to unaudited consolidated financial statements).

     A provision for income taxes of $489,000 was recorded in the six months ended April 30, 2004. There was no provision in the comparable 2003 period as we elected to be treated as an S Corporation under the Internal Revenue Code and as a result, income taxes were the responsibility of the individual shareholders. Effective November 1, 2003, we revoked our S-Corporation election.

     For the six-month period ended April 30, 2004, we generated a net loss of $47.9 million, principally as a result of the $49.2 million charge related to the warrants in the private placement, as compared to a net loss of approximately $420,000 in the prior year. Excluding the non-cash charge related to EITF 00-19 we would have reported net income for the period of $1.3 million.

     The net loss applicable to common stock for the six months ended April 30, 2004, of $49.0 million includes the net loss after taxes of $47.9 million and the $759,000 non-cash charge related to a deemed dividend to the holders of the 7% convertible preferred stock and the $339,000 preferred stock dividend payable in common stock. The deemed dividend represents the beneficial conversion feature of the 7% preferred stock, after taking into account the value of the warrants issued.

  YEAR ENDED OCTOBER 31, 2003 VERSUS YEAR ENDED OCTOBER 31, 2002

Net revenues for the year ended October 31, 2003 decreased approximately $3.1 million or 6.2% from $49.7 million to $46.6 million in the prior year. The overall decrease in net revenues in 2003 reflects the fewer number of new titles launched from 19 in the prior year, including our franchise title BloodRayne, to seven in 2003. Next generation video games (games for the Playstation2, X-Box, GameCube platforms) represented 33.2% of total units sold, down from 34.8% for the year ended October 31, 2002, while Game Boy Advance handheld titles increased to 64.2% of total unit sales, up considerably from 30.4% in the prior year. Older platform games continued to phase out representing only 2.6% of unit sales in the year ended October 31, 2003 compared to 34.8% in 2002. Allowances may be given to retailers in order to promote the sell through of frontline titles. These allowances are estimated and recorded as a reduction of net revenues at the time we record our sales. The lower mix of frontline titles in the current period versus last year resulted in lower provisions for sales allowances in this period. For the year ended October 31, 2003 these provisions amounted to $5.2 million compared to $13.1 million for the year ended October 31, 2002.

     Gross profit decreased 10.6% to $15.8 million for the year ended October 31, 2003 from $17.7 million in the comparable 2002 period. The $1.9 million decrease is due to the lower sales volume coupled with an increase in the percentage of sales related to value priced products to 90 % of total units in 2003 from 60% in 2002. Accordingly, gross profit as a percentage of net revenues decreased from 36% in the year ended October 31, 2002 to 34% in the comparable 2003 period.

     Product research and development costs decreased approximately $333,000, or 11.5%, to $2.5 million from $2.9 million in the comparable 2002 period. This savings is the ongoing result of management's decision to become more cost effective by utilizing the services of external development houses and in certain instances product testing. By moving to this type of model, savings are attained by maintaining a smaller staff resulting in lower employee and employee related costs. Benefits of outsourcing the development of projects is that the concentration of risk is somewhat mitigated due to the fact that the developer must meet contractual milestones in order to receive fees. In this manner the feasibility of a project can be evaluated as it progresses and affords management the ability to act accordingly.

     Selling and marketing expenses primarily include fulfillment and shipping expenses, advertising and other promotional expenses as well as related personnel costs. For the year ended October 31, 2003, selling and marketing expenses increased 25.5%, or approximately $2.0, to $10.2 million from $8.2 million in the comparable 2002 period. Factors causing the increase in promotion expenses are related to $1.4 million in media support we provided during the 2002 holiday season (first fiscal quarter 2003) for the retail release of BloodRayne, and, approximately $500,000 of additional costs attributable to our London office, which was in operation for a full year in the 2003 period compared to a partial year in the 2002 period. Selling and marketing expenses increased as a percentage of net revenues to 21.9% for the year ended October 31, 2003 from 16.4% in the comparable 2002 period.


     General and administrative expenses primarily represent personnel, including corporate executive and support staff, facilities and general office costs, professional fees and various other overhead charges. These expenses for the year ended October 31, 2003 decreased approximately $1.9 million, or 39.7%, to $2.8 million from $4.7 million in the comparable 2002 period. The 2002 period included approximately $1.3 million of professional fees including costs related to the litigation settled in 2003 and $683,000 for salary and associated expenses including severance for a former executive officer. Total general and administrative expenses as a percentage of net revenues decreased to

6% for the year ended October 31, 2003 from 10% in the comparable 2002 period due to the decrease in expenses partially offset by the impact of lower sales generated in the current year.


     Depreciation and amortization for the year ended October 31, 2003 and the year ended October 31, 2002 remained relatively constant at approximately $360,000.

     Litigation and settlement costs of $4.9 million for the year ended October 31, 2003 relates to the Atari settlement ($4.3 million) and other litigation. See Note 8 to the audited consolidated financial statements.


     Loss on impairment of software development costs of $3.7 million for the year ended October 31, 2003 represents amounts deemed unrecoverable from current or future sales.


     Interest expense and financing costs remained relatively constant in both the years ended October 31, 2003 and October 31, 2002 at approximately $2.1 million.

     The net loss for the year ended October 31, 2003 increased by $10.1 million to $10.8 million as a result of the items discussed above.

  YEAR ENDED OCTOBER 31, 2002 VERSUS YEAR ENDED OCTOBER 31, 2001

     Net revenues for the year ended October 31, 2002 decreased approximately $10.9 million, or 18%, from $60.6 million to $49.7 million. Although we were able to release 19 new titles, including our franchise title BloodRayne in the 2002 period and an increase of six titles from the prior period, the total quantity shipped declined 9% to 3.1 million units from 3.4 million units in 2001 and the average selling price declined to $18.88 from $19.11 in the 2001 period. These shortfalls are due in part to the transition from older gaming platforms in 2001 to the next generation platforms in 2002. Increased unit sales of next generation titles (including Game Boy Advance) increased 16% to 2.1 million units in 2002 from 950,000 in 2001 were offset by a 56% decrease in unit sales of older platform titles to 1.1 million units in 2002 from 2.5 million units in 2001. Our entry into frontline product sales also required increased provisions for sales allowances to promote sell-through at the retail level, which is estimated and recorded as a reduction of net revenues at the time we record sales. These provisions amounted to $13.1 million and $6.2 million for the years ended October 31, 2002 and 2001, respectively.

     Gross profit decreased 10.0% to $17.7 million for the year ended October 31, 2002 from $19.6 million in the comparable 2001 period due primarily to the aforementioned decrease in sales volume and the increase in the provision for sales allowances. Gross profit as a percentage of net revenues increased to 36% in the year ended October 31, 2002 from 32% in the comparable 2001 period as a result of higher margins related to frontline sales of our franchise title BloodRayne.

     Product research and development costs decreased approximately $397,000, or 12.0%, to $2.9 million from $3.3 million in the comparable 2001 period. This savings is the result of management's decision to become more cost effective by utilizing the services of external development houses. By moving to this type of model, savings are attained by maintaining a smaller infrastructure, resulting in lower employee and employee related costs. Beneficial to the outsourcing of project development is that the concentration of risk is somewhat mitigated due to the fact that the developer must meet contractual milestones in order to receive fees. In this manner the feasibility of a project can be evaluated as it progresses and affords management the ability to act accordingly.

     Selling and marketing expenses primarily include fulfillment and shipping expenses, advertising and other promotional expenses as well as related personnel costs. For the year ended October 31, 2002, selling and marketing expenses increased 42.5%, or approximately $2.5 million, to $8.2 million from $5.7 million in the comparable 2001 period. The unfavorable variance was principally due to the bolstering of our marketing efforts to support our new lines of proprietary and licensed games, including new hires and other promotional expenditures amounting to approximately $3.4 million. Offsetting was a reduction in shipping and handling expenses of $1.0 million in 2002 from 2001as a result of the lower sales volume. Selling and marketing expenses increased as a percentage of net revenues to 16.4% for the year ended October 31, 2002 from 9.5% in the comparable 2001 period.

     General and administrative expenses primarily represent personnel, including corporate executive and support staff, facilities and general office costs, professional fees and various other overhead charges. These expenses for the year ended October 31, 2002 decreased approximately $100,000 or 2.5%, to $4.7 million from $4.9 million in the comparable 2001 period. The favorable variance is the net effect of approximately $700,000 in savings due to the closure of the California office offset by approximately $325,000 in additional employee costs needed to build-up our infrastructure to enable us to transition into a frontline publisher and approximately $450,000 in related professional fees. Total general and administrative expenses as a percentage of net revenues increased to 9.5% for the year ended October 31, 2002 from 8% in the comparable 2001 period due to the increase in expenses and the impact of lower sales in the current year.

     Depreciation and amortization for the year ended October 31, 2002 and the year ended October 31, 2001 was $368,000 and $236,000, respectively, reflecting the increased investment in equipment to support both research and development and the administrative support staffs.

     Other expenses in the 2002 period of $201,000 related to an abandoned equity offering and for 2001 include $1.5 million for severance to former key employees and the write-off of an uncollectible affiliate debt of $1.2 million.

     Interest expense and financing costs was $2.1 million for the year ended October 31, 2002 and $2.7 million for the year ended October 31, 2001. This decrease reflects a lower level of indebtedness in 2002.

     The net loss of $751,000 in the year ended October 31, 2002 versus income of $107,000 for the prior year period is principally attributable to the lower net revenues and the build-up of the infrastructure necessary to transition to a frontline publisher.


LIQUIDITY AND CAPITAL RESOURCES


     On February 26, 2004, we completed a private placement of units consisting of preferred stock and warrants in which we raised approximately $25.8 million in gross proceeds from a group of institutional and accredited investors. The private placement resulted in net proceeds of approximately $21.4 million after deducting the fees and other expenses related to the financing. In connection with the private placement, the holders of the Series A preferred stock surrendered an aggregate of 352,112 shares of their Series A preferred stock, which were convertible into approximately 25,000,000 shares of common stock. With respect to the warrants to purchase common stock issued in connection with the private placement as a result of (i) the closing price of our common stock being greater than $2.50 per share and (ii) the average daily trading volume was greater than 75,000 shares for a 60 consecutive calendar day period which ended on May 31, 2004, the warrants are eligible to be called by us for redemption which redemption will not take effect until such time as a registration statement for resale of the shares of common stock underlying the warrants has been declared effective. If the warrants are called, and if they are exercised for cash, we would receive gross proceeds of approximately $26.8 million. While we are considering calling the warrants, there can be no assurance that we will do so or that if we do call the warrants, that the warrant holders would exercise their right to purchase the common stock.

     We used $3.3 million of the net proceeds to pay certain creditors, including $2.5 million for a previously negotiated settlement amount to Atari Interactive, Inc. and approximately $2.5 million to repay portions of loans previously made to us by two of our executive officers. In order to satisfy the remaining balance of the loans previously provided by the two executive officers, we agreed to issue to them, in the aggregate, 100 units. We will use the remaining balance of the proceeds for working capital purposes.

     In accordance with Emerging Issues Task Force Issue 00-19 ("EITF 00-19"), Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled in, a Company's Own Stock", we have initially accounted for the fair value of the warrants as a liability until the above mentioned registration statement is declared effective. As of the closing date of the private placement the fair value of the warrants was approximately $21 million calculated utilizing the Black-Scholes option pricing model. In addition, changes in the market value of our common stock from the closing date through the effective date of the registration statement will result in non-cash charges or credits to operations to reflect the change in fair value of the warrants during this period. (We recorded a charge to operations of $49.2 million during the three months ended April 30, 2004 to reflect the change in market value of the warrants). At the effective date, the fair value of the warrants will be reclassified to equity and, accordingly, the net effect of the application of the EITF would not be expected to have a material impact on our financial position and our business.

     In May 2004, we received a letter from a warrant holder making demand that we repurchase for $1.75 million by June 21, 2004 warrants (issued by ConnectivCorp prior to the Merger) to purchase an aggregate of 147,182 shares at $.10 per share. Management does not believe that this put is a valid obligation and intends to contest its validity. However, if this matter proceeds to litigation there is no assurance that we will prevail and the cost of such litigation could be significant.

     In the opinion of management, upon the advice of counsel, we have made adequate provision for potential liability, if any, arising from litigation and other claims. However, the costs and other effects of pending or future litigation, governmental investigations, legal and administrative cases and proceedings (whether civil or criminal), settlements, judgments and investigations, claims and changes in those matters, and developments or assertions by or against us relating to intellectual property rights and intellectual property licenses, could have a material adverse effect on the our business, financial condition and operating results.

     Although there can be no assurance, management believes that there are sufficient capital resources from operations, including our factoring and purchase order financing arrangements, and as a result of the proceeds received in our private placement, to finance our operational requirements for the next twelve months, including the funding of development, production, marketing and the sale of new products, the purchases of equipment, and the acquisition of intellectual property rights for future products. Although there can be no assurances, we also may be able to obtain additional funds through the exercise of the warrants sold in the private placement as discussed above. If we incur operating losses, or if unforeseen events occur that would require additional funding, we may need to raise additional capital or incur debt to fund our operations. We would expect to seek such capital through sales of additional equity or debt securities and/or loans from banks, but there can be no assurance that such funds will be available to us on acceptable terms, if at all. Failure to obtain such financing or obtaining it on terms not favorable to us could have a material adverse effect on future operating prospects and continued growth.


CASH FLOWS


     Cash was $1.7 million at April 30, 2004 compared to $744,000 at April 30, 2003. The proceeds from the private placement in February 2004 were principally used to finance the conversion of the working capital deficiency of $10.9 million at October 30, 2003 into positive working capital of $8.3 million at April 30, 2004.

     For the six months ended April 30, 2004 approximately $16.1 million of cash was used by operations. The usage of cash was attributable to the increase in due from factor of $8.4 million reflecting higher receivables from customers net of advances from the factor, decrease in advances from customers for prepayments of $4.9 million due to fulfillment of related orders, increased development and software costs of $5.3 million for games in progress as well as royalty advances to content providers for GBA Video, increased prepaid expenses of $700,000 related to the Electronic Entertainment Expo ("E3") trade show held in May 2004, decrease in accounts payable and accrued expenses of $800,000 and the $4.0 million payment of the settlement obligation. These uses of cash were partially offset by a decrease in inventory of $6.3 million resulting from deliveries for the 2003 holiday season.

     During the year ended October 31, 2003, cash of $2.8 million was used by operating activities to fund (i) the net loss of $10.8 million incurred in the period, (ii) an increase in inventory of $8.3 million consisting primarily of new titles to be launched in the first quarter of fiscal 2004, and (iii) an increase in capitalized software development costs of $2.3 million related to first quarter 2004 releases as well as games already in development for future release. This usage of cash was partially offset by the decrease in advances from customers of $7.5 million, as the result of the fulfillment of related orders, and other net changes in working capital.

     During the year ended October 31, 2002, $602,000 was provided by operating activities principally as result of the decrease in inventory ($4.9 million) offset by the net loss of $751,000 incurred in the period, the decrease in due from factor of $1.7 million (reflecting higher advances received from the factor as than the prior year), and increases in software development costs and prepaid license fees of $2.9 million attributable to scheduled 2003 releases and an increase in prepaid expenses of $1.0 million attributable to prepaid media time buys, etc. related to the BloodRayne release.

     Cash used in investing activities during the six months ended April 30, 2004 and for the years ended October 31, 2003 and 2002 was related to purchases of computer equipment of $95,000, $152,000, and $297,000, respectively.

     Cash generated from financing activities for the six months ended April 30, 2004 was $17.7 million, which included the aforementioned $21.4 million in net proceeds from the private placement and a loan from a related party of $1.0 million. The proceeds from the financings were used for working capital, the repayment of borrowings from the finance company ($2.0 million) and $2.8 million was used to repay loans from shareholders and an officer.

     During the year ended October 31, 2003, $2.7 million was provided by financing activities primarily as a result of loan proceeds from a finance company (related to financing of inventory) and from shareholders of $2.6 million and $2.3 million, respectively, partially offset by the repayment of a bank loan of $2.3 million.

     During the year ended October 31, 2002, $284,000 was used for financing activities to pay capital lease payments of $38,000 and a distribution to stockholders of $374,000 partially offset from loan proceeds from finance company of $183,000 and a loan from stockholders of $36,000.

     We expect continued volatility in the use of cash due to the seasonality of the business, receivable payment cycles and quarterly working capital needs to finance our publishing business and growth objectives.

     At April 30, 2004 we do not currently have any material commitments with respect to leases and capital expenditures.

     At April 30, 2004 we are committed under agreements with certain developers for future milestone and license fee payments aggregating $3.2 million and $10.1 million, respectively, which are principally payable over the next two years.

     At April 30, 2004 we had open letters of credit aggregating $14.3 million under our purchase order assignment arrangement for inventory to be delivered during the subsequent quarter.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


     We are exposed to various market risks, including the changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from changes in market rates and prices. Foreign exchange contracts used to hedge foreign currency exposure are subject to market risk. We do not enter into derivatives or other financial instruments for trading or speculative purposes. As of April 30, 2004, the Company has an outstanding foreign currency forward exchange contract to exchange 2.4 million euros into $2.8 million which expires March 31, 2005 and, accordingly, recorded as a liability (in accounts payable and accrued expenses) the unrealized loss of $.1 million.


                             DESCRIPTION OF BUSINESS

OUR HISTORY


     The Company was originally organized in the State of Delaware on May 8, 1998 as SMD Group, Inc. In January 1999, the name was changed to CDBeat.com, Inc. As CDBeat.com, Inc., the Company's primary business was providing B2B online marketing services geared toward the entertainment industry. Following the Company's business combination with Cakewalk LLC, an independent record company, in November 1999, the name was again changed to Spinrocket.com, Inc. On September 11, 2000, we changed our name to ConnectivCorp, and prior to the merger with Majesco Sales Inc., had ceased active operations and were exploring various business opportunities. Effective upon the filing of an amendment to our certificate of incorporation, which occurred on April 13, 2004, we changed our name to "Majesco Holdings Inc." to better reflect our current operating business.

THE MERGER


     On December 5, 2003, we consummated a merger with MSI, a New Jersey corporation, whereby CTTV Merger Corp., our wholly-owned subsidiary, merged with and into MSI and we exchanged 15,325,000 shares of common stock and 925,000 shares of Series A convertible preferred stock for all of the issued and outstanding common stock of MSI. The 925,000 shares of Series A convertible preferred stock that were issued in the merger are convertible into 65,675,000 shares of common stock. As a result of the merger, MSI became our wholly-owned subsidiary and our sole operating business. Subsequently and in connection with the private placement, certain holders of the Series A convertible preferred stock surrendered for cancellation 352,112 shares of Series A convertible preferred stock that were convertible into approximately 25,000,000 million shares of common stock. On April 23, 2004, the holders of all of the outstanding Series A convertible preferred stock converted such shares into 40,675,048 shares of our common stock.


SUMMARY OF OUR CURRENT OPERATIONS


     We are, by virtue of our wholly-owned subsidiary, MSI, a developer, publisher and marketer of interactive entertainment software. MSI has released titles for all major videogame platforms and handhelds, including Sony's PlayStation and PlayStation(R) 2, Nintendo's N64, SNES, Game Boy(TM), Game Boy(TM) Color, Game Boy(TM) Advance and GameCube(TM), Microsoft's Xbox(TM), Sega's Dreamcast, Genesis and Game Gear, and the personal computer. Additionally, MSI is a manufacturer of a number of accessories licensed by Nintendo.



     One of MSI's strengths is its distribution and sales channels. With over 19 years in the interactive entertainment industry, MSI has long standing relationships with many U.S. retail chains including Wal-Mart, Target, Toys "R" Us, Electronics Boutique, Gamestop, Best Buy and other national and regional retailers. Additionally, Majesco has strong relationships with game rental outlets such as Blockbuster and Hollywood Video. MSI has developed a well-balanced portfolio of software ranging from its new line of Game Boy(TM) Advance Videos to high profile proprietary and licensed properties to value-priced games. This product strategy broadens our potential target demographic, allows us to profit from different sectors of the market and mitigates our overall risk.

     MSI has developed a proprietary compression technology that will enable gamers to view color video and stereo audio on a standard Nintendo Game Boy(TM) Advance System. Nintendo has granted the Company a license to use our technology for the Game Boy Advance in the North American and European markets, which have an installed base of 20 million and 10 million Game Boy Advance owners respectively. The proprietary technology enables consumers to view up to 45 minutes of video on a Game Boy(TM) Advance using a standard GBA cartridge. We expect to have the capability to release cartridges that can contain up to 90 minutes of video, including feature length content by the middle of 2005. No other hardware peripheral will be required and all the user will need to do is insert a regular Game Boy(TM) Advance cartridge into the Game Boy(TM) Advance in order to turn it into a personal video player. Licensing agreements have been signed with Nickelodeon (SpongeBob, SquarePants, Fairly OddParents, others), 4Kids Entertainment (Yu-Gi-Oh!, Sonic X, others), Cartoon Network (Code Name:
Kids Next Door, PowerPuff Girls, others), DIC Entertainment (Strawberry Shortcake) and we are negotiating for other content. We have implemented a large-scale public relations effort that has resulted in positive editorial coverage in such mass-market publications such as Newsweek, TV Guide and the NY Times. In addition, Nintendo has developed a large marketing campaign to support this new use for the Game Boy(TM) Advance that will include TV, print, online and in-store tactics. The product was launched at retail in May 2004. Additionally, MSI is the North American manufacturer and distributor of the officially licensed Game Boy Advance SP Neckband Style Headphones that was launched in conjunction with our line-up of Game Boy Advance Video products.

     An example of our proprietary videogames includes the BloodRayne title. Launched in October 2002, the title has generated major consumer interest and worldwide retail sales of more than 600,000 units. In addition, we have sold the movie rights associated with the BloodRayne title to Brightlight Pictures (Alone in the Dark, House of the Dead), entered into a strategy guide deal with Prima Publishing, and licensed a comic book series. In addition, a picture of BloodRayne, which is also the name of the main character featured in the game, recently graced the cover of Play magazine's special "Girls of Gaming" issue (November 2003). We are also in discussions to develop an animated series featuring the BloodRayne character, as well as collectible action figures, and logo-bearing merchandise based on the character. BloodRayne 2 is currently in development and expected to be released in October 2004.

     A new proprietary videogame, also scheduled for release in the first half of 2005, is Advent Rising, an epic science-fiction action game with dialogue written by Hugo and Nebula award winning novelist, Orson Scott Card. The title has already been selected as one of the Top Games of 2004 by Official Xbox(TM) Magazine and garnered over 30 pages of print editorial (exposing it to well over three million videogame enthusiasts) and numerous online plaudits.

     MSI is one of the leading publishers of software for the Nintendo Game Boy(TM) Advance and has established itself as one of the primary suppliers of value-priced Game Boy Advance software to mass-market retailers. Additionally, MSI was the first company to publish a Sony PlayStation 2 title at a $9.99 price point.

     Although MSI began its business primarily as a seller of overstock or republished "value" videogames, it has shifted its focus and product mix increasingly toward proprietary multi-platform video games and related products.


Another element in our growth strategy is to expand abroad. Our overseas sales accounted for approximately 7% of our revenues in fiscal 2003. We believe that many of our competitors generate significantly more of their revenues from sales abroad. In 2001, we established Majesco Europe Limited, a wholly owned subsidiary based in England, designed to help grow our overseas revenues.

BUSINESS EVOLUTION

     Founded in 1986 as a specialty distributor, MSI initially focused on acquiring and placing videogame overstock on behalf of the major worldwide publishing companies. MSI was able to secure slow-moving or surplus inventory from publishers at highly competitive prices, then place the stock with major retailers at price points below normal retail prices.


     During the early 1990s, MSI increasingly focused on republishing videogames that had ceased production. MSI was then able to contact the publishers and guarantee a minimum royalty to republish the game. Upon re-issuing a discontinued game title, MSI would reduce the game to a value price, often selling a game for as much as 50% below its original wholesale price. We believe MSI's strength in the value software sector was enhanced by the growing acceptance of entertainment software by the largest retailers in the U.S. as a mass consumer market opportunity. By 1993, MSI was supplying substantial unit volumes to such major retailers as Wal-Mart, K-Mart, Toys "R" Us and Target. In many instances, MSI acted as a consolidator for software companies that did not have sufficient volume or title count to effectively distribute them.


     In 1997, MSI became an authorized manufacturer, publisher and distributor of videogame hardware and software. Specifically, MSI acquired exclusive rights to republish software for the SNES, Sega Genesis and the PICO Video Game System. In addition, MSI acquired the exclusive rights from Sega to remanufacture the Genesis game system and the Game Gear handheld system.

     As a result of and following these developments, MSI began to evolve into a fully integrated development, publishing and distribution business. Three primary factors drove this business evolution:


     1. Becoming a frontline publisher offered an opportunity for rapid growth, increased profitability, brand recognition and the creation of value.


     2. The changing format of storage medium from cartridge to CD for next generation videogames represented a significantly larger market as well as a decreased risk due to lower cost of goods and faster manufacturing capability.

     3. The availability of overstocked goods principally fluctuates with the cyclical introductions of new hardware and software. By developing our frontline publishing capabilities, we believed we could take advantage of both sides of the business, thereby creating a more balanced product mix.

     In 1998, MSI created an in-house development studio. As a first project, the studio focused on acquiring licenses of proven game titles from older console or PC formats and converting them onto a variety of game platforms (a process known as "porting"). MSI's first internally developed title, Tom Clancy's Rainbow Six for the Dreamcast system (originally a PC game), garnered widespread acclaim after its May 2000 launch and sold more than 200,000 copies in its first four months. Another internally developed title based on a PC game, Soldier of Fortune, has sold over 200,000 units.

     As part of MSI's evolution from a specialty distributor to a publisher, MSI enhanced its internal capabilities and systems and diversified its business across several fronts:

     o Revenue Mix - In fiscal 2003, new releases and catalog accounted for 84% of net revenues versus 16% in 1999.

     o Product Mix - Since the beginning of our transition in 1999 through October 31, 2003, MSI has published 61 different SKU's ranging from multi-million dollar, multi-platform titles to licensed properties to value priced software.

     o Platforms - MSI produced games across five different platforms in 2003, up from three platforms in 1999. MSI is also planning to produce games for Nintendo's new DS system (DS) expected to be introduced in time for the 2004 holiday season and Sony's new handheld system (PSP) that is expected to be released in 2005.

     o Personnel - In connection with its growth, MSI has added approximately 16 managerial members, with extensive industry backgrounds, to its product development, marketing, sales and executive teams.

     o Proprietary Intellectual Property (IP) - MSI has developed or acquired eight proprietary titles and has exclusive "right of first refusal" publishing rights to four other titles.

     o Customers - Over the last five years, MSI has diversified sales among its top retail accounts. MSI's top two customers comprised 78% of sales in 1999 whereas MSI's top six customers comprise that same percentage of sales in 2003.

INDUSTRY OPPORTUNITY


     We believe the videogame industry is transitioning from a traditionally niche market into a more broad-based form of entertainment. It has been one of the few growing sub-sectors of the technology industry during the past three years. According to the NPD Group, the market for videogame hardware and software in the United States was over $10 billion in 2003. Worldwide hardware and software sales are estimated by industry analysts to have surpassed $25 billion in 2003.

     We believe the rapid growth of the videogame industry is explained by the fact that gamers are older and have more disposable income. They have "grown up" with games and identify with and readily accept interactive entertainment and its ever-changing nature. According to the Entertainment Software Association ("ESA"), 54% of all American households have or plan to purchase one or more games in 2004 and approximately 92% of people who purchase videogames are 18 years or older with an average age of 29 for game players. The first generation of gamers that played as children are having children of their own and introducing gaming as a form of family recreation. We believe the potential audience for videogames has not reached the same state of maturity as other forms of entertainment and has more room for growth.

     In 2003, according to ESA, U.S. computer and video game software sales grew 8 % to $7 billion - a more than doubling of industry software sales since 1996. U.S. publishers typically sell games within the United States and Europe. Domestically, we believe the opportunity for existing companies is large. While the top five publishers, according to Arcadia Investment Corp., own 52% of the marketplace (on a revenue basis), the remaining publishers each own less than 6%. Only two companies have more than a 10% share of the market.


INDUSTRY OVERVIEW

     The interactive entertainment industry is comprised of game hardware manufacturers and videogame software publishers. Videogame software is played on game hardware platforms, including home game consoles that connect to a television set, self-contained handheld platforms and personal computers.

HARDWARE


     Historically, a new generation of more powerful game consoles is introduced to the market every four to five years. With each new generation of hardware, or cycle, the customer base for videogame software expands. This is because gaming enthusiasts mature and advances in videogame hardware and software technology engages new participants, generating greater numbers of console units purchased than the prior cycle. The beginning of each cycle is largely dominated by console sales as consumers upgrade to the next-generation technology. As the cycle matures, consumers' focus shifts to software, resulting in a period of rapid growth for the videogame software industry. The end of each cycle sees the "older" hardware systems and respective software move to more value pricing levels.

     The industry completed a transition from 32-bit and 64-bit home game consoles to the new, more powerful generation of game consoles, with the release of Sony's PlayStation(R) 2 in 2000 and the release of the Nintendo GameCube(TM) and Microsoft Xbox(TM) in 2001. Similarly, the 32-bit Game Boy(TM) Advance, introduced in 2001, has succeeded the 8-bit Game Boy(TM) Color handheld platform.

     For consoles, PlayStation(R) 2's early introduction helped establish it as the leading hardware platform, with an installed base in North America of 22.3 million households in 2003, compared to 6.9 million and 7.8 million households for GameCube(TM) and Xbox(TM), respectively, according to International Data Group and the NPD Group. For handhelds, currently Nintendo is the major player with a worldwide installed base of 40.3 million Game Boy(TM) Advance units and is planning to launch a new handheld system, the DS, before the end of 2004. Sony, however, recently announced their handheld entry, the PSP, that is expected to launch in the first quarter of 2005.

SOFTWARE

     Videogame software is created by the platform manufacturers (first parties) and by many independent publishers/developers (third parties). Platform manufacturers license publishers to publish games for their platforms and retain a significant degree of control over the content, quality and manufacturing of these games. They also receive a royalty for every piece of software manufactured for their console. The publishers/developers, subject to the approval of the platform manufacturers, determine the types of games they will create, and either create them in-house, with their own development teams, or outsource the development to an independent company.

     Advances in microprocessors, graphics chips, hard-drive capacity, operating systems and memory capacity have greatly enhanced the ability of the PC to serve as a videogame platform. These technological advances have enabled developers to introduce videogames for PCs with enhanced game play technology and superior graphics. Although this market is not growing as quickly as the console and handheld markets, the fact that publishers are not required to pay hardware royalties and high manufacturing costs makes this an attractive market for videogame publishers.


     Software for game platforms is sold generally by mass merchandise retailers such as Wal-Mart, Toys "R" Us, Best Buy and Target, or by regional retailers, discount store chains, video rental retailers, software specialty retailers and entertainment software distributors. Software publishers either distribute their products directly to these retailers and/or sell them through national distributors.


     There are many participants in the videogame value chain - hardware manufacturers, licensed content providers, developers, publishers, distributors and retailers - each contributing to the creation and sale of a videogame. The amount of compensation each of these participants receives varies greatly from game to game in determining the cost of goods sold for these games. The gross margin earned on a particular game by a publisher is thus a direct function of which of these players are involved, their degree of involvement and the compensation they require. For instance, producing a blockbuster movie licensed title for multiple platforms is a different business model than producing a value-priced Game Boy Advance title. Although many variables affect the outcome of the profitability of a game, we believe the most important are: (1) game platform, (2) content source, (3) level of marketing and (4) cost of development.

GROWTH STRATEGY

     Management is focused upon building MSI's position as a leading interactive entertainment software publisher. To achieve this goal, we will seek to execute the following strategies:

     o INCREASE OUR COMMITMENT TO DEVELOPING AND MARKETING ORIGINAL, MULTI-PLATFORM GAME TITLES, BASED ON CONTROLLED OR OWNED INTELLECTUAL PROPERTY.


     We will attempt to focus our game developing and publishing activities principally on products that are, or have the potential to become, franchise properties. These products can serve as the basis for sequels, prequels and related new products in different mediums (such as television, movies, books and comic books and related themed merchandise such as toys, clothing and other items), which can be released over an extended period of time. MSI focuses its efforts and resources on creating its own brands (IP's) as well as actively pursuing properties to be licensed that have strong sales potential.


   o     PURSUE TECHNOLOGY AND ACCESSORY OPPORTUNITIES WITH HIGH POTENTIAL
         RETURN.


     We endeavor to leverage our experience in, and knowledge of, the console and handheld businesses, to create non-"game" products targeted to the existing installed base of videogame consumers. For example, as a result of our experience with developing products for the Game Boy(TM) Advance, we have developed a proprietary compression technology that enables gamers to view up to 90 minutes of color video and stereo audio on a standard Nintendo Game Boy(TM) Advance System, thereby giving it added functionality as a portable video player. Additionally, we intend to create a line of accessories for the Game Boy(TM) Advance including headphones, a wireless link and wireless instant messaging and non-traditional accessories that will give the unit functionality. We have filed patent applications with respect to aspects of the compression technology for the Game Boy(TM) Advance and plan to do so for other accessory devices.


   o FOCUS EFFORTS ON PUBLISHING A DIVERSIFIED MIX OF TITLES FOR THE MOST COMMERCIALLY VIABLE GAME PLATFORMS, GENRES AND PRICE POINTS.

     We intend to concentrate our efforts on publishing a diverse mix of product offerings because it broadens our demographic market appeal, allows us to profit from different sectors of the market and mitigates our overall risk. We plan to develop and publish products across the most popular genres of games and platforms and target audiences ranging from game enthusiasts to mass-market consumers and "value priced" buyers. Currently, we develop, publish and distribute products for Sony's PlayStation(R) 2, Microsoft's Xbox(TM), and Nintendo's GameCube(TM) console systems and Nintendo's Game Boy(TM) Advance hand held device and PCs. We strive to offer our products on multiple platforms in order to leverage our costs of development, increasing potential unit sales and profitability. We take a number of factors into consideration when determining the appropriate platform, genre and price of our products including platform user demographics, the potential growth of the installed base of each platform, consumer trends and the competitive landscape at the time of a product's release.

   o SEEK OPPORTUNITIES TO SUPPORT, WHEN PROFITABLE, MATURE GAMING PLATFORMS, OVERSTOCK AND REPUBLISHED PRODUCTS AT A VALUE PRICE POINT.

     We will continue to actively pursue opportunities to acquire or create products that appeal to the value segment of the market, an area of past success for us. We are one of the leading providers of $14.99 Game Boy Advance software and we believe we are well known in the industry for providing large quantities of overstock at appealing prices. To this end, we frequently have discussions with other leading third party publishers regarding republishing and overstock opportunities as we seek to add to our value priced title selections.

   o EXPAND INTERNATIONAL PRESENCE BY MOVING TO A DIRECT PUBLISHING MODEL IN EUROPE AND DEVELOPING LICENSING/DISTRIBUTION AGREEMENTS IN OTHER TERRITORIES.

     International markets represent a significant growth opportunity for us. Currently, our products are published in Europe through licensing arrangements with established European publishers. We intend eventually to become a leading interactive software publisher in Europe in order to achieve greater profitability, gain full brand exposure to consumers and more control of the marketing process. To that end, we have established Majesco Europe Limited, a wholly owned subsidiary based in England.

   o     GROW THROUGH STRATEGIC ACQUISITIONS AND RELATIONSHIPS.

     We believe acquisitions of companies with strong development talent, proprietary technologies or compelling intellectual properties will be a critical component in achieving the necessary scale and resources to be a leader in the industry. We intend to leverage strategic acquisitions and relationships to augment our internal development capacity and technical expertise, as well as to enhance our library of intellectual properties, brands and titles. We are also actively pursuing long-term strategic relationships with entertainment companies to secure license agreements and/or co-publishing opportunities.

PRODUCT DEVELOPMENT

VIDEOGAME DEVELOPMENT

     We develop videogames for console and handheld gaming platforms and PCs. We seek to develop videogames that are enjoyable, captivating and encourage repeated play. We take a cautious, but opportunistic "quality vs. quantity" approach to building our product line and seek to publish games for genres, price points and hardware platforms that have strong sales potential and nominal risk.


     Before publishing a game, the title must pass through our "green light" process, which consists of extensive market research, studio due diligence and a thorough profit and loss analysis. As a final requirement before being accepted for publication, the title must be approved by the "green light" committee (comprised of members from our executive, product development, sales and marketing teams). Once a title is accepted, it is evaluated at regular milestones to make sure it is progressing on time, according to specifications and on budget. All members of the "green light" committee continue to be involved throughout the development process.


     Independent third party developers create the majority of our next generation and original titles. However, we usually have broad rights to commercially exploit these products. We select third parties to develop videogames based on their capabilities, suitability, availability and cost. Contracts with developers are structured to give them incentives to provide timely and satisfactory performance of the development by associating payments with performance of substantive development milestones, and by providing for the payment of royalties to them based on sales of the product developed, only after we recoup the prepaid amounts.

     We are currently working with some of the industry's leading developers, including Terminal Reality, Inc., HudsonSoft Co., Epic Games Inc. and GlyphX Games LLC. We are often sought out as a publishing partner and are presented with a number of projects and opportunities.

     We are generally obligated to submit games to the platform manufacturers (first parties) for approval prior to publishing a game for their platforms. Additionally, prior to release, each product undergoes careful quality assurance testing, which involves technical review of each component of the final product and testing on the applicable platforms. We believe we have developed excellent relationships with the platform manufacturers.


     We endeavor to comply with the rules established by a domestic ratings board voluntarily established by the videogame industry and some foreign countries' ratings boards, and we label our products with these ratings. We believe that ratings labels as to the violence contained in videogames will not have an adverse effect upon us as long as ratings are consistently applied throughout the industry.


     In 1998, MSI founded an in-house development studio. As a first project, the studio focused on acquiring licenses of proven game titles from older console or PC formats and then converting them onto a variety of game platforms. MSI's first internally developed title, Tom Clancy's Rainbow Six for the Dreamcast system (originally a PC game), garnered widespread acclaim after its May 2000 launch and sold more than 200,000 copies in its first four months at retail. MSI is now capable of internally developing titles for the consoles/handheld platforms and the PC thanks to this and other experiences.

     MSI's familiarity and working knowledge of the process and tools involved in game development have allowed it to accurately evaluate the work of its external game developers and provide assistance to such external developers in order to solve issues or expedite their development schedule.


GAME BOY ADVANCE VIDEO

     MSI is one of the leading publishers of software for the Nintendo Game Boy(TM) Advance. As a result of MSI's experience with developing games for this platform, MSI has developed a proprietary compression technology that will enable gamers to view color video and stereo audio on a standard Nintendo Game Boy(TM) Advance System. Nintendo has officially licensed this technology for the North American and European markets, which have an installed base of 20 million and 10 million Game Boy Advance owners respectively. The proprietary technology enables consumers to view up to 45 minutes of video on a Game Boy(TM) Advance using a standard GBA cartridge.

We expect to have the capability to release cartridges that can contain up to 90 minutes of video, including feature length content, by the middle of 2005. No other hardware peripheral will be required and all the user will need to do is insert a regular GBA cartridge into the Game Boy(TM) Advance in order to turn it into a personal video player. Licensing agreements have been signed with both Nickelodeon (SpongeBob SquarePants, Fairly OddParents, others) and 4Kids Entertainment (Yu-Gi-Oh!, Sonic X, others) and we are negotiating for other content.

GAME BOY ADVANCE ACCESSORIES

     We also have launched two successful accessory products for the Nintendo Game Boy(TM) Advance, "Light Boy" and "Arm Light", which have been licensed by Nintendo, and will seek to continue making inroads in this category in the future. For example, we have received approval from Nintendo to create licensed headphones for the GBA SP and expect to ship them in conjunction with the launch of our Game Boy Advance Video line of products. Additionally, we intend to create a line of accessories for the Game Boy(TM) Advance, a wireless link and wireless instant messaging as well as other accessories that are expected to give Game Boy(TM) Advance non-traditional capabilities.


INTELLECTUAL PROPERTY

PLATFORM LICENSES

     The major platform manufacturers require that publishers obtain a license from them to publish games for play on their platforms. The Company currently has non-exclusive licenses from Nintendo (GBA, GBC and GameCube(TM)), Sony (PlayStation(R) and PlayStation(R) 2), Microsoft (Xbox(TM)) and Nokia (N-Gage(TM)). Each platform manufacturer requires that the software and a prototype of each title, together with all related artwork and documentation, be submitted for its pre-publication approval. This approval is generally discretionary.

INTELLECTUAL PROPERTY LICENSES

     While we develop original titles, the majority of our games are licensed from third party developers or based on trademarks and other rights and properties owned by third parties. Typically, we are obligated to make minimum guaranteed royalty payments over the term of these licenses and advance payment against these guarantees. License agreements generally extend for a term of two to three years and are terminable under a variety of events. Some licenses are limited to specific territories or platforms.

     We have secured the rights to exploit many major intellectual properties and proven game franchises from leading publishers and licensors. Our titles have included such recognizable names as Cartoon Network, Star Trek Voyager, Tom Clancy's Rainbow Six, Pitfall, Monopoly, Frogger, Castlevania, Pac-Man, Q-Bert, Disney's Hercules, Battlebots, King of the Cage and Tonka. Our management believes it has strong relationships with major licensors including Disney, Paramount, Time Warner, DC Comics, MTV and others.

ORIGINAL TITLES AND PROPRIETARY INTELLECTUAL PROPERTIES (IPS)


     We own the intellectual property rights to Advent Rising, an epic science-fiction action game with dialogue written by Hugo and Nebula award winning novelist, Orson Scott Card, scheduled for release in 2005. The title has been selected as one of the Top Games of 2004 by Official Xbox(TM) Magazine and garnered over 30 pages of print editorial (exposing it to well over 3 million videogame enthusiasts) and numerous online plaudits. Advent Rising also has been placed on Microsoft's "watch list" of highly anticipated new releases.


     Launched in October 2002, BloodRayne has generated major consumer interest and worldwide retail sell-in of more than 600,000 units. As a testament to the popularity of the franchise, we have sold the movie rights associated with the BloodRayne title to Brightlight Pictures (Alone in the Dark, House of the Dead), entered into a strategy guide deal with Prima Publishing, and licensed custom controller rights. In addition, a picture of BloodRayne, which is also the name of the main character featured in the game, recently graced the cover of Play magazine's special "Girls of Gaming" issue (November 2003). We are also in negotiations to develop BloodRayne into an animated series, collectible action figures, novels, comic books and jewelry. BloodRayne 2 is currently in development and expected to be released in October 2004.

     Additional original titles Majesco owns intellectual property rights to are BlowOut, Iridion, Boy and his Blob, Fortress and Picassio.

     We have filed patent applications with respect to aspects of the compression technology for the Game Boy(TM) Advance. There is no assurance that such applications will be approved or, if approved, provide significant protection.

MANUFACTURING

     We prepare a set of master disks, documentation and packaging materials for our products for each respective hardware platform on which the product will be released. Disk duplication, packaging, printing, manufacturing, warehousing, assembly and shipping are performed by third parties in order to maintain protection over their hardware technologies, Sony and Nintendo generally specify or control the manufacturing and assembly of finished products. We deliver the master materials to the licensor or its approved replicator, which then manufactures finished goods and delivers them to us for distribution under our label. At the time our product unit orders are filled by the manufacturer, we become responsible for the costs of manufacturing, including their applicable per unit royalty on such units, even if the units do not ultimately sell.


     Initial orders generally require seven to 40 days to manufacture depending on the platform. Reorders of disc-based products generally require only seven to 14 days for manufacturing, while reorders of cartridge-based products require approximately 30 to 40 days to manufacture. Shipping of orders requires an additional three to ten days, depending on the mode of transport and location of the manufacturer. Only the Nintendo Game Boy(TM) Advance uses cartridges, while the next generation home consoles are all disc-based.


     We participate in the electronic data interchange (EDI) program maintained by most of our large customers. We generally fill re-orders from inventory within two days. As a result, our videogames traditionally have no backlog of orders.

     To date, we have not experienced any material difficulties or delays in the manufacture and assembly of our products or material returns due to product defects.

DOMESTIC SALES AND DISTRIBUTION

WE BELIEVE WE HAVE EFFECTIVE DISTRIBUTION CHANNELS. WE DISTRIBUTE OUR PRODUCTS DOMESTICALLY THROUGH BOTH DIRECT AND INDIRECT CHANNELS.

o Direct - We believe our sales team has strong relationships with major retailers and communicates with them frequently. The sales team is led by Morris Sutton, our Chairman and the founder of Majesco, who manages our sales representatives and personally handles a number of key accounts.

o Indirect - We currently utilize seven sales representative organizations located throughout the United States. The firms we use were chosen based on their performance and retailer relationships. On average, two sales representatives per organization are assigned to our account. It is customary for the sales representatives and distributors of our games who are assigned specific customers to also distribute games produced by other manufacturers. Distribution channels are dominated by a select group of companies, and a publisher's access to retail shelf space is a significant competitive factor.

OUR PRINCIPAL CUSTOMERS ARE:


o    National and regional retailers

o    Video rental retailers

o    Entertainment software distributors and re-sellers


     We believe we have enjoyed close relationships with key executives and buyers of a number of retailers including Wal-Mart, Target, Toys "R" Us, Best Buy, Electronics Boutique and Game Stop. Over the last five years, MSI has diversified sales among our top retail accounts. MSI's top two customers comprised 78% of sales in 1999 whereas MSI's top six customers comprised the same percentage of sales in 2003.

MARKETING

     Marketing programs principally support our premium priced publishing efforts. Our marketing objectives are to create strong brands and franchise properties, support sell-in to retail and drive sell-through to consumers. As each of our games has different features, benefits and target markets, we develop marketing programs for each title on an individual basis. The amount of support a title receives is directly related to its perceived "hit," or sales, potential. While all titles will be supported in some way, those with the most potential will have long lead (12 months or longer), multi-faceted, tactical marketing programs designed to generate enthusiasm and support long before being shipped to retail.

     Specific consumer marketing strategies we may employ include TV, radio and/or print advertising, web site, online marketing, demo distribution, promotions (and cross-promotions with third parties) and point-of-purchase advertising. Additionally, central to a marketing campaign are customized public relations programs designed to create awareness with all relevant audiences, including core gamers and mass entertainment consumers.

     To date, public relations efforts have resulted in continuing coverage for the company and individual titles in the all-important computer and video gaming publications, as well as major consumer newspapers, magazines and broadcast outlets, such as The New York Times, USA Today, Entertainment Weekly, Maxim, Playboy, Newsweek and CNN, among others. We also host media events throughout the year at which print, broadcast and online journalists can preview, review and demonstrate our products prior to their release.

     In addition to regular face-to-face meetings and communication with our sales force, we employ extensive trade marketing efforts including direct marketing to buyers and store managers, trade shows (Electronic Entertainment Exposition, CES, Interactive Entertainment Merchant Association Show, the Licensing Show, etc.), premium distribution and sales incentive programs.

INTERNATIONAL OPPORTUNITY

     We have historically focused our efforts and resources on established domestic markets. Over the last two years, we have expanded our international presence by establishing licensing and/or distribution agreements with leading international publishers. These established pan-European organizations fulfill all sales, marketing and distribution needs for our multi-format product line-up in the European marketplace. We believe this strategy has enabled us to take a conservative approach to the international market, allowing us to develop our brands and build knowledge and relationships, while enjoying revenue-generating capabilities with limited risk. Similar licensing/distribution deals are being considered for other continents.


     As part of this initiative, we have opened an office in the UK. Since its inception in 2001, Majesco Europe has been responsible for securing and managing commercial deals with THQ Inc., The Codemasters Software Company Limited and Vivendi Universal Games International and has to date generated retail revenue in excess of $55 million.

o   Vivendi published BloodRayne, eight other titles throughout Europe and Asia.


o   THQ distributed 10 Game Boy Advance titles.

o   Codemasters published Star Trek Voyager and Soldier of Fortune.

     The current European management infrastructure is responsible for converting all US products from the NTSC format to the European PAL format, localizing documentation, managing all European strategic and tactical marketing with our publishing partners and sourcing and acquiring new titles.


     We seek to become a leading stand-alone interactive software publisher in Europe. Benefits of the direct publishing model include greater revenue opportunities, full brand exposure to consumers and greater control of the marketing process. To illustrate what we believe to be our international growth potential, we derived 7% of our revenue from international markets in 2003. On average, however, we believe most interactive entertainment publishers realize significantly more of their revenue from international distribution.

COMPETITION



     Our ability to compete is based on our ability to:

o    Select and develop popular titles

o Identify and obtain rights to commercially marketable intellectual properties

o    Adapt products for use with new technologies

     Successful competition in our market is also based on:

o    Price

o    Access to retail shelf space

o    Product quality

o    Product enhancements

o    Brand recognition

o    Marketing support

o    Access to distribution channels


     Our competitors vary in size from small companies to large corporations, including the manufacturers of the hardware platforms. We must obtain a license from and compete with the hardware platform manufacturers in order to develop and sell titles for their respective hardware platforms, with each such manufacturer typically being the largest publisher and seller of software products for its own hardware platforms. As a result of their commanding positions in the interactive entertainment industry as the manufacturers of hardware platforms and publishers of titles for their own hardware platforms, these manufacturers generally have better bargaining positions with respect to retail pricing, shelf space and purchasing than do any of their licensees.

     In addition to the hardware platform manufacturers, we compete with other interactive entertainment software companies. Significant competitors include Acclaim Entertainment, Inc., Activision, Inc., Capcom USA, Inc., Eidos PLC, Electronic Arts Inc., Infogrames Entertainment SA., Konami Corporation of America, Inc., Midway Games Inc., Namco Ltd., Sega Enterprises, Inc. (USA), Take-Two Interactive Software, Inc., THQ, Inc., Ubi Soft Entertainment and Vivendi Universal S.A. Many of these competitors are large corporations that have significantly greater financial, marketing, personnel and product development resources than us. Due to these greater resources, certain of these competitors are able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies, pay higher fees to licensors of desirable motion picture, television, sports and character properties and pay more to third-party software developers than we can. Accordingly, we may not be able to achieve the levels of support and shelf space that such competitors receive. Similarly, as competition for popular properties increases, our cost of acquiring licenses for such properties is likely to increase, possibly resulting in reduced margins.

     Furthermore, we face additional competition from the entry of new companies into the market, including large diversified entertainment companies, toy companies, large software companies, movie studios, and others.


LEGAL PROCEEDINGS

     We are currently party to certain material, threatened and pending legal proceedings as briefly described below:


         1. ATARI INTERACTIVE, INC. (FORMERLY KNOWN AS INFOGRAMES INTERACTIVE, INC.) In August 2003, the US District Court of Massachusetts in Infogrames Interactive, Inc. v. Majesco Sales Inc. entered judgment against MSI in the approximate amount of $6.7 million pursuant to an action for a breach of a license and distribution agreement. As previously disclosed in our public filings, we entered into a settlement agreement with Atari and as of May 11, 2004, had paid $4.0 million pursuant to the terms of such settlement agreement. On May 11, 2004, Atari agreed to release us from the obligations ($2.7 million and accrued interest) and restrictions contained in the settlement agreement and terminate such agreement in exchange for a one-time payment of $1.5 million. The $1.5 million was paid on May 21, 2004.



         2. RAGE GAMES LIMITED V. MAJESCO SALES INC. On September 20, 2002, Rage Games Limited ("Rage") filed a complaint against MSI in the United States District Court for the District of New Jersey. MSI filed and served its Answer on or about November 6, 2002 (Rage Games Limited is currently in bankruptcy proceedings and is no longer doing business in the ordinary course).

     All five counts in the complaint arise out of two License and Distribution Agreements between Rage and MSI. Count One alleges breach by MSI of the first of the two agreements; Count Two alleges breach of the second agreement. Count Three alleges claims based on an unjust enrichment theory. Count Four asserts a right to relief on the basis of promissory estoppel. Count Five asserts a claim on an anticipatory repudiation theory. Rage seeks approximately $6 million in damages.

     MSI asserts substantial defenses that the product was not fit for use. MSI's Answer included three counterclaims. The First and Second Counterclaim assert claims for damages arising out of Rage's breach of the first agreement, and the Third Counterclaim seeks damages for unjust enrichment in connection with the second agreement.


     By order dated July 15, 2004, Chief Judge Bissel granted MSI a partial summary judgment as to the advances of $77,500 paid for three titles that never received platform approval. The Court denied the plaintiff's motion for partial summary judgment as well as the MSI's motion for partial summary judgment as to its remaining claims. A trial date has not been set.

     In the opinion of management and on the advice of counsel, the Company has made adequate provision for potential liabilities, if any, arising from the above matters. However, the costs and other effects of pending or future litigation, governmental investigations, legal and administrative cases and proceedings (whether civil or criminal), settlements, judgments and investigations, claims and changes in those matters (including those matters described above), and developments or assertions by or against the Company relating to intellectual property rights and intellectual property licenses, could have a material adverse effect on the Company's business, financial condition and operating results.


         3. NATIONAL ASSOCIATION OF SECURITIES DEALERS REVIEW. On December 17, 2003 we received a letter from the NASD's Market Regulation Department stating that the NASD was conducting a review of unusual trading activity in our common stock between the time of the signing of the letter of intent with respect to the Merger and the date that we announced that a letter of intent was signed. There also appears to be unusual trading activity around the time of the signing of the definitive agreement for the Merger and prior to the announcement of such signing.

     By letter dated April 22, 2004, the NASD indicated that it had concluded its review and thanked us for our cooperation in the review. The letter indicated that the NASD referred the matter to the SEC for action, if any, the SEC deems appropriate. The letter concluded that "This referral should not be construed as indicating that any violations of the federal securities laws or the NASD Conduct Rules have occurred, or as a reflection upon the merits of the security involved or upon any person who effected transactions in such security." If the Company is sanctioned or otherwise held liable for this trading any such sanctions could have a material adverse effect on the Company's reputation, listing, financial condition, results of operations and liquidity. In addition, it is possible that such matters may give rise to civil or criminal actions.

PROPERTIES

     We lease 21,250 square feet of office, development and storage space located at 160 Raritan Center Parkway, Edison, NJ 08837. The lease, which costs approximately $28,500 per month (plus taxes, insurance and operating costs), expires in July 2009.

     We also lease 1,082 square feet of office space located at 39 Newhall Street, Birmingham, UK. This lease costs approximately $3,600 per month and expires in September 2004.

EMPLOYEES


     We have 66 full time employees. We have not experienced any work stoppages and consider our relations with our employees to be good. We currently do not have any formal written employment contracts with any of our employees.


                                   MANAGEMENT


OUR BOARD OF DIRECTORS


NAME                 AGE    POSITION
----                 ---    --------
Morris Sutton        65     Chairman of the Board
Jesse Sutton         34     Director, Chief Executive Officer and President
Joseph Sutton        32     Director, Executive Vice President of Research
                            and Development
Louis Lipschitz      59     Director
Marc Weisman         51     Director


     MORRIS SUTTON / CHAIRMAN OF THE BOARD. Morris Sutton has been Chairman since December 5, 2003. Mr. Sutton has more than 40 years of business experience and most recently, was the founder of MSI, our sole operating company and wholly-owned subsidiary, and, prior to the merger, was MSI's Chief Executive Officer from 1986 to December 2003. Morris Sutton is the father of Jesse Sutton and Joseph Sutton. From 1998 to 2001, Mr. Sutton was the Chairman of Majesco Biologicals, Inc., a biotechnology development company, which ceased all operations in 2001 pursuant to an assignment for the benefit of creditors.

     JESSE SUTTON / CHIEF EXECUTIVE OFFICER & PRESIDENT / MEMBER OF THE BOARD. Jesse Sutton has served as one of our directors since December 5, 2003. Mr. Sutton is currently our Chief Executive Officer and President and has served in such capacity since December 2003. Mr. Sutton has been the President of our current wholly-owned subsidiary since 1997 and became its Chief Executive Officer in December 2003. Jesse Sutton is Morris Sutton's son and Joseph Sutton's brother. From 1998 to 2001, Mr. Sutton was the President of Majesco Biologicals, Inc., a biotechnology development company, which ceased all operations in 2001 pursuant to an assignment for the benefit of creditors.

     JOSEPH SUTTON / EXECUTIVE VICE PRESIDENT OF RESEARCH AND DEVELOPMENT / MEMBER OF THE BOARD. Joseph Sutton has served as one of our directors since December 5, 2003. Mr. Sutton is currently our Executive Vice President of Research and Development and has served in such capacity since December 2003. From 1997 to October 2000 Mr. Sutton was a Vice-President of MSI; from October 2000 through September 2003 he was Vice President-Game Development of MSI and in December 2003 he became MSI's Executive Vice President of Research and Development. Joseph Sutton is Morris Sutton's son and Jesse Sutton's brother.


     LOUIS LIPSCHITZ / MEMBER OF THE BOARD. Louis Lipschitz has served as one of our directors since April 20, 2004. He also serves on the audit and compensation committees of our Board of Directors. From February 1, 1996 to March 2004, Mr. Lipschitz served as Executive Vice President and Chief Financial Officer of Toys "R" Us, Inc.

     MARC WEISMAN / MEMBER OF THE BOARD. Marc Weisman has served as one of our directors since June 8, 2004. He is also a member of our audit and compensation committees of our Board of Directors. From 1988 to January 1995, Mr. Weisman served as Chief Financial Officer of The Adco Group, a privately held real estate and financial services company. In January 1995, he joined Credit Suisse First Boston as a Director in the Principal Transactions Group. In October 1996, he formed Sagaponack Partners, L.P., a private equity concern.

     In conjunction with our recently completed private placement, we had an obligation to increase the size of our Board of Directors to a maximum of seven
(7) directors, by June 25, 2004. In addition, for so long as 51% of the 7% convertible preferred stock remains outstanding, based on the number of shares outstanding as of the final closing of our recently completed private placement, holders of the 7% convertible preferred stock will have the right to nominate two members to our Board of Directors.

Those two members must be "independent" within the meaning of the regulations promulgated by Nasdaq for companies quoted on the Nasdaq National Market or by the American Stock Exchange for companies traded on such exchange. Furthermore, the consent, which shall not be unreasonably withheld, of the holders of the 7% convertible preferred stock will be required with respect to the appointment by us of two additional "independent" members of our Board of Directors. On April 20, 2004, Louis Lipschitz was appointed to the Board of Directors as one of the two additional "independent" members who were to be appointed by us and on June 8, 2004, Marc Weisman was appointed to the Board of Directors as one of the two directors to be nominated by the holders of the 7% convertible preferred stock.


     Subject to applicable federal securities laws and the rules of the Nasdaq Stock Market with respect to board composition and corporate governance, the Board members elected by the holders of the 7% convertible preferred stock, shall serve on the Audit Committee and Compensation Committee of our Board of Directors and either director shall serve as the chairman of either or both committees.

COMMITTEES OF THE BOARD OF DIRECTORS


     We currently have an Audit Committee and a Compensation Committee whose members include Louis Lipschitz and Marc Weisman, both of whom are "independent" directors. Our Board of Directors is currently seeking to appoint additional members that will be deemed "independent" and may also serve on the Company's Audit Committee and the Compensation Committee.


DIRECTOR COMPENSATION


     In connection with their appointment to our Board, Louis Lipschitz and Marc Weisman were each granted options to purchase 100,000 shares of our Common Stock at an exercise price of $3.63 and $3.00 per share, respectively, which options expire ten years from the grant date. In addition, we pay each $15,000 annually for serving on our Board and a fee of $1,000 for in-person attendance, and a fee of $500 for telephone attendance, at Board and committee meetings. Other than Mr. Lipschitz and Mr. Weisman, we do not pay directors any cash compensation for serving as a director.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     We currently have a Compensation Committee of our Board of Directors consisting of Louis Lipschitz and Marc Weisman. The Board of Directors as a whole made decisions relating to the compensation of our executive officers prior to the establishment of the Compensation Committee on July 15, 2004. Our committee has no interlocks with other companies.


OUR EXECUTIVE OFFICERS

     Our executive officers who are not directors are Jan E. Chason, our Chief Financial Officer and Joseph Tuchinsky, our Secretary, General Counsel and Senior Vice President of Business and Legal Affairs. None of our executive officers have written employment agreements with us and all serve at the pleasure of the Board of Directors. Certain biographical information with respect to the executive officers is set forth below.


     JAN E. CHASON / CHIEF FINANCIAL OFFICER. Jan E. Chason has served as our Chief Financial Officer since December 2003 and prior to the merger, as Chief Financial Officer of MSI, our sole operating business and wholly-owned subsidiary, since January 2, 2003. Prior to joining MSI, Mr. Chason provided interim Chief Financial Officer services through JEC Consulting Associates from June 2001 through December 2002. From June 1996 through June 2001, he served on the executive team of SFX Broadcasting and SFX Entertainment as the Chief Financial Officer of the following entities: Triathlon Broadcasting Company, The Marquee Group, Inc., and Artist Group International. He later served as Corporate Vice President Finance of Entertainment for SFX Entertainment. After the acquisition of SFX Entertainment by Clear Channel Communications Inc., he served as the Chief Financial Officer of Clear Channel Entertainment's Marketing and Media Divisions. Mr. Chason was a partner at Ernst & Young LLP from October 1982 through September 1994. Mr. Chason is a Certified Public Accountant and has a Bachelor of Business Administration from City College of New York.


     JOSEPH TUCHINSKY / GENERAL COUNSEL/SENIOR VICE PRESIDENT BUSINESS AND LEGAL AFFAIRS AND SECRETARY. Joseph Tuchinsky joined Majesco on October 1, 2003. In his role, he is responsible for managing all of our business and legal affairs including development contracts, licensing relationships, litigation, intellectual property rights and corporate governance. Prior to joining the Company,

Mr. Tuchinsky served as the Director of Legal and Business Affairs for Atari, Inc. and its predecessor company from October 2001 through August 2003 and Legal Counsel to Atari predecessor companies from September 1998 through September 2001. His prior positions included General Counsel for Future Vision Holding, Inc. and Senior Attorney for Long Island Lighting Corporation. Mr. Tuchinsky has a Bachelor of Arts from Queens College and Juris Doctor from Syracuse University College of Law.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth summary information as to compensation received by our Chief Executive Officer and each of the four most highly compensated executive officers who were employed by us at the end of the fiscal year ended October 31, 2003, the most recent fiscal period for which information is available, for services rendered to us in all capacities during the three prior fiscal years ended October 31, 2003 and who earned in excess of $100,000 for services rendered to us during the fiscal year ended October 31, 2003. Pursuant to the Merger, MSI became our wholly-owned subsidiary and our sole operating business. Therefore, any information set forth in the table relating to the time period prior to December 5, 2003, the closing date of the Merger, relates to the operations of MSI for the periods indicated prior to MSI becoming a wholly-owned subsidiary of a public company.

SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION
                                                        ----------------------
                                                                  ALL OTHER
               NAME AND PRINCIPAL                                COMPENSATION
                    POSITION                      YEAR  SALARY       (1)
------------------------------------------------- ----- ------- --------------
Jesse Sutton, President and Chief                 2003  350,000    17,000
Executive Officer (2)                             2002  340,000    17,000
                                                  2001  260,000    16,000

Joseph Sutton, Executive Vice President           2003  350,000    17,000
of Research and Development                       2002  328,000    15,600
                                                  2001  156,000    16,900

Morris Sutton, Chairman and former Chief          2003  450,000    17,000
Executive Officer (2)                             2002  418,000    16,860
                                                  2001  450,000    16,000

Jan E. Chason, Chief Financial Officer (3)        2003  159,000      --
                                                  2002   --          --
                                                  2001   --          --

     (1) Other Annual Compensation represents contributions to the Majesco Sales Inc. Profit Sharing Plan on behalf of Jesse, Morris and Joseph Sutton.

     (2) Jesse Sutton was named Chief Executive Officer on December 5, 2003, the closing date of the Merger. Unless otherwise noted, prior to such date, Morris Sutton served as Chief Executive Officer of MSI.

     (3) Mr. Chason began his employment with Majesco on January 2, 2003.

     With respect to the current annual compensation of Joseph Sutton and Jesse Sutton, each of them has agreed to lower such compensation from $350,000 to $225,000.

     There were no option grants in the last fiscal year to the executive officers named in the summary compensation table above during our fiscal year ended October 31, 2003. Of the named individuals, only Jan E. Chason holds options to purchase shares of our common stock, pursuant to a grant on March 25, 2004 to purchase 300,000 shares, with an exercise price of $1.90 per share, which expire on March 25, 2014.

EMPLOYEE BENEFIT PLANS

     2004 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK OPTION PLAN

     Our 2004 Employee, Director and Consultant Stock Option Plan was approved by our Board of Directors in February 2004 and adopted by our stockholders on February 13, 2004, which approval by our stockholders became effective on April 13, 2004. Under this plan, we may grant incentive stock options, nonqualified stock options and stock. A total of 10,000,000 shares of common stock have been reserved for issuance under this plan, all of which are currently available for future grant.

     The Stock Option Plan is to be administered by our Board of Directors, except to the extent that it delegates its authority to a committee of the Board. The Plan authorizes the issuance of stock grants to our employees, directors and consultants, the grant of incentive stock options to our employees and the grant of non-qualified options to our employees and directors (approximately 26 people), and consultants; provided, however, that any member of the Sutton family (as specified in the Plan), who is also one of our directors, executive officers, or greater than 5% beneficial owner of any of our issued and outstanding securities shall not be eligible to participate in and receive a grant or grants under the Plan.


     For non-qualified options, the exercise price per share is determined by the Board, subject to the limitation that the exercise price at least equals the par value per share of our common stock (i.e. $0.001 per share). For incentive stock options, the exercise price per share is determined by the Board, subject to the limitation that the exercise price at least equals 100% of the fair market value per share of our common stock on the date of grant of the incentive stock option. If the participant in the Plan owns more than 10% of the total combined voting power of the company, the exercise price per share must at least equal 110% of the fair market value per share of our common stock on the date of grant of the incentive stock option.

     The maximum term of options granted under this plan is ten years. The exercise price of non-qualified stock options shall not be less than the par value of our common stock. The exercise price of incentive stock options shall not be less than 100% of the fair market value per share of common stock on the date of the option grant, with respect to plan participants who own 10% or less of the total combined voting power of all classes of our stock, and not less than 110% of the fair market value on the date of grant, with respect to plan participants who own more than 10% of the total combined voting power of all classes of our stock.

     With respect to stock grants, the date prior to which an offer of a stock grant must be accepted by a grantee and the stock grant purchase price, if any, shall be determined by the Board. A stock grant may be subject to repurchase by us upon termination of employment of the grantee with the company, under certain circumstances

LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION

     The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.

     We have obtained director and officer liability insurance to cover liabilities of our directors and officers that may occur in connection with their services to us, including matters arising under the Securities Act of 1933 (the "Securities Act"). Our certificate of incorporation and bylaws also provide that we will indemnify and advance expenses to, to the fullest extent permitted by the Delaware General Corporation Law, any of our directors and officers, against any and all costs, expenses or liabilities incurred by them by reason of having been a director or officer.

     Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

     There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                           RELATED PARTY TRANSACTIONS


     Prior to our merger with MSI on December 5, 2003, Jesse Sutton and Joseph Sutton each previously loaned MSI approximately $1.8 million, for an aggregate amount of approximately $3.5 million, in order to enable the Company to repay amounts due under a line of credit from a bank with the remainder used for working capital purposes. Jesse and Joseph Sutton were repaid, in the aggregate, approximately $2.5 million from the proceeds of our recently completed private placement. On February 26, 2004, in conjunction with the closing of the private placement and pursuant to negotiations with the placement agent, the remaining $1.0 million owed to them was exchanged for units having a value of $1.0 million which units consisted of (i) 100 shares ($1.0 million) of 7% Convertible Preferred Stock, which will be convertible at the option of the holder into 1,000,000 shares of our Common Stock and (ii) a three year warrant to purchase 1,000,000 shares of our Common Stock at an exercise price of $1.00 per share. Immediately prior to the initial closing of the private placement the market price of the common stock was $1.70.



     On November 25, 2003, Albert Ades, the father-in-law of Jesse Sutton, loaned MSI $1.0 million. In exchange for the loan, Mr. Ades received a non-interest bearing convertible promissory note that would automatically convert into shares of our common stock upon (i) the consummation of our merger with MSI and (ii) an increase in our authorized shares of common stock sufficient to allow for the conversion of the note. MSI used the funds to satisfy a portion of its obligations pursuant to the Atari Settlement. The loan was satisfied in exchange for 2,000,000 shares of our Common Stock on April 23, 2004.

     We currently use the services of a printing and packaging company in which Morris Sutton's brother is a co-owner. In 2003, we received services from this company for which we were billed approximately $1.9 million. Such charges are to our knowledge, on terms no less favorable to what we could receive from providers of similar services.

     During 2003, approximately 9,500,000 unregistered shares of our Common Stock were sold at a price of $0.10 per share. The proceeds of these sales were used to pay off debts to service providers and our other creditors, including a consulting fee payment in connection with the merger equal to $450,000 to Atlantis Equities, Inc. ("Atlantis"), an entity of which Robert S. Ellin, our former Chairman, is a principal. Atlantis also received consulting fees of approximately $130,000 for consulting services rendered to the Company in 2002 and 2003. In addition, Atlantis received an additional $300,000 upon completion of our recently completed private placement. The placement agent we used in connection with the recently completed private placement paid a referral fee to Atlantis which included 92 units (92 shares of 7% Convertible Preferred Stock and a warrant to purchase 920,000 shares of Common Stock) as a portion of the placement agent warrant that was issued to the placement agent.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of our voting stock as of July , 2004, and as adjusted to reflect the sale of our common stock offered by this prospectus by:


     o   the executive officers named in the summary compensation table;

     o   each of our directors;

     o   all of our current directors and executive officers as a group; and

     o each stockholder known by us to own beneficially more than five percent of our common stock.


     Beneficial ownership is based upon 81,000,572 shares of common stock outstanding as of July 28, 2004 and determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of July 28, 2004, pursuant to the exercise of options, warrants or other derivative securities, are deemed to be outstanding for the purpose of computing the number of shares beneficially owned and the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of voting power is based on the number of shares beneficially owned by the person or entity identified and the following shares outstanding: (i) 81,000,572 shares of common stock; and (ii) 2,683 shares of 7% convertible preferred stock.


     Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders.

                                                                                                                    PERCENT OF
                                                               NUMBER OF SHARES                PERCENT OF             VOTING
COMMON STOCK                                                  BENEFICIALLY OWNED                 CLASS                POWER
-------------------------------                            ------------------------------  -------------------  -------------------
Directors and Executive Officers
--------------------------------
Jesse Sutton                                                       15,620,002(1)                 19.1%                 14.4%
Jesse M. Sutton Foundation (2)                                      1,520,000                     1.9%                  1.4%
Joseph Sutton                                                      15,620,002(1)                 19.1%                 14.4%
Morris Sutton (3)                                                   5,620,042                     7.0%                  5.2%
Jan E. Chason                                                               0(4)                    *%                    *%
Joseph Tuchinsky                                                            0(4)                    *%                    *%
   Executive officers and directors as a group                     38,380,046                    46.3%                 35.6%
Five Percent Stockholders
Adam Sutton (5)                                                    14,620,002                    18.1%                 13.6%

7% CONVERTIBLE PREFERRED STOCK (6)
------------------------------
Directors and Executive Officers
Jesse Sutton                                                               50                     1.9%                 14.4%
Joseph Sutton                                                              50                     1.9%                 14.4%
   Executive officers and directors as a group                            100                     3.7%

Five Percent Stockholders
-------------------------
033 Growth Partners I LP (7)                                              172                     6.4%                  3.1%
Corsair Capital (8)                                                       244                     9.1%                  4.4%
Harvest Opportunity Partners II LP (9)                                    343                    12.8%                  6.2%
Scoggin Capital Management                                                250                     9.3%                  4.5%

     * Represents beneficial ownership of less than 1% of the shares of common stock

     (1) Includes 500,000 shares of common stock which may be acquired upon conversion of 50 shares of 7% convertible preferred stock and 500,000 shares of common stock which may be acquired upon exercise of warrants to purchase 500,000 shares of common stock.

     (2) Morris Sutton, Jesse Sutton and Joseph Sutton act as officers of the Jesse M. Sutton Foundation, and each has the power to vote and dispose of the shares held by the Foundation. The number of shares disclosed under each of Jesse, Joseph and Morris Sutton does not include the number of shares held by the Foundation.

     (3) Pursuant to a voting agreement, Morris Sutton has the power to vote the shares held in the name of his daughter, Sarah Sutton. The voting agreement does not restrict Sarah from exercising all other rights of beneficial ownership, including disposition and the right to receive payments of dividends or other distributions from the Company with respect to the shares.

     (4) Does not include shares of common stock underlying outstanding options which options vest 1/3 annually commencing on March 25, 2005.

     (5) Adam Sutton is the adult son of Morris Sutton and brother of Jesse and Joseph Sutton. Adam is not an executive officer or director of the company.

     (6) All shares of 7% convertible preferred stock are immediately convertible into shares of common stock at a current conversion ratio of $1.00 per share for each share of 7% convertible preferred stock with each share having a value of $10,000. Each share of 7% convertible preferred stock has voting rights on an as-converted basis and votes together with the common stock as one class, except as otherwise regulated by law.

     (7) Does not include shares held by 033 Growth Int'l Fund Ltd., 033 Growth Partners II LP, and Oyster Pond Partners over which Michael T. Vigor has investment power and Lawrence C. Long Jr. has voting power, along with the shares held by 033 Growth Partners I LP.

     (8) Does not include shares held by Caspian Capital Partners L.P., Mariner Opportunities, Corsair Capital Investors, Ltd., Corsair Long/Short International, Corsair Capital Partners 100, and Corsair Select over which Jay Petschek and Steven Major share voting and investment power, along with the shares held by Corsair Capital.

     (9) Does not include shares held by Harvest Opportunity Offshore Ltd. and Harvest Opportunity Partners II Qualified L.P., beneficial ownership of which is held by Joseph A. Jolson, along with the shares held by Harvest Opportunity Partners II LP.

                              SELLING STOCKHOLDERS

This prospectus covers offers and sales of the following shares of common stock:

     o 2,000,000 shares of common stock issued upon conversion of an outstanding Convertible Note dated as of November 25, 2003.

     o 25,830,000 shares of common stock issuable upon the conversion of outstanding 7% convertible preferred stock issued in connection with a private placement completed on February 26, 2004.

     o 25,830,000 shares of common stock issuable upon the exercise of warrants having an exercise price of $1.00 per share that were issued in connection with a private placement completed on February 26, 2004.

     o 1,000,000 shares of common stock issuable upon (i) the conversion of 7% convertible preferred stock (500,000 shares) and (ii) warrants having an exercise price $1.00 per share (500,000 shares) that were issued to Jesse Sutton in exchange for previously outstanding indebtedness.

     o 1,000,000 shares of common stock issuable upon (i) the conversion of 7% convertible preferred stock (500,000 shares) and (ii) warrants having an exercise price $1.00 per share (500,000 shares) that were issued to Joseph Sutton in exchange for previously outstanding indebtedness.

     o 2,520,000 shares of common stock issuable upon (i) the conversion of 7% convertible preferred stock (1,260,000 shares) and (ii) warrants having an exercise price of $1.00 per share (1,260,000 shares), as the securities underlying the placement agent warrant to purchase units that was issued to JMP Securities LLC as a portion of the placement agent fee issued in connection with a private placement completed on February 26, 2004.

     o 1,000,000 shares of common stock issuable upon (i) the conversion of 7% convertible preferred stock (500,000 shares) and (ii) warrants having an exercise price of $1.00 per share (500,000 shares), as the securities underlying the placement agent warrant to purchase units that was issued to JMP Asset Management LLC as a portion of the placement agent fee issued in connection with a private placement completed on February 26, 2004.

     o 1,840,000 shares of common stock issuable upon (i) the conversion of 7% convertible preferred stock (920,000 shares) and (ii) warrants having an exercise price of $1.00 per share (920,000 shares), as the securities underlying the placement agent warrant to purchase units that was issued to Atlantis Equities, Inc. as a portion of the placement agent fee issued in connection with a private placement completed on February 26, 2004.

     o 302,000 shares of common stock issued to CEOcast, Inc. pursuant to a consultation agreement, dated as of November 8, 2003.

     o 160,000 shares of common stock issued to Hayden Communications, Inc. pursuant to a consultation agreement, dated as of November 26, 2003.

     o 100,000 shares of common stock issued to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. pursuant to a settlement agreement, dated as of December 5, 2003.

     The following table provides information on the selling stockholders, their current beneficial ownership of our securities, the number of shares offered for each stockholder's account, and the amount and percentage of their beneficial ownership after this offering, assuming they sell all of the offered shares. "Beneficial ownership" here means direct or indirect voting or investment power over outstanding stock and stock which a person has the right to acquire now or within 60 days after the date of this prospectus. The table also includes stock issuable on exercise of the warrants described above.


     The information in the table was provided by the selling stockholders, reports furnished to us under rules of the SEC and our stock ownership records, as of the date of this prospectus. Except as noted in the footnotes, (i) no selling stockholder has had, within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates and (ii) the shares included in this offering under the column entitled "Shares Offered" consist of common stock, half of which is to be acquired upon conversion of our 7 % preferred stock and the other half of which is to be acquired upon exercise of warrants to purchase common stock. The calculation of the percentage of common stock beneficially owned after the offering is based on 81,000,572 shares outstanding as of July 28, 2004.


------------------------------------------------------------------------------------------------------------------------------------
                                               SHARES                                      SHARES              % OF COMMON STOCK
                                            BENEFICIALLY                                BENEFICIALLY             BENEFICIALLY
                                            OWNED BEFORE                                 OWNED AFTER              OWNED AFTER
NAME OF SELLING STOCKHOLDER                 THE OFFERING          SHARES OFFERED        THE OFFERING             THE OFFERING
---------------------------------------- -------------------- --------------------- --------------------- --------------------------
033 Growth Partners I LP (1)                   3,440,000              3,440,000                      0                   *
033 Growth Int'l Fund Ltd. (1)                 1,700,000              1,700,000                      0                   *
033 Growth Partners II LP (1)                  1,080,000              1,080,000                      0                   *
Oyster Pond Partners (1)                         780,000                780,000                      0                   *
Asher Roshanzamir                                500,000                500,000                      0                   *
EBR Holdings II L.P. (2)                       1,600,000              1,600,000                      0                   *
Brian Potiker Trustee of the Brain
   Potiker Revocable Trust UAD 8/7/96            400,000                400,000                      0                   *
Corsair Capital (3)                            4,880,000              4,880,000                      0                   *
Caspian Capital Partners LP (3)                  900,000                900,000                      0                   *
Mariner Opportunities (3)                        900,000                900,000                      0                   *
Corsair Capital Investors, Ltd (3)               600,000                600,000                      0                   *

Corsair Long / Short /
   International (3)                             230,000                230,000                      0                   *
Corsair Capital Partners 100 (3)                 170,000                170,000                      0                   *

                                               SHARES                                      SHARES              % OF COMMON STOCK
                                            BENEFICIALLY                                BENEFICIALLY             BENEFICIALLY
                                            OWNED BEFORE                                 OWNED AFTER              OWNED AFTER
NAME OF SELLING STOCKHOLDER                 THE OFFERING          SHARES OFFERED        THE OFFERING             THE OFFERING
---------------------------------------- -------------------- --------------------- --------------------- --------------------------
Corsair Select (3)                            2,120,000              2,120,000                       0                   *
Sandor Capital Master Fund (4)                  800,000                800,000                       0                   *
Edward & Heide Stiel                            100,000                100,000                       0                   *
Gigi Mechlowitz                                 390,000                390,000                       0                   *
Howard Moher                                    180,000                180,000                       0                   *

Charles Spieler                                  30,000                 30,000                       0                   *
Gotham Holdings, L.P. (5)                     2,269,500              2,000,000                 269,500                   *
Jacob Wizman                                    515,000                500,000                  15,000                   *
Jay Rubin                                       200,000                200,000                       0                   *
Harvest Opportunity Partners II LP (6)        6,860,000              6,860,000                       0                   *
Harvest Opportunity Offshore Ltd (6)          2,460,000              2,460,000                       0                   *
Harvest Opportunity Partners II
   Qualified LP (6)                             680,000                680,000                       0                   *
Leonard H. Sherman                              500,000                500,000                       0                   *
Logos Partners, LP (7)                          800,000                800,000                       0                   *
Michael Goldstein Pension Plan                  100,000                100,000                       0                   *
Rachel Landau Family Trust                      200,000                200,000                       0                   *
Michael P. Sheison                              288,000                260,000                  28,000                   *
Richard Molinsky                                350,000                100,000                 250,000                   *
Schottenfeld Qualified Associates (8)         1,600,000              1,600,000                       0                   *
CSL Associates LP (9)                           300,000                300,000                       0                   *
Scoggin Capital Management                    5,000,000              5,000,000                       0                   *
Stephen S. Taylor                               100,000                100,000                       0                   *
RBC Dain Rauscher Fbo Trevor Colby IRA          160,000                160,000                       0                   *
Trevor Colby                                    140,000                140,000                       0                   *
Dylan Colby                                     100,000                100,000                       0                   *
R.H. Realty Money Purchase Plan (11)            200,000                200,000                       0                   *
Michael G. Balog                              1,000,000              1,000,000                       0                   *
Broadlawn Capital LLC (12)                      100,000                100,000                       0                   *
Nob Hill Capital Partners                             0                500,000                       0
West End Capital Partners (13)                  800,000                800,000                       0                   *
Jon D. Gruber Ttee FBO Jonathan Wyatt
Gruber Trust (14)                                50,000                 50,000                       0                   *
Jon D. Gruber And Linda W. Gruber               600,000                600,000                       0                   *
Lindsay Gruber Dunham (14)                       50,000                 50,000                       0                   *
Lagunitas Partners LP (15)                      600,000                600,000                       0                   *
Gruber McBaine International (15)             2,400,000              2,400,000                       0                   *
J. Patterson McBaine                            300,000                300,000                       0                   *
Wendy Jo Lewis (Bruce Gropper)                  100,000                100,000                       0                   *
Harvey Bibicoff                               1,550,000(16)            200,000               1,350,000                 1.9%

Dynacap Global (14)                                   0              1,000,000                       0                   *
Scott Christie                                  100,000                100,000                       0                   *
Michael Solomon                                       0                100,000                       0                   *


                                               SHARES                                      SHARES              % OF COMMON STOCK
                                            BENEFICIALLY                                BENEFICIALLY             BENEFICIALLY
                                            OWNED BEFORE                                 OWNED AFTER              OWNED AFTER
NAME OF SELLING STOCKHOLDER                 THE OFFERING          SHARES OFFERED        THE OFFERING             THE OFFERING
---------------------------------------- -------------------- ------------------------------------------- --------------------------
Dan Solomon                                     300,000                300,000                       0                   *
Morris Cabasso                                  200,000                200,000                       0                   *
Joseph B. Rubin                                 200,000                200,000                       0                   *
Albert Ades                                   2,000,000              2,000,000                       0                   *
Jesse Sutton                                 15,620,002              1,000,000              14,620,002(18)              18%
Joseph Sutton                                15,620,002              1,000,000              14,620,002(18)              18%
JMP Securities LLC                            2,520,000              2,520,000                       0                   *
JMP Asset Management LLC                      1,000,000              1,000,000                       0                   *
Atlantis Equities, Inc. (19)                  3,476,788(20)          1,840,000               3,476,788                   4%
CEOcast, Inc                                    302,000                302,000(21)                   0                   *
Hayden Communications, Inc.                     160,000                160,000(21)                   0                   *
Mintz, Levin, Cohn, Ferris, Glovsky
   and Popeo, P.C.                              175,000(22)            100,000(21)              75,000                   *


--------------
*Less than one percent.
     (1) Michael T. Vigor has investment power over the securities and Lawrence
         C. Long Jr. has voting power over the securities.

     (2) Beneficial ownership of the securities is held by EBR, Inc.
         Brian Potiker, Lowell Potiker, Hughes Potiker and Sheila Potiker share voting and investment power over the securities.


     (3) Jay Petschek and Steven Major share voting and investment power over the securities.

     (4) Beneficial ownership of the securities may be deemed to be held by John
         S. Lemak.

     (5) Beneficial ownership of the securities may be deemed to be held by Russell L. Anmuth.

     (6) Beneficial ownership of the securities may be deemed to be held by Joseph A. Jolson.

     (7) Beneficial ownership of the securities may be deemed to be held by Clark Lehman.

     (8) Beneficial ownership of the securities may be deemed to be held by Richard Schottenfeld.

     (9) Beneficial ownership of the securities may be deemed to be held by Charles S. Lipson.

    (10) Holds the securities as nominee for its affiliate, Game Boy
         Partners, L.L.C. Beneficial ownership of the securities may be deemed to be held by Craig W. Effron and Curtis J. Schenker.

    (11) Beneficial ownership of the securities may be deemed to be held by Ralph Herzka.

    (12) Beneficial ownership of the securities may be deemed to be held by Jon Bloom.

    (13) Beneficial ownership of the securities may be deemed to be held by Charles S. G. Bolton.

    (14) John D. Gruber has voting and investment power over the securities.

    (15) Gruber & McBaine Capital Management, LLC is the general partner. John D. Gruber and J. Patterson McBaine share investment power over the securities.

    (16) Includes 200,000 shares held by his wife.

    (17) Beneficial ownership of the securities may be deemed to be held by DynaCapital SA, an investment advisor, of which S. Aeschbecher and T. Veillet are the principals.

    (18) All of the securities are subject to restrictions on transfer that expire one year from the date of this prospectus.

    (19) Robert Ellin is a principal and Nancy Ellin, his wife, is the sole director and sole stockholder.

    (20) This amount does not include 1,840,000 shares being offered hereunder with respect to which Atlantis Equities, Inc. does not have the right to acquire now or within 60 days after the date of this prospectus unless it chooses to waive a restriction on conversion or exercise upon 61 days prior notice which restricts such conversion or exercise to the extent such holder thereafter would beneficially own more than 4.99% of our issued and outstanding common stock.

    (21) Represents shares of common stock held directly by the selling stockholder.

    (22) Does not include shares which may be held by the individual members of the law firm.

                              PLAN OF DISTRIBUTION

     We have registered the shares on behalf of the selling stockholders. For the purposes herein, the term "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, corporate dividend, partnership or limited liability company distribution or other transfer. We are bearing all costs relating to the registration of the shares, other than fees and expenses, if any, of counsel or other advisors to the selling stockholders. Any commissions, discounts, or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholders. The selling stockholders may offer their shares at various times in one or more of the following transactions, or in other kinds of transactions:

     o   transactions on the Over-The-Counter Bulletin Board;

     o in private transactions other than through the Over-The-Counter Bulletin Board;

     o   in connection with short sales of our shares;

     o   by pledge to secure debts and other obligations;

     o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions;

     o   in standardized or over-the-counter options; or

     o   in a combination of any of the above transactions.

     The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance on Rule 144 under the Securities Act, if they meet the criteria and conform to the requirements of that rule.

     The selling stockholders may sell their shares at quoted market prices, at prices based on quoted market prices, at negotiated prices or at fixed prices. The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers may either receive discounts or commissions from the selling stockholders, or they may receive commissions from purchasers of shares for whom they acted as agents.

     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of shares may be "underwriters" within the meaning of the Securities Act. Any commissions received by broker-dealers or agents on the sales and any profit on the resale of shares purchased by broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under the rules and regulations of the SEC, any person engaged in the distribution or the resale of our shares may not simultaneously buy, bid for or attempt to induce any other person to buy or bid for our common stock in the open market for a period of two business days prior to the commencement of the distribution. The rules and regulations under the Securities Exchange Act of 1934 may limit the timing of purchases and sales of shares of our common stock by the selling stockholders.

                          DESCRIPTION OF CAPITAL STOCK

     Pursuant to our Certificate of Incorporation, we are authorized to issue 250,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share, of which 3,000 shares have been designated 7% convertible preferred stock.

COMMON STOCK

VOTING RIGHTS. HOLDERS OF COMMON STOCK ARE ENTITLED TO ONE VOTE PER SHARE HELD OF RECORD ON ALL MATTERS TO BE VOTED ON BY THE STOCKHOLDERS.

Dividends. Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefore, subject to the rights of the holders of preferred stock, if any.

Liquidation Preference. In the event we liquidate, dissolve or wind up, holders of Common Stock are entitled to share ratably in all assets remaining after payment of our liabilities and the liquidation preference, if any, of any then outstanding shares of Preferred Stock.

Holders of Common Stock have no preemptive rights and no rights to convert their Common Stock into any other securities, and there are no redemption or sinking fund provisions with respect to such shares. The rights, preferences and privileges of holders of Common Stock are subject to, and may be materially adversely affected by, the rights of the holders of shares of any series of Preferred Stock which are currently outstanding or which the Board of Directors may designate and issue in the future. We currently have 250,000,000 shares of Common Stock authorized.

PREFERRED STOCK

     We are authorized to issue up to 10,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of Preferred Stock, as well as to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. The Board of Directors, without stockholder approval, may issue Preferred Stock with voting and conversion rights that could materially adversely affect the voting power of the holders of Common Stock or other series of Preferred Stock. The issuance of Preferred Stock could also decrease the amount of earnings and assets available for distribution to holders of Common Stock. In addition, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing our change in control.

     SERIES A CONVERTIBLE PREFERRED STOCK

     We previously authorized 1,000,000 shares of Preferred Stock, designated as Series A convertible preferred stock, $0.001 par value per share, of which 572,888 shares were issued and outstanding immediately prior to their conversion into 40,675,048 shares of our Common Stock which occurred on April 23, 2004. All of the previously outstanding shares of Series A convertible preferred stock were distributed to the stockholders of MSI as part of the consideration for the merger which occurred in December 2003. All shares were convertible at the option of the holder into shares of Common Stock at a ratio of 71 shares of Common Stock for each share of Series A convertible preferred stock.

     7% CONVERTIBLE PREFERRED STOCK

     We have currently authorized 3,000 shares of 7% Convertible Preferred Stock, $0.001 par value per share, of which 2,683 shares are currently outstanding. The 7% convertible preferred stock is convertible at the option of the holder into 10,000 shares of Common Stock of the Company per share of 7% convertible preferred stock at a conversion price of $1.00. Each share of 7% convertible preferred stock is entitled to receive a 7% cumulative dividend payable solely in shares of Common Stock, on an annual basis. In addition, the holders of the 7% convertible preferred stock shall be entitled to share in any dividends paid on the Common Stock on an "as converted" basis. The holders of the 7% convertible preferred stock will be entitled to a liquidation preference equal to the amount invested per share, plus any accrued and unpaid dividends. The 7% convertible preferred stock has voting rights on an as-converted basis and votes together with the Common Stock as one class, except that it votes as a separate class on certain directors as described below and except as otherwise required by law.

     The 7% convertible preferred stock shall rank senior to any other class or series of our capital stock. In the event of a liquidation, the holders of the 7% convertible preferred stock, after provision for payment of our debts and liabilities, before any distribution is made with respect to any other class or series of our capital stock will be entitled to receive a liquidation preference equal to the original purchase price of the 7% convertible preferred stock plus all accrued and unpaid dividends thereon.

     Each share of 7% convertible preferred stock shall automatically convert into Common Stock of the Company at a conversion price of $1.00 per share at such time as the closing price of the Common Stock is equal to or greater than $2.50 per share for a 60 consecutive calendar day period, provided that during such 60 consecutive calendar day period, the average daily trading volume for each day is equal to or greater than 75,000 shares.

     The certificate of designation for the 7% convertible preferred stock shall provide that, within 120 days after the final Closing of the Offering, there shall be a maximum of seven (7) directors on the Board of Directors. At each election of directors after the final Closing, for so long as 51% of the 7% convertible preferred stock remains outstanding, based on the number of shares outstanding as of the final Closing, Harvest Opportunity Partners II, L.P., on behalf of the holders of the 7% convertible preferred stock will have the right to nominate two members to the Company's Board of Directors, on behalf of the holders of the 7% Preferred Stock, who are "independent" within the meaning of the regulations promulgated by Nasdaq for companies quoted on the Nasdaq National Market and by the American Stock Exchange for companies traded on such exchange. In addition, the consent, which shall not be unreasonably withheld, of Harvest Opportunity Partners II, L.P. on behalf of the holders of the 7% convertible preferred stock will be required with respect to the appointment by the Company of two "independent" members of the Company's Board of Directors.

     Subject to applicable federal securities laws and the rules of the Nasdaq Stock Market with respect to board composition and corporate governance, the Board members elected by the holders of the 7% convertible preferred stock, shall serve on the Audit Committee and Compensation Committee of the Company's Board of Directors and either director shall serve as the chairman of either or both committees.

WARRANTS ISSUED IN RECENT PRIVATE PLACEMENT

     Exercise Price and Terms. Each warrant issued in our recently completed private placement (the "Warrants"), entitles the holder thereof to purchase at any time until three years after the issue date, up to ten thousand (10,000) shares of Common Stock at an exercise price equal to $1.00 per share. The holder of any Warrant may exercise such Warrant by surrendering the Warrant to us, with the notice of exercise properly completed and executed, together with payment of the exercise price. The Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Warrants. No fractional shares will be issued upon the exercise of the Warrants.

     The Company, at its option, may call, at a price of $.001 per share of Common Stock underlying the Warrant, up to one hundred percent (100%) of the Warrants in the event the closing price of the Common Stock is equal to or greater than $2.50 for a 60 consecutive calendar day period, provided that during such 60 consecutive calendar day period, the average daily trading volume for each day is equal to or greater than 75,000 shares. Upon a call, the holder may exercise such Warrant and in the event the holder elects not to exercise the Warrant, then the Company may repurchase at such price.

PLACEMENT AGENT WARRANT

     Exercise Price and Terms. Each Warrant entitles the holder thereof to purchase at any time until five years after the issue date, one Unit, consisting of one share of 7% convertible preferred stock and a Warrant, at a price per Unit equal to $10,000.00. The Placement Agent may exercise the Placement Agent Warrant by surrendering it to us, with the notice of exercise properly completed and executed, together with payment of the exercise price. The Placement Agent Warrant may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Warrants. No fractional shares will be issued upon the exercise of the Warrants.

REGISTRATION OBLIGATION

     We have agreed to file on or before May 26, 2004, a registration statement on Form S-1 or other appropriate registration document with the SEC covering the resale of the shares of Common Stock issuable upon conversion of the 7% convertible preferred stock and issuable upon exercise of the Warrants, as well as the shares of Common Stock issuable upon conversion and exercise, as applicable, of the securities underlying the Placement Agent Warrants. In the event we do not file the registration statement by such date, we shall be obligated to pay an amount, as liquidated damages to each holder of the 7% Preferred Stock, equal to 1.5% of such holder's initial investment in the Units for each thirty day period we fail to file subsequent to such date. In addition, in the event the registration statement is not declared effective by the SEC by August 23, 2004, we shall be obligated to pay an amount, as liquidated damages to each holder of the 7% convertible preferred stock, equal to 3.0% of such holder's initial investment in the Units for each thirty day period the registration statement is not declared effective by such date.

RESTRICTIONS ON TRANSFER OF SECURITIES PRIOR TO REGISTRATION

     The 7% convertible preferred stock, the Warrants and the Placement Agent Warrant, including, prior to their registration for resale as described above, the shares of Common Stock issuable upon conversion of the 7% convertible preferred stock and issuable upon exercise of the Warrants, may not be transferred except as provided below. Prior to any proposed transfer of any of the identified securities, including such Common Stock, the holder thereof shall give written notice to us of such holder's intention to affect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall be accompanied by either (i) if required, a written opinion of legal counsel to the holder which shall be reasonably satisfactory to us to the effect that the proposed transfer of the securities may be effected without registration under the Securities Act or (ii) a "no-action" letter from the SEC to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto, whereupon the holder of such securities shall be entitled to transfer such securities in accordance with the terms of the notice delivered by such holder to us. We will not require such a legal opinion or "no action" letter (x) in any transaction in compliance with Rule 144 promulgated under the Securities Act, (y) in any transaction in which the holder distributes securities solely to its stockholders on a pro rata basis for no consideration, or (z) in any transaction in which a holder which is a partnership distributes securities solely to partners thereof on a pro rata basis for no consideration. These restrictions will terminate with respect to any such securities following their registration for resale pursuant to our registration obligation described above.

OPTION PLAN

     We authorized adopting a 2004 Employee, Director and Consultant Stock Plan, pursuant to which we have reserved 10,000,000 shares of Common Stock for issuances under the plan to eligible participants; provided, however, eligible participants will not include any member of the Sutton family who is also one of our directors, executive officers or greater than 5% beneficial owners of any of our securities. Our stockholders approved this stock option plan pursuant to a majority written consent dated February 13, 2004, which approval by our stockholders was effective on April 13, 2004.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is Florida Atlantic Stock Transfer Inc.

LISTING

     Our common stock is quoted on the Over-The-Counter Bulletin Board under the symbol "MJSH."

                                  LEGAL MATTERS

     The legality of the shares of common stock offered in this prospectus has been passed upon by our counsel, Mintz Levin Cohn Ferris Glovsky and Popeo, P.C., New York, New York. Members of the Mintz firm hold in the aggregate 11,971 shares of common stock. In addition, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. holds 175,000 shares of common stock, of which 100,000 shares are being offered in this prospectus.

                                     EXPERTS

     The consolidated financial statements of Majesco Sales Inc and subsidiary as of October 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' deficiency and cash flows for each of the years in the three-year period ended October 31, 2003, have been included herein in reliance upon the report of Goldstein Golub Kessler LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     On January 5, 2004, we dismissed our independent auditors, Israeloff, Trattner & Co. P.C. ("Israeloff"). The decision to change independent auditors was made in connection with our merger and change of control of the Company, as reported in our Current Report on Form 8-K, dated December 5, 2003, and filed on December 22, 2003. In lieu of an audit or similar committee of the Board of Directors, the decision to dismiss Israeloff was recommended and approved by our Board of Directors. The report of Israeloff on our financial statements as of and for the fiscal year ended December 31, 2002 contained no adverse opinion or disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audit for the fiscal year ended December 31, 2002 and during the subsequent period that began on January 1, 2003 and ended on January 4, 2004, there were no disagreements with Israeloff on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if they had occurred and not been resolved to the satisfaction of Israeloff, would have caused Israeloff to make reference to such disagreements in their report on the financial statements for such year. Israeloff was engaged by us on April 4, 2003 and had no involvement with us relating to the fiscal year ended December 31, 2001. On February 11, 2004, we engaged Goldstein Golub Kessler LLP, our current independent accountants

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

     You may read and copy all or any portion of the registration statement without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at such address. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC's web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

                          INDEX TO FINANCIAL STATEMENTS


                                                                          PAGE
                                                                         ------
Independent Auditor's Report.............................................   F-2

Majesco Sales Inc. and subsidiary
Consolidated balance sheet - October 31, 2003 and 2002...................   F-3

Consolidated statement of operations - Years ended October 31, 2003,
  2002 and 2001..........................................................   F-4

Consolidated statement of shareholders' deficiency - Years ended
  October 31, 2001, 2002 and 2003........................................   F-5

Consolidated statement of cash flows - Years ended October 31, 2003,
  2002 and 2001..........................................................   F-6

Notes to consolidated financial statements............................... F-7-F-14

Majesco Holdings Inc. and subsidiaries
Consolidated Balance Sheet as of April 30, 2004 (unaudited)..............  F-15

Consolidated statement of operations and comprehensive loss for the three and six months ended April 30, 2004 and 2003 (unaudited).........  F-16

Consolidated statement of stockholders' deficiency for the six months ended April 30, 2004 (unaudited).......................................  F-17

Consolidated statement of cash flows for the six months ended April 30,
  2004 and 2003 (unaudited)..............................................  F-18

Notes to consolidated financial statements (unaudited)...................F-19-F-24

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Majesco Sales Inc.

We have audited the accompanying consolidated balance sheets of Majesco Sales Inc. and subsidiary as of October 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' deficiency and cash flows for each of the three years in the period ended October 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Majesco Sales Inc. and subsidiary as of October 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2003, in conformity with accounting principles generally accepted in the United States of America.



GOLDSTEIN GOLUB KESSLER LLP
New York, New York


January 7, 2004, except for the last two paragraphs of Note 14, as to which the date is February 17, 2004.

                        MAJESCO SALES INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)


                                                                                        OCTOBER 31,
                                                                                 --------------------------
                                                                                    2003           2002
                                                                                 ------------   -----------
ASSETS
Current Assets
   Cash and cash equivalents                                                      $      314    $      692
   Due from factor                                                                       596         3,510
   Inventory                                                                          10,995         2,709
   Capitalized software development costs and prepaid license fees                     3,794         4,666
   Prepaid expenses                                                                      981         1,101
                                                                                 ------------   -----------
     TOTAL CURRENT ASSETS                                                             16,680        12,678
                                                                                 ------------   -----------
Property and equipment - net                                                             855         1,059
Other assets                                                                              76           479
                                                                                 ------------   -----------
     TOTAL ASSETS                                                                 $   17,611    $   14,216
                                                                                 ============   ===========
LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current Liabilities
   Accounts payable and accrued expenses                                          $    8,155    $    7,509
   Due to financing company                                                            3,066           465
   Advances from customers                                                            11,624         4,121
   Settlement obligation - current portion                                             4,000         3,300
   Loan payable - shareholders - current portion                                         562
   Advance from officer                                                                  200
                                                                                 ------------   -----------
     TOTAL CURRENT LIABILITIES                                                        27,607        15,395
                                                                                 ------------   -----------
Settlement obligation - net of current portion                                         2,710
Capital lease obligations, net of current obligations                                     24            65
Loan payable - bank                                                                                  2,360
Loans payable - shareholders                                                           3,000         1,267

Commitments and contingencies

Shareholders' deficiency
   Common stock -$.001 par value; 40,000,000 shares authorized;
      15,325,000 shares issued and outstanding                                            15            15
   Series A Convertible Preferred stock - $.001 par value;
     1,000,000 shares authorized; 925,000 shares issued and outstanding                    1             1
   Additional paid in capital                                                            284           284
   Accumulated deficit                                                               (16,012)        (5,171)
   Accumulated other comprehensive loss                                                  (18)
                                                                                 ------------   -----------
     TOTAL SHAREHOLDERS' DEFICIENCY                                                  (15,730)       (4,871)
                                                                                 ------------   -----------
     TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIENCY                               $   17,611    $   14,216
                                                                                 ============   ===========


                 See notes to consolidated financial statements

                        MAJESCO SALES INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS
         (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)


                                                                            YEAR ENDED OCTOBER 31,
                                                                 --------------------------------------------
                                                                      2003          2002              2001
                                                                 -----------     -----------      -----------
Net revenues                                                     $    46,608     $    49,688      $    60,566
Cost of sales:
   Product costs                                                      25,172          26,198           35,022
   Software development costs and license fees                         5,631           5,794            5,901
                                                                 -----------     -----------      -----------
                                                                      30,803          31,992           40,923
                                                                 -----------     -----------      -----------
Gross profit                                                          15,805          17,696           19,643

Operating expenses:
   Product research and development                                    2,554           2,887            3,284
   Selling and marketing                                              10,234           8,156            5,729
   General and administrative                                          2,861           4,742            4,870
   Depreciation and amortization                                         356             368              236
   Litigation and settlement expenses                                  4,908
   Loss on impairment of software development costs                    3,656
   Severance to former key employees                                                                    1,500
                                                                 -----------     -----------      -----------
        Total operating expenses                                      24,569          16,153           15,619
                                                                 -----------     -----------
Operating (loss) income                                              (8,764)           1,543            4,022

Other expenses:
   Interest and financing costs                                        2,077           2,093            2,702
   Abandoned equity offering expenses                                                    201
   Uncollectible affiliate debt                                                                         1,215
                                                                 -----------     -----------      -----------
Net income (loss)                                                $   (10,841)    $      (751)     $       107
                                                                 ===========     ===========      ===========
Net income (loss) per share: Basic                               $      (.71)    $      (.05)     $       .01
                                                                 ===========     ===========      ===========
                             Diluted                             $      (.71)    $      (.05)     $    --
                                                                 ===========     ===========      ===========
Weighted average number of common shares outstanding: Basic       15,325,000      15,325,000       15,325,000
                                                                 ===========     ===========      ===========
                                                      Diluted     15,325,000      15,325,000       81,000,000
                                                                 ===========     ===========      ===========


                 See notes to consolidated financial statements

                        MAJESCO SALES INC. AND SUSIDIARY

               CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIENCY

                                 (IN THOUSANDS)


                     MAJESCO HOLDINGS INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIENCY
                            (IN THOUSANDS OF DOLLARS)



                                                      Series A                                Accumulated
                                                      Preferred   Additional                     Other             Total
                                          Common        Stock      Paid In     Accumulated   Comprehensive     Shareholders'
                                           Stock    ($.001 par)    Capital       Deficit          Loss           Deficiency
                                           -----    -----------    -------       -------          ----           ----------
Balance at October 31, 2000                 $15           $1         $284        ($1,558)          $0             ($1,258)

Net income                                  -                                        107            -                 107
                                                                                                              -----------
     Total comprehensive income                                                                                       107

Distributions to shareholders               -                                     (2,595)           -              (2,595)
                                          -------------------------------------------------------------------------------

Balance at October 31, 2001                 15            1          284          (4,046)           -              (3,746)

Net loss                                    -                                       (751)           -                (751)
                                                                                                              -----------
     Total comprehensive loss                                                                                        (751)

Distributions to shareholders               -                                       (374)           -                (374)
                                          -------------------------------------------------------------------------------

Balance at October 31, 2002                 15            1          284          (5,171)           -              (4,871)

Net loss                                    -                                    (10,841)           -             (10,841)

Foreign currency translation adjustment                                                           (18)                (18)
                                                                                                              -----------
     Total comprehensive loss                                                                                     (10,859)
                                          -------------------------------------------------------------------------------
Balance at October 31, 2003                 $15           $1         $284       ($16,012)        ($18)           ($15,730)
                                          -------------------------------------------------------------------------------


                See notes to consolidated financial statements

                        MAJESCO SALES INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                                   YEAR ENDED OCTOBER 31,
                                                                                           ----------------------------------------
                                                                                               2003          2002          2001
                                                                                           -------------  ------------  -----------
Cash flows from operating activities
   Net income (loss)                                                                        $   (10,841)   $     (751)   $     107
   Adjustments to reconcile net income (loss) to net cash provided by (used
     in)operating activities:
     Depreciation and amortization                                                                  356           368          236
     Settlement obligations                                                                       4,908
     Loss on impairment of software development costs                                             3,656
     Write off of receivable from affiliate                                                                                  1,215
     Changes in assets and liabilities
        Decrease (increase) in due to and from factor, net                                        2,914        (1,662)       4,543
        (Increase) decrease in inventory                                                         (8,286)        4,856       (2,777)
        Increase in capitalized software development costs and prepaid license fees              (2,307)       (2,881)        (933)
        Decrease (increase) in prepaid expenses                                                     120        (1,013)         243
        (Increase) decrease in other assets                                                         (76)          259         (389)
        (Decrease) increase in accounts payable and accrued expenses                               (821)          702        4,144
        Increase (decrease) in advances from customers                                            7,503           724       (2,603)
                                                                                           -------------  ------------  -----------
          NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                                    (2,874)          602        3,786
                                                                                           -------------  ------------  -----------
Cash flows from investing activities
   Purchases of property and equipment                                                             (152)         (297)        (596)
   Collection of affiliate receivable                                                                                          269
                                                                                           -------------  ------------  -----------
          NET CASH USED IN INVESTING ACTIVITIES                                                    (152)         (297)        (327)
                                                                                           -------------  ------------  -----------
Cash flows from financing activities
   Principal payments on loan payable - bank                                                     (2,360)          (91)         (44)
   Net proceeds (repayments) - finance company                                                    2,601           183         (233)
   Net proceeds (repayments) - loan from shareholders                                             2,295            36         (380)
   Principal payments on capital lease obligations                                                  (44)          (38)         (24)
   Advances from officer                                                                            200
   Distributions to shareholders                                                                                 (374)      (2,595)
                                                                                           -------------  ------------  -----------
          NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                     2,692          (284)      (3,276)
                                                                                           -------------  ------------  -----------
Effect of exchange rate changes on cash and cash equivalents                                        (44)
                                                                                           -------------  ------------  -----------
Net (decrease) increase in cash and cash equivalents                                               (378)           21          183
Cash and cash equivalents at beginning of year                                                      692           671          488
                                                                                           -------------  ------------  -----------
Cash and cash equivalents at end of year                                                    $       314    $      692    $     671
                                                                                           =============  ============  ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the year for interest                                                   $     1,892    $    1,747    $   2,182
                                                                                           =============  ============  ===========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITY:
   Capital lease obligations incurred                                                                                    $     163
                                                                                           =============  ============  ===========


                 See notes to consolidated financial statements

                        MAJESCO SALES INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   PRINCIPAL BUSINESS ACTIVITY

Majesco Sales Inc. and subsidiary ("Majesco" or "Company") is a developer, publisher, and marketer of interactive entertainment software. The Company has released titles for all major videogame platforms and handhelds, including Sony's PlayStation and PlayStation(R) 2, Nintendo's N64, SNES, Game Boy(TM), Game Boy(TM) Color, Game Boy(TM) Advance and GameCube(TM), Microsoft's Xbox(TM), Sega's Dreamcast, Genesis and Game Gear, and the personal computer ("PC"). Additionally, the Company is a manufacturer of a number of accessories licensed by Nintendo. The Company's target audiences range from game enthusiasts and children to mass-market consumers and "value-priced" buyers. The Company's customers include Wal-Mart, Target, Toys "R" Us, Best Buy, Electronics Boutique, Gamestop and other national and regional retailers, discount store chains and specialty retailers. Internationally, the Company's products are published through licensing arrangements with other publishers.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation. The accompanying consolidated financial statements include the accounts of Majesco Sales Inc. and its wholly owned subsidiary, Majesco Europe Limited (a company incorporated in the United Kingdom, which commenced operations in February 2002). Significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition. The Company recognizes revenue upon shipment of its product when title and risk of loss are transferred. In order to recognize revenue, the Company must not have any continuing obligations and it must also be probable that the Company will collect the accounts receivable.

For those agreements, which provide customers with the right to multiple copies in exchange for guaranteed minimum royalty amounts (such as under the Company's international distribution agreements) (see Note 7), revenue is recognized at delivery of the product master or the first copy. Royalties on sales that exceed the guaranteed minimum are recognized as earned.


The Company generally sells its products on a no-return basis, although in certain instances, the Company may provide price protection or other allowances on certain unsold products. Price protection, when granted and applicable, allows customers a credit against amounts they owe the Company with respect to merchandise unsold by them. Revenue is recognized net of estimates of these allowances.


The Company estimates potential future product price protection and other allowances related to current period product revenue. The Company analyzes historical experience, current sell through of retailer inventory of the Company's products, current trends in the videogame market, the overall economy, changes in customer demand and acceptance of the Company's products and other related factors when evaluating the adequacy of price protection and other allowances.

Sales incentives or other consideration given by the Company to customers that are considered adjustments of the selling price of its products, such as rebates and product placement fees, are reflected as reductions of revenue. Sales incentives and other consideration that represent costs incurred by the Company for assets or services received, such as the appearance of the Company's products in a customer's national circular ad, are reflected as selling and marketing expenses.


Shipping and Handling Shipping and handling, which consist principally of packaging and transportation charges incurred to move finished goods to customers, amounted to $811,000, $775,000 and $1.7 million, and are included in selling expenses for the years ended October 31, 2003, 2002 and 2001, respectively.


Advertising Expenses. The Company generally expenses advertising costs as incurred except for production costs associated with media campaigns which are deferred and charged to expense at the first run of the ad. Advertising costs charged to operations were approximately $2,926,000, $2,105,000, and $311,000 for the years ended October 31, 2003, 2002, and 2001, respectively.

Income Taxes. Prior to November 1, 2003, the Company elected to be treated as an S Corporation under the provisions of the Internal Revenue Code. Accordingly, there is no provision for federal income taxes because such liability is the responsibility of the individual shareholders. Additionally, the Company has elected to be treated as an S Corporation under provisions of the New Jersey State income tax laws. The Company is subject to New Jersey State income taxes at reduced rates.

Effective November 1, 2003, the Company revoked its S Corporation election. On that date the Company became subject to federal and state income taxes. No pro forma provision for income taxes has been provided in the accompanying consolidated statement of operations due to the history of operating losses.

Cash and cash equivalents. Cash equivalents consist of highly liquid investments with insignificant rate risk and with maturities of three months or less at the date of purchase.

At various times, the Company had deposits in excess of the Federal Deposit Insurance Corporation limit. The Company has not experienced any losses on these accounts.

The Company utilizes forward contracts in order to reduce financial market risks. These instruments are used to hedge foreign currency exposures of underlying assets, liabilities, or certain forecasted foreign currency denominated transactions. The Company does not use forward exchange contracts for speculative or trading purposes. The Company's accounting policies for these instruments are based on whether they meet the criteria for designation as hedging transactions. The fair value of foreign currency contracts is estimated based on the spot rate of the various hedged currencies as of the end of the period. As of October 31, 2003, the fair value of the contract outstanding was approximately $4,500,000. The Company had no outstanding foreign exchange forward contracts at October 31, 2002. The risk of counterparty nonperformance associated with this contract was not considered to be material. Notwithstanding the Company's efforts to manage foreign exchange risk, there can be no assurance that the Company's hedging activities will adequately protect against the risks associated with foreign currency fluctuations.

Software Development Costs and Intellectual Property Licenses. Software development costs include milestone payments made to independent software developers under development arrangements. Software development costs are capitalized once technological feasibility of a product is established and such costs are determined to be recoverable against future revenues. For products where proven game engine technology exists, this may occur early in the development cycle. Technological feasibility is evaluated on a product-by-product basis. Amounts related to software development that are not capitalized are charged immediately to development costs. Intellectual property license costs represent license fees paid to intellectual property rights holders for use of their trademarks or copyrights in the development of the Company's products.


Commencing upon the related product's release, capitalized software development and property licenses costs are amortized to cost of sales based upon the higher of (i) the contractual rate based on actual net product sales or (ii) the ratio of current revenue to total projected revenue. The recoverability of capitalized software development costs and intellectual property licenses is evaluated based on the expected performance of the specific products for which the costs relate. The following criteria are used to evaluate expected product performance: historical performance of comparable products using comparable technology; orders for the product prior to its release; and estimated performance of a sequel product based on the performance of the product on which the sequel is based. During the year ended October 31, 2003, as the result of the Company's assessment of the recoverability of capitalized development costs, the Company recognized an impairment charge of approximately $3,656,000 measured by the amount by which the carrying amount of the asset exceeded its fair value. Of this amount, approximately $3,200,000 related to the write-off of all costs capitalized) in the development of a videogame that the Company determined would not be commercially viable and for which development was stopped.

Inventory. Inventory, which consists of finished goods, is stated at the lower of cost as determined by the first-in, first-out method, or market. The Company estimates the net realizable value of slow-moving inventory on a title-by-title basis and charges the excess of cost over net realizable value to cost of sales.


Property and equipment. Property and equipment is stated at cost. Depreciation and amortization is being provided for by the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is provided for over the term of the lease.

Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities or the disclosure of gain or loss contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Among the more significant estimates included in these financial statements are the estimated customer allowances, the valuation of inventory and the recoverability of advance payments for development costs and intellectual property licenses. Actual results could differ from those estimates.

Foreign Currency Translation. The functional currency of the Company's foreign subsidiary is its local currency. All assets and liabilities of the Company's foreign subsidiary are translated into U.S. dollars at the exchange rate in effect at the end of the year, and revenue and operating expenses are translated at weighted average exchange rates during the year. The resulting translation adjustments are reflected as a component of shareholders' deficiency and included in other comprehensive loss in the statement of shareholders' deficiency.


Earnings per share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share for the year ended October 31, 2001 reflect the dilutive effect of the Series A preferred stock that may be converted into common shares. Diluted earnings per share for other periods has not been presented because the effect of the adjustment for the conversion of the Series A preferred stock would be antidilutive.

Restatement and reclassifications. All shareholder deficiency accounts, share data, and earnings (loss) per share data included in the consolidated financial statements and related notes have been retroactively restated to reflect the capital structure in effect at the time of the reverse acquisition transaction with ConnectivCorp (see Note 14). Certain October 31, 2002 and 2001 amounts have been reclassified to conform to the financial statement presentation used at October 31, 2003.


Recent accounting pronouncements. The Company does not believe that any recently issued, but not yet effective accounting standards will have a material effect on the Company's consolidated financial position, results of operations or cash flows.



3.      DUE FROM FACTOR

The Company uses a factor to approve credit and to collect the proceeds from a substantial portion of its sales. Under the terms of the agreement, the Company assigns to the factor and the factor purchases from the Company eligible accounts receivable. Substantially all of the credit risk is then assumed by the factor for these eligible accounts receivable. The factor remits payments to the Company for the assigned accounts receivable that are within the financial parameters set forth in the factoring agreement. Those financial parameters include requirements that invoice amounts meet approved credit limits and that the customer does not dispute the invoices. The purchase price of the accounts receivable that the Company assigns to the factor equals the invoiced amount, which is adjusted for allowances for discounts and other customer credits.

After the factor purchases the Company's accounts receivable, the factor may, in its discretion, provide the Company with cash advances taking into account the assigned accounts receivable due from the Company's customers and inventory. As of October 31, 2003, the factor was advancing approximately 70% of the eligible receivables due from eligible customers and 50% of inventory (up to $2 million). The factor charges the Company a factor charge, as defined, and also charges for advances taken. Interest is charged on these advances at the prime rate (4% at October 31, 2003) plus 1%. The factor charges and interest expense on the advances are included in "interest and financing costs" in the accompanying consolidated statement of operations.

The due from factor consists of the following:

                                                                      OCTOBER 31,
                                                                -----------------------
                                                                    (000'S OMITTED)
                                                                  2003          2002
                                                                ----------   ----------
Outstanding accounts receivable sold to factor, net of
  allowances of $2,173 and $4,666, respectively                 $    5,132   $   11,483
Advances from factor                                                 4,536        7,973
                                                                ----------   ----------
                                                                $      596   $    3,510
                                                                ==========   ==========

The following table sets forth the adjustment to the allowances included as a reduction of the amounts due from factor:

                                                           YEAR ENDED OCTOBER 31,
                                                              (000'S OMITTED)
                                                   ---------------------------------------
                                                      2003          2002          2001
                                                   -----------   ------------   ----------
Balance - beginning of year                         $  (4,666)   $    (2,750)    $ (2,333)

Add: provision                                         (5,175)       (13,134)      (6,229)
Less: amounts charged to operations                     7,668         11,218        5,812
                                                   -----------   ------------   ----------
Balance - end of year                               $  (2,173)   $    (4,666)    $ (2,750)
                                                   -----------   ------------   ----------

An officer of the Company and two officer/shareholders have guaranteed repayment of the advances from the factor.

4.    PREPAID EXPENSES   Prepaid expenses consist of the following:

                                                        OCTOBER 31,
                                                     (000'S OMITTED)
                                                  --------------------
                                                    2003        2002
                                                  --------    --------
                         Prepaid advertising      $    783    $  1,025
                         Prepaid taxes                 149
                         Prepaid insurance              49          76
                                                  --------    --------
                                                  $    981    $  1,101
                                                  ========    ========

5.    PROPERTY AND       Property and equipment, net, consists of the following:
      EQUIPMENT

                                      OCTOBER 31,
                                    (000'S OMITTED)
                                  ---------------------     ESTIMATED
                                    2003       2002        USEFUL LIFE
                                  ---------- ---------- ------------------
 Software                          $     35   $     22       3 years
 Furniture                              177        170       5 years
 Computer equipment                   1,753      1,621       5 years
 Leasehold improvements                 126        126    Term of lease
                                  ---------- ----------
                                      2,091      1,939
                                  ---------- ----------

 Less accumulated depreciation
  and amortization:
 Software                                 7          3
 Furniture                              114         80
 Computer equipment                   1,061        756
 Leasehold improvements                  54         41
                                  ---------- ----------
 Total accumulated depreciation
    and amortization                  1,236        880
                                  ---------- ----------
                                   $    855   $  1,059
                                  ========== ==========

Computer equipment includes amounts acquired under capital leases of approximately $163 with related accumulated depreciation of approximately $85 and $54 at October 31, 2003 and 2002, respectively.

6.   DUE TO FINANCE COMPANY:

The Company has a purchase order assignment arrangement with a finance company to provide funding for the manufacture of video games to fulfill customer purchase orders. The Company is obligated for a minimum volume of $25,000,000, as defined, and to pay a minimum commitment fee subject to waiver, as described in the agreement, among other matters. The Company is charged 3.3% of the purchase order amount for each transaction to open a letter of credit. Letters of credit and advances outstanding beyond the initial 60 days bear interest at the prime rate (4% at October 31, 2003) plus 1% per annum.

7.   ADVANCES FROM CUSTOMERS

The Company has entered into a license and distribution agreement, as amended, with an interactive game publisher to distribute the Company's videogames in Europe that expires March 31, 2005. During the years ended October 31, 2003 and 2002, the Company recorded in net revenues approximately $2,763,000 and $354,000, respectively, for royalties earned under the agreement. At October 31, 2003, under the amended agreement, the Company is guaranteed a minimum royalty of approximately $5,200,000 over the term of the agreement against which the Company has already received an advance of $608,000.

In December 2003, the Company was notified by the interactive game publisher that it was terminating the license and distribution agreement as a result of the Company's merger with ConnectivCorp (see Note 14). The Company is in discussion with the publisher who has indicated an interest in entering into a new contract under revised terms, however, there can be no assurance that the Company will be successful in negotiating a new contract on acceptable terms, or at all.

The Company has sales agreements with two customers, which require the Company to sell certain products to the customer. The sales agreements provide, among other matters, for the customers to advance to the Company, as of October 31, 2003, approximately $11,000,000 in the aggregate, to be applied against future sales. In connection with sales agreements with one of the customers, the Company provided the customer with a performance bond through letters of credit aggregating $4,573,000 to guarantee performance under the agreement.

As of January 7, 2004, the outstanding advance from the customers was approximately $2,300,000, and the obligations under the performance bond were satisfied.

At October 31, 2002, one of the above customers had advanced the Company approximately $4,121,000 against future sales.

8.   SETTLEMENT OBLIGATION


In August 2003, the US District Court of Massachusetts in Infogrames Interactive, Inc. v. Majesco Sales Inc. entered judgment against the Company in the amount of $6.7 million pursuant to an action for breach of a licensing and distribution agreement. In December 2003, the Company settled the matter by agreeing to pay Atari Interactive, Inc. (formerly Infogrames Interactive, Inc.) ("Atari") $6,700,000 as follows: (a) $1,000,000 within two weeks after signing (the "Effective Date"), which amount was borrowed (see Note 14) and paid; (b) $2,500,000 upon the first to occur of (1) Majesco receiving a total of $15,000,000 or more in third-party financing (subject to various terms and conditions) (the "Financing Date") or (2) June 30, 2004; (c) $1,000,000 on the earlier of one year from the Financing Date or June 30, 2005, with interest at 5% per annum; and (d) $2,200,000 on a date which is 42 months from the Effective Date, such payment accruing interest at the rate of 5% per annum from the earlier of the Financing Date or June 30, 2004.


As collateral security for Majesco's obligations to Atari, Majesco granted Atari a continuing security interest in all of its assets, to the extent permitted under the Company's existing or future indebtedness.

Consistent with the security interest granted to Atari, Majesco also agreed to assign to Atari its right to receive all revenue under certain of its distribution agreements, which assignment will be released under certain circumstances.

Such revenues are payable to Atari in order to satisfy Majesco's obligations described in (c) above and thereafter to satisfy the obligations in (b) above; provided that regardless of the revenue received under these agreements,

Majesco is obligated to pay Atari, no later than March 31, 2004, on account of the obligations described in (c) above, $500,000.

9.   LOAN PAYABLE - SHAREHOLDERS

During the years ended October 31, 2003 and 2002, two of the Company's shareholders advanced the Company approximately $2,295,000 and $36,000, net of loan repayments. The outstanding loans bear interest at the rate 10% per annum with interest payable monthly. The loans are due on demand except for $3,000,000, which subsequent to October 31, 2003 the shareholders agreed to convert into an equity security of ConnectivCorp (see note 14). At October 31, 2003 and 2002, there was approximately $24,000 and $36,000, respectively, of accrued interest outstanding. During the year ended October 31, 2003, approximately $2,485,000 of the proceeds was used to repay the then outstanding amounts under a line of credit agreement with a bank. During the years ended October 31, 2003, 2002 and 2001, the Company charged operations for interest expense related to this obligation for approximately $276,000, $240,000 and $153,000, respectively.

10.  LOAN PAYABLE - BANK

The Company had a $2,500,000 line of credit with a bank that was to expire on February 28, 2004. Borrowings under the line of credit bore interest at the bank's prime rate plus 1% with interest payable monthly. The loan payable-bank was repaid by the proceeds from shareholder advances (see Note 9).

11.  EMPLOYEE RETIREMENT PLANS

During 2003, the Company merged its existing defined contribution pension plan and a money purchase pension plan which covered all eligible employees. Contributions are funded as accrued, not to exceed 25% of each eligible employee's compensation, as defined.

During October 2003, the Company adopted a defined contribution 401(k) plan covering all eligible employees.

The Company charged to operations approximately $69,000, $162,000 and $160,000 for contributions to retirement plans for the years ended October 31, 2003, 2002 and 2001, respectively.

Certain shareholders and key employees of the Company serve as trustees of plans.

12.  MAJOR CUSTOMERS


Sales to Toys "R" Us Inc. represented approximately 32%, 19% and 31% of net revenues in 2003, 2002 and 2001, respectively. Sales to Wal-Mart, Inc. represented approximately 12% and 25% of net revenues in 2002 and 2001, respectively. In 2003, sales to Jack of All Games, Inc., a subsidiary of Take-Two Interactive Software, Inc. represented 14% of net revenues and sales to Electronics Boutique Inc. represented 10% of net revenues in 2002.


13.  COMMITMENTS AND CONTINGENCIES

The Company is obligated under noncancelable operating leases for administrative offices, automobiles, and other equipment expiring at various dates through 2009. The future aggregate minimum rental commitments exclusive of required payments for operating expenses are as follows:

                YEAR ENDING
                OCTOBER 31,
               ---------------
                   2004                     $     461,000
                   2005                           378,000
                   2006                           342,000
                   2007                           334,000
                   2008                           333,000
                   2009                           251,000
                                            --------------
                                            $   2,099,000
                                            ==============


Rent expense amounted to approximately $536,000, $466,000 and $405,000 for the years ended October 31, 2003, 2002 and 2001, respectively.

At October 31, 2003, the Company is committed under its agreements with certain developers for milestone payments and for acquisition of intellectual property rights aggregating $4,100,000 through October 31, 2004.

At October 31, 2003, the Company had open letters of credit aggregating approximately $3,656,000.

In September 2002, Rage Games Limited ("Rage") filed a complaint against the Company in the United States District Court for the District of New Jersey alleging the Company breached its two agreements with Rage and alleged claims based on an unjust enrichment theory, among other matters. Rage has, however, demanded full payment of "all amounts due and owing" under the agreements aggregating $6,000,000, and royalties based on retail sales. The Company has asserted substantial defenses that the product was not fit for use and has asserted counterclaims for damages, including unjust enrichment in connection with the second agreement.

The National Association of Securities Dealers ("NASD") is conducting a review of certain unusual trading activity in the common stock of ConnectivCorp between the time of the signing of the letter of intent with respect to the merger of the Company and ConnectivCorp (see Note 14) and the date that ConnectivCorp announced that a letter of intent was signed. There also appears to be unusual trading activity around the time of the signing of the definitive agreement for the merger and prior to the announcement of such signing.

Depending upon the outcome of the review by the NASD, the matter could be referred to the Securities and Exchange Commission for further action. If the Company is sanctioned or otherwise held liable for this trading, such sanctions could have a material adverse effect on the Company's reputation, listing, financial condition, results of operations and liquidity. In addition, it is possible that such matters may give rise to civil or criminal actions.

In the opinion of management and the advice of counsel, the Company has made adequate provision for potential liabilities, if any, arising from the above matters. However, the costs and other effects of pending or future litigation, governmental investigations, legal and administrative cases and proceedings (whether civil or criminal), settlements, judgments and investigations, claims and changes in those matters (including those matters described above), and developments or assertions by or against the Company relating to intellectual property rights and intellectual property licenses, could have a material adverse effect on the Company's business, financial condition and operating results.

14.  SUBSEQUENT EVENTS


On December 5, 2003, the Company consummated a merger with ConnectivCorp, a substantially inactive company, in which ConnectivCorp exchanged 15,325,000 shares of its Common Stock and 925,000 shares of its Series A convertible preferred stock for all of the issued and outstanding common stock of the Company. (The Series A Preferred Stock is convertible into 65,675,000 shares of ConnectivCorp's common stock at anytime after ConnectivCorp amends its Certificate of Incorporation to increase its authorized common stock to allow for such conversion). As a result of the Merger, the Company became a wholly owned subsidiary of ConnectivCorp and its sole operating business. Pursuant to certain settlement agreements between ConnectivCorp and its creditors which were entered into prior to the merger with the Company, ConnectivCorp is obligated to pay these creditors $750,000 upon the sale of at least $10,000,000 of equity securities or convertible debt, if the sale occurs within one year of the closing of the merger. This transaction has been accounted for as a reverse acquisition whereby ConnectivCorp is treated as being acquired in a purchase transaction by the Company, as control rests with the former shareholders of the Company.


In November 2003, in connection with the settlement with Atari, the Company borrowed $1,000,000 from the father-in-law of the Company's President. The loan is convertible into 2,000,000 shares of ConnectivCorp's common stock.


Effective February 17, 2004, in order to assist the Company in its financing efforts, Jesse Sutton, Joseph Sutton, Adam Sutton and Morris Sutton, on behalf of Sarah Sutton, agreed to place an aggregate of 1 million shares (250,000 each) of common stock received in the merger into escrow for five years to satisfy certain claims that may arise in the future against Majesco or ConnectivCorp in connection with the issuance of securities by ConnectivCorp from October 1, 2003 through December 31, 2003, and any trading in the securities of ConnectivCorp from October 1, 2003 through December 31, 2003.

As of February 17, 2004, ConnectivCorp has received subscriptions for 1,337 units, each unit consisting of (i) a share of 7% convertible preferred stock which is convertible into 10,000 shares of common stock and (ii) warrants to purchase, at an exercise price of $1 per share, 10,000 shares of common stock pursuant to a private placement memorandum with accredited investors. In connection with the private placement, the subscribers deposited $13,370,000 into escrow which will be released to ConnectivCorp upon the filing of Majesco's audited consolidated financial statements as of October 31, 2003 and 2002 and for each of the three years in the period ended October 31, 2003, along with certain pro forma information with the Securities and Exchange Commission. The release of the escrow to ConnectivCorp is also subject to customary closing conditions


15.  RELATED PARTY TRANSACTIONS


The Company uses the services of a company in which the brother of the Chairman is an officer and co-owner for printing and packaging of the Company's products. During the years ended October 31, 2003 and 2002, the Company was charged approximately $1,922,000 and $672,000, respectively, for services provided which is included in the caption product costs in the accompanying consolidated statement of operations. At October 31, 2003 and 2002, the amounts due to this vendor are approximately $876,000 and $219,000, respectively, which are included in accounts payable and accrued expenses in the accompanying consolidated balance sheet. During the year ended October 31, 2001, this vendor was not used.


In addition, the father of the four principal shareholders who is also the Chairman advanced the Company $200,000 during the year ended October 31, 2003. The amount was repaid in December 2003.

                     MAJESCO HOLDINGS INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                                                                                           APRIL 30,
                                                                                                              2004
                                                                                                          -------------
                                                                                                          (UNAUDITED)
ASSETS
Current assets
   Cash and cash equivalents...........................................................................   $     1,760
   Due from factor.....................................................................................         8,966
   Inventory of finished goods.........................................................................         4,727
   Capitalized software development costs and prepaid license fees.....................................         9,118
   Prepaid expenses....................................................................................         1,639
                                                                                                          ------------
     Total current assets..............................................................................        26,210
Property and equipment - net...........................................................................           763
Other assets...........................................................................................            68
                                                                                                          ------------
     Total assets......................................................................................   $    27,041
                                                                                                          ============
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities
   Accounts payable and accrued expenses...............................................................   $     7,565
   Due to financing company............................................................................         1,027
   Advances from customers.............................................................................         6,696
   Settlement obligations - current portion............................................................         2,710
   Loans payable - shareholders - current portion......................................................            --
   Advance from officer................................................................................            --
                                                                                                          ------------
     Total current liabilities.........................................................................        17,998
Settlement obligations - net of current portion........................................................            --
Capital lease obligations - net of current portion.....................................................            10
Loans payable - shareholders - net of current portion..................................................            --
Warrant liability......................................................................................        69,935

Commitments and contingencies

Stockholders' deficiency:
   Common stock - $.001 par value; 250,000,000 shares authorized; 80,853,440 shares issued and
     outstanding;......................................................................................            81
   7% Convertible Preferred Stock - $.001 par value; 3,000 shares authorized; 2,683 issued and
     outstanding.......................................................................................            --
   Additional paid in capital..........................................................................       (12,249)
   Accumulated deficit.................................................................................       (48,699)
   Accumulated other comprehensive loss................................................................           (35)
                                                                                                          ------------
     Total stockholders' deficiency....................................................................       (60,902)
                                                                                                          ------------
     Total liabilities and stockholders' deficiency....................................................   $    27,041
                                                                                                          ============


                 See notes to consolidated financial statements.

                     MAJESCO HOLDINGS INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
             (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)


                                                                     SIX MONTHS ENDED APRIL 30
                                                                 ----------------------------------
                                                                      2004              2003
                                                                 ----------------  ----------------
                                                                             (UNAUDITED)
Net revenues...............................................      $        41,668   $        27,144
Cost of sales..............................................
   Product costs...........................................               25,212            12,755
   Software development costs and licenses fees............                3,524             4,448
                                                                 ----------------  ----------------
                                                                          28,736            17,203
                                                                 ----------------  ----------------
     Gross profit..........................................               12,932             9,941
Operating expenses
   Product research and development........................                1,263             1,228
   Selling and marketing...................................                5,037             5,982
   General and administrative..............................                2,965             1,896
   Depreciation and amortization...........................                  187               178
                                                                 ----------------  ----------------
                                                                           9,452             9,284
                                                                 ----------------  ----------------
     Operating income......................................                3,480               657
Other costs and expenses
   Unrealized (gain)/loss on foreign exchange contract.....                   82                --
   Merger costs............................................                  342                --
   Interest and financing costs, net.......................                1,302             1,077
   Change in fair value of warrants........................               49,205
                                                                 ----------------  ----------------
Loss before provision for income taxes.....................              (47,451)             (420)
Provision for income taxes.................................                  489                --
                                                                 ----------------  ----------------
     Net loss..............................................      $       (47,940)  $          (420)
Deemed dividend - beneficial conversion charge.............                  759                --
Preferred stock dividend...................................                  339                --
                                                                 ----------------  ----------------
     Net loss attributable to common stock.................      $       (49,038)  $          (420)
                                                                 ================  ================
Basic and diluted net loss attributable to common
   stockholders per share..................................      $         (1.37)  $         (.03)
                                                                 ================  ================

Weighted average shares outstanding........................           35,784,903        15,325,000
                                                                 ================  ================
Net loss...................................................      $       (47,940)  $          (420)
Other comprehensive loss
   Foreign currency translation adjustments................      $           (17)  $           (33)
                                                                 ----------------  ----------------
   Comprehensive loss......................................      $       (47,957)  $          (453)
                                                                 ================  ================



                 See notes to consolidated financial statements.

                     MAJESCO HOLDINGS INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY
                            (IN THOUSANDS OF DOLLARS)
                                   (UNAUDITED)


                                                             Common Stock        Series A Preferred Stock    7% Preferred Stock
                                                          - $.001 par value          - $.001 par value        - $.001 par value
                                                        -------------------      ------------------------   --------------------
                                                         Number       Amount       Number         Amount     Number       Amount
                                                        ----------   -------     -----------    ---------   --------     -------
Balance - October 31, 2003                              15,325,000     $ 15        925,000        $  1

Reclassification of accumulated deficit as a                    --       --             --          --
  result of revocation of S Corporation election

Common stock issued by Majesco Sales Inc.
to acquire Connectivcorp                                22,853,392       23

Issuance of units pursuant to
  private placement memorandum,
  net of related expenses of $4,341                                                                          2,583

Deemed dividend - beneficial
  conversion charge

Surrender of Series A preferred stock
  with equivalent voting rights of
  24,999,952 votes                                                                (352,112)

Issuance of common stock:
  Upon conversion of Series A preferred stock           40,675,048       41       (572,888)         (1)                      --
  Upon conversion of loans payable - related party       2,000,000        2

Issuance of units in connection with
  settlement of loans payable - stockholders                                                                   100

Issuance of stock options for services
  rendered

Net loss

Foreign currency translation adjustment
  Total comprehensive loss
                                                      -----------      ----      ---------       -----     -------        -----
Balance at April 30, 2004                              80,853,440      $ 81             --        $ --       2,683         $ --
                                                      ===========      ====      =========       =====     =======        =====


                                                                                     Accumulated
                                                       Additional                        Other          Total
                                                        Paid in     Accumulated     Comprehensive    Shareholders'
                                                        Capital        Deficit          Loss          Deficiency
                                                      -----------   ------------    -------------   ---------------
Balance - October 31, 2003                             $   284        $(16,012)         $(18)         $(15,730)
Reclassification of accumulated deficit as a                                                                --
  result of revocation of S Corporation election       (16,012)         16,012

Common stock issued by Majesco Sales Inc.
  to acquire Connectivcorp                                 (23)                                             --

Issuance of units pursuant to
  private placement memorandum,
  net of related expenses of $4,341                        759                                             759

Deemed dividend - beneficial
  conversion charge                                        759            (759)                             --

Surrender of Series A preferred stock
  with equivalent voting rights of
  24,999,952 votes                                                                                          --

Issuance of common stock:
  Upon conversion of Series A preferred stock              (40)
  Upon conversion of loans payable - related party         998                                           1,000

Issuance of units in connection with
  settlement of loans payable - stockholders             1,000                                           1,000

Issuance of stock options for services                      26                                              26
  rendered










Net loss                                                               (47,940)                        (47,940)

Foreign currency translation adjustment                                                  (17)              (17)
                                                                                                      --------
  Total comprehensive loss                                                                             (47,957)
                                                      --------       ---------        ------          ========
Balance at April 30, 2004                              (12,249)      $ (48,699)         $(35)         $(60,902)
                                                      ========       =========          ====          ========


                 See notes to consolidated financial statements

                     MAJESCO HOLDINGS INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                                     SIX MONTHS ENDED APRIL 30
                                                                                                    -----------------------------
                                                                                                       2004             2003
                                                                                                    ------------     ------------
                                                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss..........................................................................................  $   (47,940)     $     (420)
Adjustments to reconcile net loss to net cash used in operating activities
   Change in fair value of warrants...............................................................       49,205              --
   Depreciation and amortization..................................................................          187             178
   Issuance of stock options for services.........................................................           26              --
   Changes in operating assets and liabilities
     (Increase) in due from factor - net..........................................................       (8,370)         (1,755)
     Decrease in inventory........................................................................        6,268             612
     (Increase) decrease in capitalized software development costs and prepaid license fees.......       (5,324)            995
     (Increase) decrease in prepaid expenses......................................................         (658)            673
     Decrease in other assets.....................................................................            8              27
     (Decrease) in accounts payable and accrued expenses..........................................         (581)         (1,636)
     (Decrease) in advances from customers........................................................       (4,928)             --
     Payment of settlement obligations............................................................       (4,000)             (2)
                                                                                                    ------------     -----------
        Net cash used in operating activities.....................................................      (16,107)         (1,328)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment...............................................................          (95)            (84)
                                                                                                    ------------     -----------
        Net cash used in investing activities.....................................................          (95)            (84)
CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings - bank.............................................................................           --             122
(Repayments) borrowings to/from finance company - net.............................................       (2,039)            990
(Repayments) borrowings - loans from shareholders - net...........................................       (2,562)            508
Principal payments on capital lease obligations...................................................          (23)            (21)
Repayment of officer's advances - net.............................................................         (200)
Distribution to shareholders......................................................................           --            (103)
Proceeds from private placement, net of expenses..................................................       21,489              --
Loan from related party...........................................................................        1,000              --
                                                                                                    ------------     -----------
        Net cash provided by (used in) financing activities.......................................       17,665           1,496
Effect of exchange rates on cash and cash equivalents.............................................          (17)            (33)
                                                                                                    ------------     -----------
Net increase in cash..............................................................................        1,446              51
Cash-- beginning of fiscal period.................................................................          314             692
                                                                                                    ------------     -----------
Cash-- end of fiscal period.......................................................................  $     1,760      $      743
                                                                                                    ============     ===========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest............................................................................  $     1,302      $    1,139
                                                                                                    ============     ===========
Cash paid for income taxes........................................................................  $       153              --
                                                                                                    ============
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Fair value of warrants issued in connection with sale of units....................................  $    20,730              --
                                                                                                    ============
Issuance of 100 Units of 7% preferred stock and warrants in connection with
   settlement of loans from shareholders..........................................................  $     1,000              --
                                                                                                    ============
Issuance of 2,000,000 shares of common stock as repayment of loan from related party..............  $     1,000              --
                                                                                                    ============
Deemed dividend arising from beneficial conversion feature of the preferred stock.................  $       759              --
                                                                                                    ============

                  See notes to consolidated financial statements

                      MAJESCO HOLDINGS INC. AND SUBSIDARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


1.   BASIS OF PRESENTATION AND PRINCIPAL BUSINESS ACTIVITY


     On December 5, 2003, Majesco Holdings Inc. (formerly ConnectivCorp) ("MHI") consummated a merger with Majesco Sales Inc. ("MSI") (the "Merger"). As a result of the Merger, MSI became a wholly-owned subsidiary and the sole operating business of MHI (See Note 2). All financial information presented reflects the results of MSI as if MSI had acquired MHI on December 5, 2003.

     Majesco Holdings Inc. and subsidiaries ("Majesco" or "Company") is a developer, publisher and marketer of interactive entertainment software. Majesco has released titles for all major video game platforms and handhelds, including Sony's PlayStation and PlayStation (Registered Trademark) 2, Nintendo's N64, Super Nintendo Entertainment System (SNES), Game Boy TM , Game Boy TM Color, Game Boy TM Advance and GameCube , Microsoft's Xbox TM , Sega's Dreamcast, Genesis and Game Gear, and the personal computer ("PC"). Additionally, Majesco is a manufacturer of a number of accessories licensed by Nintendo. Majesco's customers include Wal-Mart, Target, Toys "R" Us, Best Buy, Electronics Boutique, Gamestop and other national and regional retailers. Internationally, Majesco's products are published through licensing agreements with other publishers.



     The accompanying interim consolidated financial statements of the Company are unaudited, but in the opinion of management, reflect all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results for the interim period. Accordingly, they do not include all information and notes required by generally accepted accounting principles for complete financial statements. The results of operations for interim periods are not necessarily indicative of results to be expected for the entire fiscal year or any other period. These interim consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto included herein elsewhere in this prospectus.


2.   THE MERGER


     On December 5, 2003, Majesco Holdings Inc. consummated a merger with MSI whereby CTTV Merger Corp., a wholly-owned subsidiary, merged with and into MSI and Majesco Holdings Inc. exchanged 15,325,000 shares of common stock and 925,000 shares of Series A preferred stock for all of the issued and outstanding common stock of MSI. The 925,000 shares of Series A preferred stock that were issued in the Merger were convertible into 65,675,000 shares of common stock at any time after MHI amended its certificate of incorporation to increase the authorized common stock to allow for such conversion. Pursuant to the merger agreement, MSI became a wholly-owned subsidiary of Majesco Holdings Inc. For accounting purposes, this merger has been accounted for as a reverse merger with MSI as the accounting acquirer. Costs incurred by the Company, principally professional fees in connection with the Merger, amounting to approximately $342,000, were charged to operations during the quarter ended January 31, 2004.


     MHI amended its Certificate of Incorporation on April 13, 2004 to increase its authorized common stock to 250,000,000 shares. In connection with the private placement of securities in February 2004, the holders of the Series A preferred stock surrendered to the Company for cancellation 352,112 shares of Series A preferred stock that were convertible into 24,999,952 shares of common stock. Also, on April 23, 2004 (see Note 7 - Preferred Stock Offering), the holders converted their remaining 572,888 shares of Series A preferred stock into 40,675,048 shares of common stock.


3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     Revenue Recognition. The Company recognizes revenue upon shipment of its product when title and risk of loss are transferred. In order to recognize revenue, the Company must not have any continuing obligations and it must also be probable that the Company will collect the accounts receivable. For those agreements, which provide customers with the right to multiple copies in exchange for guaranteed minimum royalty amounts (such as under the Company's international distribution agreements), revenue is recognized at delivery of the product master or the first copy. Royalties on sales that exceed the guaranteed minimum are recognized as earned.

     The Company generally sells its products on a no-return basis, although in certain instances, the Company may provide price protection or other allowances on certain unsold products. Price protection, when granted and applicable, allows customers a credit against amounts they owe the Company with respect to merchandise unsold by them. Revenue is recognized net of estimates of these allowances.

     The Company estimates potential future product price protection and other allowances related to current period product revenue. The Company analyzes historical experience, current sell through of retailer inventory of the Company's products, current trends in the videogame market, the overall economy, changes in customer demand and acceptance of the Company's products and other related factors when evaluating the adequacy of price protection and other allowances.

     Sales incentives or other consideration given by the Company to customers that are considered adjustments of the selling price of its products, such as rebates and product placement fees, are reflected as reductions of revenue. Sales incentives and other consideration that represent costs incurred by the Company for assets or services received, such as the appearance of the Company's products in a customer's national circular advertisement, are reflected as selling and marketing expenses.

     Software Development Costs and Intellectual Property Licenses. Software development costs include milestone payments made to independent software developers under development arrangements. Software development costs are capitalized once technological feasibility of a product is established and such costs are determined to be recoverable against future revenues. For products where proven game engine technology exists, this may occur early in the development cycle. Technological feasibility is evaluated on a product-by-product basis. Amounts related to software development that are not capitalized are charged immediately to development costs. Intellectual property license costs represent license fees paid to intellectual property rights holders for use of their trademarks or copyrights in the development of the Company's products.

     Commencing upon the related product's release, capitalized software development and property licenses costs are amortized to cost of sales based upon the higher of (i) the contractual rate based on actual net product sales or
(ii) the ratio of current revenue to total projected revenue. The recoverability of capitalized software development costs and intellectual property licenses is evaluated based on the expected performance of the specific products for which the costs relate. The following criteria are used to evaluate expected product performance: historical performance of comparable products using comparable technology; orders for the product prior to its release; and estimated performance of a sequel product based on the performance of the product on which the sequel is based.


     Stock Based Compensation. On March 25, 2004, the Board of Directors granted 3,948,000 options to officers and employees at an exercise price of $1.90 per share and, on April 30, 2004, 100,000 options at an exercise price of $3.63 to a newly elected member of the Board of Directors. The options vest over a three year period and have a ten year term.

     The Company accounts for the above mentioned stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" as amended by SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123". Under APB Opinion No. 25, compensation expense for employees is based on the excess, if any, on the date of grant, between the fair value of the Company's stock over the exercise price.

     If the Company had recognized compensation expense, in accordance with SFAS No. 123 and 148, based upon the fair value at the grant date for options granted to employees, officers and directors during the six-month period ended April 30, 2004, the pro forma effect on net loss and net loss per share would have been as follows:



                                                                                         SIX MONTHS ENDED
                                                                                          APRIL 30, 2004
                                                                                      -------------------------
                                                                                      (IN THOUSANDS OF DOLLARS,
                                                                                      EXCEPT PER SHARE AMOUNTS)
Net loss attributable to common stock, as reported................................         $      (49,038)
Stock-based employee compensation expense determined under fair value-based method -
   net of income tax effect.......................................................                    133
                                                                                           ---------------
Pro forma net loss................................................................         $      (49,171)
                                                                                           ===============
Weighted average common shares outstanding........................................             35,784,903
                                                                                           ===============
Net loss per share - as reported..................................................         $        (1.37)
                                                                                           ===============
Net loss per share - pro forma....................................................         $        (1.37)
                                                                                           ===============



     The assumptions used for the stock option grants include:

              Risk free interest rate (annual).............   2.71%
              Expected volatility..........................   30%
              Expected life................................   5 Years
              Assumed dividends............................   none



     Earnings per share. Basic loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding for the periods. Diluted earnings per share has not been presented because the effect of the conversion of the 7% preferred stock (26,580,000); stock options (4,050,000) and warrants (25,979,608) for the six month period ended April 30, 2004 and Series A preferred stock (65,675,000) for the periods presented would be antidilutive.

4.   SETTLEMENT OBLIGATION

     In August 2003, the U.S. District Court of Massachusetts, in Infogrames Interactive, Inc. v. Majesco Sales Inc., entered judgment against MSI in the approximate amount of $6.7 million pursuant to a breach of contract action. In December 2003, the Company settled the case by agreeing to pay Atari Interactive, Inc. (formerly Infogrames Interactive, Inc.) ("Atari") $6.7 million as follows: (a) $1 million no later than two weeks after signing of the settlement agreement (the "Effective Date"), which amount was borrowed and paid (See Note 5 - Issuance of Common Stock to Related Party); (b) $2.5 million upon the first to occur of (1) the Company receiving a total of $15 million or more in third party financing (subject to various terms and conditions) (the "Financing Date") or (2) June 30, 2004; (c) $1 million on the earlier of one year from the Financing Date or June 30, 2005, with interest at 5% per annum; and (d) $2.2 million on a date which is 42 months from the Effective Date, such payment accruing interest at the rate of 5% per annum from the earlier of the Financing Date or June 30, 2004. As a result of the Preferred Stock Offering (See Note 7 - Preferred Stock Offering) the Company paid $2.5 million to Atari on March 9, 2004.

     As more fully described in Legal Proceedings all further obligations to Atari were satisfied by the payment of $1,500,000 in May 2004.

5.   RELATED PARTY TRANSACTIONS

     In November 2003, in connection with the settlement with Atari, MSI borrowed $1 million from the father-in-law of MSI's Chief Executive Officer and President. The loan was convertible into 2,000,000 shares of MHI's common stock at the time as there were a sufficient number of authorized shares of common stock to allow for the conversion of the loan. The loan was converted into common stock in April 2004.

     The Company utilized approximately $2.5 million from the proceeds of the preferred stock offering (see Note 7) to repay portions of loans previously made to the Company by two of the Company's executive officers. In order to satisfy the remaining balance of the loans previously provided by the two executive officers, the Company agreed to issue to them, in the aggregate, 100 units.

6.   COMMITMENTS AND CONTINGENCIES

     The Company may utilize forward contracts in order to reduce financial market risks. These instruments are used to hedge foreign currency exposures of underlying assets, liabilities, or certain forecasted foreign currency denominated transactions. The Company does not use forward exchange contracts for speculative or trading purposes. The Company's accounting policies for these instruments are based on whether they meet the criteria for designation as hedging transactions. The fair value of foreign currency contracts is estimated based on the spot rate of the hedged currency as of the end of the period. As of April 30, 2004, the fair value of the contract outstanding was approximately $2.9 million, which required the Company to record an unrealized loss of $82,000 during the six-month period ended April 30, 2004 (which was net of a gain of $233,000 for the three months then ended). The risk of counter party nonperformance associated with this contract was not considered to be material. Notwithstanding the Company's efforts to manage foreign exchange risk, there can be no assurance that the Company's hedging activities will adequately protect against the risks associated with foreign currency fluctuations.

     At April 30, 2004, the Company is committed under its agreements with certain developers for future milestone and license fee payments aggregating $3.2 million and $10.1 million, respectively.

     At April 30, 2004, the Company had open letters of credit aggregating $14.3 million under the Company's purchase order assignment arrangements for inventory to be delivered during the subsequent quarter.

     In September 2002, Rage Games Limited ("Rage") filed a complaint against MSI in the United States District Court for the District of New Jersey alleging the Company breached its two agreements with Rage and alleged claims based on an unjust enrichment theory, among other claims. Rage has, however, demanded full payment of "all amounts due and owing" under the agreements aggregating $6 million, and royalties based on retail sales. MSI has asserted substantial defenses that the products were not fit for use and has asserted counterclaims for damages, including unjust enrichment in connection with the second agreement.


     In December 2003, the Company was notified by the interactive game publisher that distributes the Company's videogames in Europe that it was terminating the license and distribution agreement as a result of the Company's failure to obtain such party's consent to the assignment of such agreement in connection with the Merger. The Company is in discussion with the publisher who has indicated an interest in entering into a new contract under revised terms, however, there can be no assurance that the Company will be successful in negotiating a new contract on acceptable terms, or at all.


     On December 17, 2003 the Company received a letter from the NASD's Market Regulation Department stating that the NASD was conducting a review of unusual trading activity in the Company's common stock between the time of the signing of the letter of intent with respect to the Merger and the date that the Company announced that a letter of intent was signed. There also appeared to have been unusual trading activity around the time of the signing of the definitive agreement for the Merger and prior to the announcement of such signing.

     By letter dated April 22, 2004, the NASD indicated that it had concluded its review and thanked the Company for its cooperation in the review. The letter indicated that the NASD referred the matter to the Securities and Exchange Commission ("SEC") for action, if any, the SEC deems appropriate. The letter concluded that "This referral should not be construed as indicating that any violations of the federal securities laws or the NASD Conduct Rules have occurred, or as a reflection upon the merits of the security involved or upon any person who effected transactions in such security." If the Company is sanctioned or otherwise held liable for this trading any such sanctions could have a material adverse effect on the Company's reputation, listing, financial condition, results of operations and liquidity. In addition, it is possible that such matters may give rise to civil or criminal actions.

     In May 2004, the Company received a letter from a warrant holder making demand that the Company repurchase for $1.75 million by June 21, 2004 warrants (issued by ConnectivCorp prior to the Merger) to purchase an aggregate of 147,182 shares at $.10 per share. Management does not believe that this put is a valid obligation and intends to contest its validity. However, if this matter proceeds to litigation there is no assurance that the Company will prevail and the cost of such litigation could be significant.


     In the opinion of management, upon the advice of counsel, the Company has made adequate provision for the potential liability, if any, arising from the above mentioned matters. However, the costs and other effects of pending or future litigation, governmental investigations, legal and administrative cases and proceedings (whether civil or criminal), settlements, judgments and investigations, claims and changes in those matters (including those matters described above), and developments or assertions by or against the Company relating to intellectual property rights and intellectual property licenses, could have a material adverse effect on the Company's business, financial condition and operating results.


7.   PREFERRED STOCK OFFERING

     On February 26, 2004, the Company completed a private placement of securities in which the Company raised approximately $25.8 million in gross proceeds from a group of institutional and accredited investors. The private placement resulted in net proceeds of approximately $21.4 million after deducting the placement agent fees and other expenses related to the private placement. In addition, the placement agent received warrants to purchase up to 268 units, exercisable for five years from the date of issuance.


     Pursuant to the terms of the private placement, the Company issued 2,583 units, each unit consisting of (i) one share of 7% convertible preferred stock, convertible into 10,000 shares of common stock and (ii) a three year warrant to purchase 10,000 shares of common stock at an exercise price of $1.00 per share.


     Each share of 7% preferred stock entitles the holder to receive a 7% cumulative dividend payable solely in shares of common stock, on an annual basis. In addition, the holders of the 7% preferred stock are entitled to share in any dividends paid on the common stock on an "as converted" basis. The holders of the 7% preferred stock are entitled to a liquidation preference equal to the amount invested per share, plus any accrued and unpaid dividends. The 7% preferred stock has voting rights on an "as-converted" basis and votes together with the common stock as one class, except as otherwise required by law. In addition, so long as 51% of the currently outstanding 7% preferred stock remains outstanding, the Company will not issue any capital stock, or securities convertible into capital stock, that is senior to the 7% preferred stock. The Company recorded a deemed dividend of $759,000 in the quarter ended April 30, 2004, relating to the beneficial conversion feature attributable to the 7% preferred stock, after taking into account the value of the warrants issued. The deemed dividend increases the loss applicable to common stockholders in the calculation of basic and diluted net loss per common share.


     Each share of 7% preferred stock will automatically convert into common stock at a conversion price of $1.00 per share at such time as the closing price of the common stock is equal to or greater than $2.50 per share for a 60 consecutive calendar day period, provided that during such 60 consecutive calendar day period, the average daily trading volume for each day is equal to or greater than 75,000 shares, and that the registration statement as to the resale of the common stock underlying the 7% preferred stock and the warrants is in effect. The Company may call the warrants issued in the private placement for $.001 per share of common stock underlying the warrants upon achievement of similar conditions as identified in the preceding sentence.

     Pursuant to the terms of the 7% preferred stock, the Company agreed within 120 days of closing of the private placement to expand the size of the Board of Directors to seven members. Four of the seven members are to be "independent," and two of those independent members are to be nominated by the holders of the 7% preferred stock, so long as 51% of the currently outstanding 7% preferred stock remains outstanding.


     The Company used $3.3 million of the net proceeds to pay certain creditors, including $2.5 million for a previously negotiated settlement amount to Atari Interactive, Inc. and approximately $2.5 million to repay portions of loans previously made to the Company by two of the Company's executive officers. In order to satisfy the remaining balance of the loans previously provided by the two executive officers, the Company agreed to issue to them, in the aggregate, 100 units. The Company used the remaining balance of the proceeds for working capital purposes. In connection with the private placement, the holders of the Series A preferred stock surrendered an aggregate of 352,112 shares of their Series A convertible preferred stock, which were convertible into 24,999,952 shares of common stock. Prior to the offering the stockholders also agreed to place 1,000,000 shares of their common stock into escrow for five years to satisfy certain claims that may arise.

     All of the former holders of the Company's Series A convertible preferred stock have agreed not to sell or otherwise dispose of any of the Company's securities held by such persons, subject to certain exceptions and without the consent of the placement agent, for a period of one year commencing upon the effectiveness of the registration statement.

     The securities sold in the private placement or issuable upon exercise or conversion of securities sold in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the

United States in the absence of an effective registration statement or exemption from registration requirements. The Company agreed to file a registration statement with the SEC, to register for resale the common stock underlying the 7% preferred stock, the warrants, and the securities underlying the placement agent's warrants, which was filed on May 25, 2004. In addition, in the event the registration statement is not declared effective by the SEC by August 23, 2004, the Company shall be obligated to pay liquidated damages to each investor, equal to 3.0% of such investor's initial investment for each 30 day period the registration statement is not declared effective.

     In accordance with Emerging Issues Task Force Issue 00-19 ("EITF 00-19"), "Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled in, a Company's Own Stock", the Company has initially accounted for the fair value of the warrants as a liability until the above mentioned registration statement is declared effective. As of the closing date of the private placement the fair value of the warrants was approximately $21 million calculated utilizing the Black-Scholes option pricing model. In addition, changes in the market value of the Company's common stock from the closing date through the effective date of the registration statement will result in non-cash charges or credits to operations to reflect the change in fair value of the warrants during this period. (The Company recorded a charge to operations of approximately $49.2 million during the three months ended April 30, 2004 to reflect the change in market value of the warrants.) At the effective date, the fair value of the warrants will be reclassified to equity.




     The assumptions used valuing the warrants include:

                                                February    April 30,
                                                26, 2004    2004
                                                --------    ----
Risk free interest rate (annual).............   2.15%       2.82%
Expected volatility..........................   30%         30%
Expected life................................   3 Years     3 Years
Assumed dividends............................   none        none


8.   INCOME TAXES


     The provision for income taxes for the six-month period ended April 30, 2004 is based on the Company's estimated annualized tax rate after giving effect to the utilization of available net operating loss carryforwards which arose prior to the Merger and are subject to annual limitations based on change of control and ownership changes, and temporary differences related to certain expenses which were recorded for financial statement purposes in the prior year and not then deductible for tax purposes.

     Prior to November 1, 2003, the Company elected to be treated as an S Corporation under the provisions of the Internal Revenue Code and as a result, income taxes were the responsibility of the individual shareholders. Effective November 1, 2003, the Company revoked its S Corporation election, and accordingly, the Company reclassified approximately $16.0 million of undistributed losses from "accumulated deficit" to "additional paid in capital".

9.   STOCK-BASED COMPENSATION ARRANGEMENTS

     On February 13, 2004, the stockholders approved a stock option plan that provides for the granting of options to purchase the Company's common stock. The plan covers employees, directors and consultants and provides for among other things, the issuance of non-qualified options and incentive stock options. As of April 30, 2004, the Company has reserved 10 million shares of common stock for issuance under the plan.

     The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and SFAS No. 148 and Emerging Issues Task Force ("EITF") Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty's performance is complete or the date on which it is probable that performance will occur. Included in the stock option grant on March 25, 2004 (See Note 3--Significant Accounting Policies) were 50,000 options for services rendered for which the Company expensed as a non cash charge to operations approximately $26,000, which is included in selling and marketing expense in the period ended April 30, 2004.

[BACK COVER]

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information or representations contained in this prospectus. We have not authorized anyone to provide information other than that provided in this prospectus. We have not authorized anyone to provide you with any information that is different. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document (or such other date as of which such information is purported to be given).


                                   61,582,000


                             Shares of Common Stock


                                 [LOGO OMITTED]


                              MAJESCO HOLDINGS INC.





                The date of this prospectus is ___________, 2004


                                   PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     We will bear all expenses, estimated at $300,000, incurred in connection with the registration of the shares offered in this registration statement under the Securities Act of 1933 and qualification or exemption of the registered shares under state securities laws for the named selling stockholders. The selling stockholders will pay all underwriting discounts and selling commissions applicable to the sale of registered shares.


          SEC registration fees                     $   31,795
          Blue sky fees and expenses*               $    5,000
          Costs of printing and engraving*          $   30,000
          Legal fees and expenses*                  $  150,000
          Accounting fees and expenses*             $   75,000
          Miscellaneous*                            $    8,205
          -----------------------                   ----------
               TOTAL*                               $  300,000
                                                    ==========
          *Estimated


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.

     We have obtained director and officer liability insurance to cover liabilities of our directors and officers that may occur in connection with their services to us, including matters arising under the Securities Act of 1933 (the "Securities Act"). Our certificate of incorporation and bylaws also provide that we will indemnify and advance expenses to, to the fullest extent permitted by the Delaware General Corporation Law, any of our directors and officers, against any and all costs, expenses or liabilities incurred by them by reason of having been a director or officer.

     Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

     There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


     We believe that the sale and issuance of the securities described in paragraphs 1 - 9 below exempt from registration under the Securities Act by virtue of satisfaction of the conditions of Section 4(2) and Regulation D promulgated thereunder. All of the issuances listed in paragraphs 1-9 below were made to accredited investors. No underwriter was involved with these transactions.


1. On March 18, 2002, we issued 1,205,000 shares of common stock to our then officers and directors in exchange for services provided to the company, and in conjunction with such issuance, recognized $22,475 of compensation expense. During the same period, we issued 500,000 shares of common stock to satisfy $42,292 of accounts payable outstanding at December 31, 2001.

2. During the quarter ended March 31, 2002, we issued 2,960,000 shares of our common stock to consultants as compensation for services rendered in connection with the letter of intent to acquire Aqua Development Corp. and in conjunction with such issuance, recognized consulting expense of $58,922.

3. During the six months ended June 30, 2002, we raised $297,500 through the issuance of 2,975,000 shares of our common stock at $0.10 per share to four of our existing shareholders and consultants.

4. During the nine months ended September 30, 2003, we raised $175,000 through the issuance of 1,750,000 shares of our common stock at $0.10 per share to various accredited investors. In addition, during such period, we issued 250,000 shares of common stock at $0.10 per share to satisfy a $25,000 loan payable.

5. During the period from October 1, 2003 through December 5, 2003, we raised $507,200 through the sale of 5,072,000 shares of common stock at $0.10 per share to accredited investors.

6. On December 5, 2003, we consummated a merger with Majesco Sales Inc. ("Majesco"), whereby CTTV Merger Corp., our wholly-owned subsidiary, merged with and into Majesco. Pursuant to the merger, the stockholders of Majesco received 15,325,000 shares of our common stock and 925,000 shares of series A convertible preferred stock in exchange for all of the issued and outstanding common stock of Majesco. On April 23, 2004, the holders of the series A convertible preferred stock converted, in the aggregate, 572,888 shares, representing all of the series A convertible preferred stock issued and outstanding immediately prior to their conversion, into 40,675,048 shares of our common stock.

7. On February 26, 2004, we raised gross proceeds of approximately $25.8 million in a private placement in which we issued to accredited investors 2,583 units, each unit consisting of (i) one share of our 7% convertible preferred stock, convertible into 10,000 shares of our common stock and
     (ii) a three year warrant to purchase 10,000 shares of our common stock at an exercise price of $1.00 per share. The net proceeds of the private placement were used as follows: (i) approximately $3.3 million to pay certain creditors, including part of a previously negotiated settlement amount to Atari Interactive, Inc.; (ii) approximately $2.5 million to repay portions of loans previously made to us by Jesse Sutton, our President and Chief Executive Officer, and Joseph Sutton, our Executive Vice President of Research & Development; and (iii) the remainder for working capital purposes. In addition, JMP Securities LLC, the placement agent, in the private placement received a warrant to purchase up to 268 units, on the same terms as such were issued to the investors.

8. During November 2003, we issued 302,000 shares of common stock to CEOcast, Inc. and 160,000 shares of common stock to Hayden Communications, Inc. at $.10 per share pursuant to consultation agreements with these firms, as compensation for services.

9. During December 2003, we issued 100,000 shares of common stock to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., pursuant to a settlement agreement, as compensation for services.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS


EXHIBIT
 NUMBER                   DESCRIPTION OF EXHIBIT
 ------                   ----------------------

    2.1 Agreement and Plan of Merger, dated as of November 10, 2003 by and among ConnectivCorp, CTTV Merger Corp. and Majesco Sales Inc. (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K, filed on December 22, 2003).

    2.2 Amendment to Agreement and Plan of Merger, dated December 5, 2003, by and among ConnectivCorp, CTTV Merger Corp. and Majesco Sales Inc. (incorporated by reference to Exhibit 2.2 to our Current Report on Form 8-K, filed on December 22, 2003).

    3.1 Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K, filed on April 16, 2002).

    3.2 Amendment to Certificate of Incorporation dated September 11, 2000 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed on September 13, 2000).

    3.3 Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Majesco Holdings Inc. (incorporated by reference to
           Exhibit 3.1 to our Current Report on Form 8-K, filed on April 27,
           2004).

    3.4 Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K, filed on April 16, 2002).

    4.1 Certificate of Designations, Preferences and Rights of 7% Cumulative Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on February 20, 2004 (incorporated by reference to
           Exhibit 4.1 to our Current Report on Form 8-K, filed on March 1,
           2004).

    4.2 Form of investor Subscription Agreement (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K, filed on March 1,
           2004).

    4.3 Form of warrant issued to investors (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K, filed on March 1,
           2004).

    4.4    Form of placement agent warrant (incorporated by reference to Exhibit
           4.4 to our Current Report on Form 8-K, filed on March 1, 2004).

    *5.1 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Registrant, with respect to the legality of securities being registered.

   *10.1 Lease Agreement, dated as of February 2, 1999, by and between 160 Raritan Center Parkway, L.L.C. and Majesco Sales Inc.

  **10.2 Xbox Publisher License Agreement, dated January 31, 2001, by and between Microsoft Corporation and Majesco Sales Inc.

  **10.3 Amendment to the Xbox Publisher Licensing Agreement, dated April 4, 2002, by and between Microsoft Corporation and Majesco Sales Inc.

  **10.4 Amendment to the Xbox Publisher Licensing Agreement (Xbox Live Distribution), dated March 17, 2003, by and between Microsoft Corporation and Majesco Sales Inc.

  **10.5 Playstation(R) 2 Licensed Publisher Agreement, dated April 1, 2000, by and between Sony Computer Entertainment America, Inc. and Majesco Sales Inc.

  **10.6 Renewal Licensed Developer Agreement, dated July 30, 2003, by and between Sony Computer Entertainment America, Inc. and Majesco Sales Inc.

  **10.7 Licensed Publisher Agreement, dated July 30, 2003, by and between Sony Computer Entertainment America, Inc. and Majesco Sales Inc.

  **10.8 License Agreement for Game Boy Advance (Western Hemisphere), dated May 10, 2001, by and between Nintendo of America, Inc. and Majesco Sales Inc.

  **10.9 License Agreement for Nintendo Gamecube (Western Hemisphere), dated January 11, 2002, by and between Nintendo of America, Inc. and Majesco Sales Inc.

    23.1   Consent of Goldstein Golub Kessler LLP

   *23.2   Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
           Exhibit 5.1)

    24.1   Powers of Attorney (See signature page)

* To be filed by amendment or as an exhibit to a report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 and incorporated by reference into this document.

** To be incorporated by reference to a Current Report on Form 8-K to be filed.


(b) FINANCIAL STATEMENT SCHEDULES

     Financial Statement Schedules are omitted because the information is included in our financial statements or notes to those financial statements.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Edison, New Jersey on July 29, 2004.


                                        MAJESCO HOLDINGS INC.

                                        By: /s/ Jesse Sutton
                                            ------------------------------------
                                            Jesse Sutton
                                            President & Chief Executive Officer


                                POWER OF ATTORNEY

     We the undersigned officers and directors of Majesco Holdings Inc., hereby severally constitute and appoint Jesse Sutton and Jan E. Chason, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

      SIGNATURE                     TITLE                               DATE
      ---------                     -----                               ----

/s/ Jesse Sutton          President and Chief Executive            July 29, 2004
---------------------     Officer (principal executive
Jesse Sutton              officer) and Director

/s/ Jan E. Chason         Chief Financial Officer                  July 29, 2004
---------------------     (principal financial and
Jan E. Chason             accounting officer)

/s/     *                 Chairman of the Board of Directors       July 29, 2004
---------------------
Morris Sutton

/s/     *                 Executive Vice President -               July 29, 2004
---------------------     Research and Development
Joseph Sutton             and Director

/s/     *                 Director                                 July 29, 2004
---------------------
Louis Lipschitz

/s/ Marc Weisman          Director                                 July 29, 2004
---------------------
Marc Weisman


* By executing his name hereto, Jesse Sutton is signing this document on behalf of the persons indicated above pursuant to the powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.

By: /s/ Jesse Sutton
   --------------------
   Jesse Sutton
   Attorney-in-fact